As filed with the Securities and Exchange Commission on September 19, 2011
Registration No. 333-164760

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
 TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA CARBON GRAPHITE GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	2721	98-0550699
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Xinghe Xingyong Carbon Co., Ltd.
787 Xicheng Wai
Chengguantown
Xinghe County
Inner Mongolia, China
(+86) 474-7209723

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Resident Agents of Nevada, Inc.
711 S. Carson Street, Suite 4
Carson City, Nevada 89701
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher S. Auguste, Esq.
Bill Huo, Esq.
Ari Edelman, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of Americas
New York, New York 10036
(212) 715-9100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the Registrant.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

On February 8, 2010, the registrant filed a registration statement with the Securities and Exchange Commission on Form S-1 (Registration No. 333-164760), which was declared effective by the Commission on March 17, 2010 (as amended, the “Form S-1”), to register for resale by the selling stockholders named in the prospectus up to 3,596,725 shares of the registrant’s common stock, $0.001 par value, held by the selling stockholders named in the prospectus.

The registrant is filing this Post-Effective Amendment No. 3 to the Form S-1 in order to update the Form S-1 to (i) include the registrant’s unaudited financial statements for the three and six months ended June 30, 2011 and related disclosure for such periods and (ii) update the section captioned “Selling Stockholders” contained herein to reflect sales or dispositions of our common stock by the selling stockholders.

No additional securities are being registered. All filing fees payable in connection with the filing of the Form S-1 were previously paid at the time of the initial filing of the Form S-1.

PROSPECTUS

Subject to completion, dated September 19, 2011

CHINA CARBON GRAPHITE GROUP, INC.

1,153,860 Shares of Common Stock

     This prospectus relates to an aggregate of 1,153,860 shares of common stock, par value $0.001 per share, of China Carbon Graphite Group, Inc., a Nevada corporation, that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

•	449,660 shares of our common stock issuable, or issued, upon the conversion of the Series B Convertible Preferred Stock issued to the selling stockholders named in this prospectus; and

•	704,200 shares of our common stock issuable, or issued, upon the exercise of the warrants issued to the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales of any shares of common stock by the selling stockholders. We may, however, receive proceeds of up to approximately $0.9 million from the exercise of warrants held by the selling stockholders if and when such warrants are exercised in exchange for cash.

Our common stock is quoted on the OTC Bulletin Board, or OTC, under the symbol “CHGI.OB”. The closing price for our common stock on August 31, 2011 was $1.10 per share, as reported on the OTC.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. No person may sell the securities described in this document until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and no person named in this prospectus is soliciting offers to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is  September ___, 2011

PROSPECTUS SUMMARY

The following summary highlights some of the information contained in this prospectus, and it may not contain all of the information that is important to you in making an investment decision. You should read the following summary together with the more detailed information regarding our company and the common stock being sold by the selling stockholders in this offering, including the “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in this prospectus.

The Company

Overview of Our Business

We are engaged in the manufacture of graphite-based products in the People’s Republic of China.  Our products are used in the manufacturing process for other products, particularly non-ferrous metals and steel, and are incorporated in various types of products or processes, such as atomic reactors.  We currently manufacture and sell primarily the following types of graphite products:

•	Graphite electrodes;

•	fine grain graphite; and

•	high purity graphite.

Based on information we receive about our industry in the course of our business, we believe that we are the largest wholesale supplier of fine grain graphite and high purity graphite in China and one of China’s largest producers and suppliers of graphite products overall.  Approximately 40% of our products are sold directly to end users in China, primarily consisting of steel manufacturers.  All other sales are made to over 200 distributors located throughout 22 provinces in China. Our distributors then sell our products to end customers both in China and in foreign countries, including, among others, Japan, the United States, Spain, England, South Korea and India. In 2010, our revenues and profits improved from 2009 due to an increase in demand for our products due to improved market conditions, increased sales prices and an increase in our production capacity.

Our Growth Strategy

In 2011, our primary strategy is to double our current production capacity following the interior construction of, and installation of equipment, in our new facility, to seek to acquire and vertically integrate a local natural graphite mine, and to continue to improve gross profits by further adjusting our product mix toward higher margin products.  Our long-term strategy is to:

•	initiate production and sales of ultra-high graphite electrodes with a diameter ranging from 600 to 800mm;

•	increase production capacity of our existing fine grain graphite and high-purity graphite products;

•	vertically integrate raw material providers with the objective of becoming a vertically integrated leader in the Chinese graphite industry;

•	improve our gross profits by continuing to focus on higher margin products such as ultra high graphite electrodes, fine grain graphite and high purity graphite; and

•	develop isostatic graphite, including solar, nuclear and semiconductor products.

We believe that the profit margin on isostatic graphite products would be significantly higher than the profit margins of our current line of products. There are currently 13 nuclear power plants in China, with 25 more plants currently under construction.  Each of China’s 13 operating nuclear power reactors requires at least 10,000 tons of nuclear graphite every year. These power plants currently purchase their nuclear graphite from manufacturers in foreign countries, including Japan, Germany and the United States, which involves greater costs than purchasing from local Chinese companies.  We know of only one graphite manufacturer in China that currently produces nuclear graphite that meets the specifications of these power plants. Only graphite rods with a diameter of more than 840 millimeters and a purity of more than 99.9999% may be used in nuclear power reactors. To date, we have produced only samples that meet these standards.  The largest graphite that we currently produce in large quantities that contains such a high level of purity has a diameter of 600 millimeters.

In January 2011, we completed the exterior construction of a production plant, whose annual production capacity is expected to be 30,000 tons.   We have installed a 4200-ton compressor and 36 annular kilns as of June 30, 2011 and are currently testing this equipment. In addition, the new baking plant will have 36 furnaces, totaling 160 meters in length.  The baking plant is expected to go online later this month and testing at the extrusion press plant is expected to be finished by September 2011, with operations expected to begin shortly thereafter, subject to potential further delays in the installation of equipment, the hiring of additional employees, orders from customers, or other delays involved in construction, installation or production in a new facility. The new plant is expected to be used to manufacture a new product, ultra high power graphite electrodes with a diameter ranging from 600 to 800mm, along with existing fine grain and high-purity graphite products. The industrial applications of the products to be manufactured in the new facility include aerospace, defense, automotive and clean tech end products currently carries the greatest demand of all forms of graphite. We believe that this expansion will make us China's first domestic producer of 800 mm diameter ultra high power electrodes and will further strengthen the Company's leading position in China's fine grain graphite market. After the expansion, the Company is expected to have an annual production capacity of 60,000 tons. The Company is currently operating at 100% production capacity of 30,000 tons annually.

Some of our future expansion plans, including the expansion of our product offerings to include nuclear, solar and semiconductor products and pursuing an acquisition, would likely require us to obtain additional funds from equity or debt markets, or to borrow additional funds from local banks.  We currently have no commitments from any financing source.  There is no assurance that we will be able to raise any funds on terms favorable to us, or at all.  In the event that we issue shares of equity or convertible securities, holdings of our existing stockholders would be diluted.  In addition, there is no assurance that we will successfully manage and integrate the production and sale of new products.

Organizational Structure

We were incorporated in Nevada on February 13, 2003 as Achievers Magazine, Inc.  On December 14, 2007, we completed a reverse merger transaction with Talent International Investment Limited, or Talent, a company incorporated in the British Virgin Islands, on February 1, 2007.  Following the reverse merger, our name was changed to China Carbon Graphite Group, Inc.

As a result of the reverse merger, we wholly own Talent.  Talent wholly owns Xinghe Yongle Carbon Co., Ltd., or Yongle, a wholly foreign owned enterprise organized under the laws of the PRC on September 18, 2007.  On December 14, 2007, Yongle executed a series of exclusive contractual agreements with Xinghe Xingyong Carbon Co., Ltd., or Xingyong, an operating company organized under the laws of the PRC in December 2001, pursuant to which we have the ability to substantially influence Xingyong’s daily operations and affairs.  These agreements are described below under “Our Business – Organizational Structure.”

Summary of the Offering

Common stock offered by selling stockholders
The selling stockholders are offering an aggregate of 449,660 shares of our common stock, par value $0.001 per share, issuable, or issued, upon the conversion of shares of Series B Convertible Preferred Stock, par value $0.001 per share and an aggregate of 704,200 shares of our common stock issuable, or issued, upon the exercise of warrants held by the selling stockholders. This number represents in the aggregate approximately 4.8% of the outstanding shares of our common stock as of the date of this prospectus. (1)

Common stock to be outstanding immediately after this offering	22,797,858 shares(2)

Proceeds to us
We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.  However, we may receive up to an aggregate of approximately $0.9 million from the exercise of warrants held by the selling stockholders if and when such warrants are exercised in exchange for cash.  We will use any such proceeds for general working capital purposes.

(1) Based on 22,797,858 shares of common stock outstanding as of August 31, 2011 and the issuance of 449,660 shares of our common stock upon the conversion of all Series B Preferred Stock held by the selling stockholders as of such date, and the issuance of 704,200 shares of our common stock upon the exercise of all the warrants held by the selling stockholders on such date.

(2) Does not include 1,229,200 shares of our common stock issuable upon the exercise of outstanding warrants.

Risks Affecting Our Business

We are subject to a number of risks, which you should be aware of before deciding to purchase the securities in this offering.  These risks, which are summarized below and are described in more detail below under the heading “Risk Factors,” include, but are not limited to, the following:

•	Risks related to our capital structure and the ownership of our operating company;
•	Inability to raise capital or make acquisitions to fuel our growth;

•	Inability to pay off loans if payment is demanded at maturity;
•	The current global economic and financial crisis;

•	Credit risk with respect to our accounts receivable;
•	Potential inability to secure necessary raw materials in sufficient quantities, and fluctuations in raw material prices;

•	Inability to effectively manage rapid growth;
•	Potential loss of key members of our senior management; and

•	Potential failure to have complied with PRC regulations regarding our restructuring.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth below in the section entitled “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

Our executive offices are located at c/o Xinghe Xingyong Carbon Co., Ltd., 787 Xicheng Wai, Chengguantown, Xinghe County, Inner Mongolia, China, and our telephone number is +(86) 474-7209723. We maintain a website at http://www.chinacarboninc.com.  Information contained in our website shall not be deemed to be a part of this prospectus.

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto, before deciding to invest in our common stock. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our company. If any of the following risks occur, our business, financial condition and results of operations, and the value of our common stock, could be materially and adversely affected.

Risks Related to Our Corporate Structure

We control Xingyong through a series of contractual arrangements, which may not be as effective in providing control over the entity as direct ownership and may be difficult to enforce.

We operate our business in the PRC through our variable interest entity, Xingyong. Xingyong holds the licenses, approvals and assets necessary to operate our business in the PRC. We have no equity ownership interest in Xingyong and rely on contractual arrangements with Xingyong and its shareholders that allow us to substantially control and operate Xingyong. These contractual arrangements may not be as effective as direct ownership in providing control over Xingyong because Xingyong or its shareholders could breach the arrangements.

Our contractual arrangements with Xingyong are governed by PRC law. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. If Xingyong or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs to enforce such arrangements and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages.

The legal environment in the PRC is not as developed as in the United States and uncertainties in the Chinese legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, our business, financial condition and results of operations could be materially and adversely affected.

If the PRC government determines that the contractual arrangements through which we control Xingyong do not comply with applicable regulations, our business could be adversely affected.

Although we believe our contractual relationships through which we control Xingyong comply with current licensing, registration and regulatory requirements of the PRC, we cannot assure you that the PRC government would agree, or that new and burdensome regulations will not be adopted in the future.

China’s Ministry of Commerce recently issued the Measures on the Security Review System of Foreign Investors Merging and Acquiring Domestic Enterprises (Announcement No. 53), which states that a company may not circumvent the extensive national security review process for foreign investors seeking to acquire a local enterprise or an asset, which review was mandated by the PRC General Office of the State Council pursuant to Circular 6, through the use of control arrangements, such as those commonly used in a variable interest entity structure.  Circular 6 gives the PRC government broad powers to: (1) define what transactions may affect national security interests, (2) prevent transactions from taking place that are deemed to be detrimental to national security interests, and (3) change the terms of a transaction or even cancel it to mitigate any potential national security threats.  Circular 6 applies to foreign acquisitions of domestic interests in the military sector, including any enterprises that are near key or sensitive military facilities, and other entities related to China’s national defense. Circular 6 also regulates foreign investors who acquire control over domestic enterprises in industries deemed to have a significant connection to China’s national security, such as agricultural products, energy, resources, infrastructure, transportation services, technology, and heavy equipment manufacturing.

If the PRC government determines that our structure or operating arrangements do not comply with applicable law, including Circular 6 and Announcement No. 53 , it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

The controlling shareholder of Xingyong has potential conflicts of interest with us, which may adversely affect our business.

Affiliates of the controlling shareholder of Xingyong, Mr. Denyong Jin, are also beneficial holders of our common shares. Mr. Jin holds a larger interest in Xingyong when compared to the beneficial ownership of his affiliates in our shares. Conflicts of interest between these dual relationships may arise. We cannot assure you that when conflicts of interest arise, Mr. Jin will act in the best interests of the Company or that conflicts of interest will be resolved in our favor. In addition, Mr. Jin may breach or cause Xingyong to breach or refuse to renew the existing contractual arrangements that allow us to receive economic benefits from Xingyong. We rely on Mr. Jin to act in good faith and in the best interests of the Company, and not use his positions for personal gain. If we cannot resolve any conflicts of interest or disputes between us and Mr. Jin, we would have to rely on legal proceedings, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

Since the payments we receive from Xingyong are subject to annual negotiation, we may not be entitled to receive all of Xingyong’s net income in the future.

Pursuant to the business operations agreement between Yongle and Xingyong, Xingyong is obligated to pay between 80% and 100% of its net income to Yongle, subject to annual negotiation. Although Xingyong paid 100% of its net income to Yongle in 2008, 2009 and 2010, there is no assurance that it will continue to do so in the future. Dengyong Jin, our former chief executive officer, owns Xingyong. Mr. Jin and his family members also control Sincere Investment (PTC), Ltd., or Sincere, our controlling stockholder.  Our profitability would be affected if the percentage of Xingyong’s net income that is payable to us would be decreased.

To manage our business effectively and to continue to generate significant profits, we need to continue to improve our operational, financial and management controls. These system enhancements and improvements may require significant capital expenditures and management resources. Failure to implement these improvements could impair our ability to manage our business and could result in a further deterioration of our financial position and the results of our operations.

Risks Related to Our Business

If our lenders demand payment when our loans are due, we may have difficulty in making payments, which could impair our ability to continue operating our business.

At December 31, 2010 and June 30, 2011, we had short-term bank loans of approximately $33.3 million and $39.14 million, respectively.   These bank loans, which are secured by a lien on our fixed assets and land use rights, are due between August 2011 and June 2012, including approximately $32 million owed to the Construction Bank of China. Historically, we have generally rolled over our short-term loans when they became due.  However, we cannot assure you that our lenders, including the Construction Bank of China, will not demand payment on the maturity date of these loans.  If the lenders demand payment when due, we may not be able to obtain the necessary funds to pay off these loans, which could result in the imposition of penalties such as a 50% increase in interest rates and a request from the banks for additional security for the loans. Our cash reserves, which at June 30, 2010 were $10.63 million, are insufficient to pay off our loans when due.

We will require additional financing to implement our expansion plans, which funds may not be available to us on favorable terms, or at all.  Without additional funds, we may not be able to maintain or expand our business.

Some of our expansion plans, including the expansion of our product offerings to include nuclear, solar and semiconductor products and pursuing an acquisition, would likely require us to obtain additional funds from equity or debt markets, or to borrow additional funds from local banks.  We currently have no commitments from any financing source.  There is no assurance that we will be able to raise any funds on terms favorable to us, or at all.  In the event that we issue shares of equity or convertible securities, holdings of our existing stockholders would be diluted.

An increase in the cost of raw materials will affect our profit if we are unable to pass along the cost to our customers.

We purchase all of our raw materials from domestic Chinese suppliers. Because we do not have any long-term contracts with our suppliers, any increase in the prices of our raw materials would affect the price at which we can sell our products. If we are not able to pass on increased costs to our customers, we would be unable to maintain our profit margins. Raw material prices increased significantly in 2010 and the first half of 2011 and we anticipate this trend to continue in  the remainder of 2011.

In times of decreasing prices, we may have to sell our products at prices, which are lower than the prices at which we purchased our raw materials. Furthermore, PRC regulations grant broad powers to the government to adjust prices of raw materials and manufactured products.  Although the government has not imposed price controls on our raw materials or our products, it is possible that price controls may be implemented in the future, thereby affecting our results of operations and financial condition.

As we expand our operations, we may need to establish a more diverse supplier network for our raw materials.  The failure to secure a more diverse and reliable supplier network could have an adverse effect on our financial condition.

In 2010, we purchased almost all of our raw materials from a small number of suppliers.  As we increase the scale of our production, we may need to establish a more diverse supplier network, while attempting to continue to leverage our purchasing power to obtain favorable pricing and delivery terms.  However, in the event that we need to diversify our supplier network, we may not be able to procure a sufficient supply of raw materials at a competitive price, which could have an adverse effect on our results of operations, financial condition and cash flows.

Furthermore, despite our efforts to control our supply of raw materials and maintain good relationships with our existing suppliers, we could lose one or more of our existing suppliers at any time.  The loss of one or more key suppliers could increase our reliance on higher cost or lower quality supplies, which could negatively affect our profitability.  Any interruptions to, or decline in, the amount or quality of our raw materials supply could materially disrupt our production and adversely affect our business, financial condition and financial prospects.

Delays in the expansion of our facilities or in building new facilities may affect our costs and results of operations.

As part of our strategy to increase our market share and improve our competitiveness through greater economies of scale, we are expanding, and may in the future further expand, our existing production facilities or build one or more production facilities. The expansion or construction of a production facility involves various risks. These risks include engineering, construction, regulatory and other significant challenges that may delay or prevent the successful operation of the project or significantly increase our costs. Our ability to complete successfully any expansion or new construction project on time is also subject to financing and other risks. We may be adversely affected because we may not be able to complete any expansion or new construction project on time or within budget or we may be required by market conditions or other factors to delay the initiation of construction or the timetable to complete new projects or expansions.  Furthermore, our new or modified facilities may not operate at designed capacity or may cost more to operate than we expect.  In addition, we may not be able to sell our additional production at attractive prices or we may not have the cash or be able to acquire financing to implement our growth plans.

We plan to expand our business by acquiring one or more companies.  Any such acquisition may disrupt, or otherwise have a negative impact on, our business operations.

We intend to expand our business through acquisitions, with the objective of becoming a vertically integrated leader in the Chinese graphite industry. However, we may not be successful in these efforts.  For example, a potential acquisition of Chiyu Carbon, with whom we signed a letter of intent in 2010, is not likely to be consummated in 2011, if at all.

In the event that we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect that any such expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations for potential acquisitions could disrupt our ongoing business, distract our management and employees and cause us to incur significant expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies, including disclosure controls and financial controls;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the acquisition strategy will likely require additional equity or debt financing, resulting in additional leverage or dilution of ownership;

•
the effect of any government regulations which relate to the business acquired, including any additional costs resulting from the failure of the acquired company to comply with governmental regulations; and

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks, and our results of operations could be adversely affected.

A large percentage of our revenues depends on a limited number of distributors, the loss of one or more of which could materially adversely affect our operations and revenues.

Our revenue is dependent in large part on significant orders from a limited number of distributors, who may vary from period to period. During the year ended December 31, 2010, four distributors accounted for approximately $19.1 million, or 62.0%, of our revenue, and during the year ended December 31, 2009, two distributors accounted for approximately $6.4 million, or 42.0% of our revenue. Two distributors were a principal distributor in both the year ended December 31, 2010 and the year ended December 31, 2009 and accounted for approximately $12.4 million, or 40.0%, of our sales for the year ended December 31, 2010 and $6.4 million, or 42.0%, of our sales for the year ended December 31, 2009. We do not have long-term contracts with these distributors. Demand for our products depends on a variety of factors including, but not limited to, the financial condition of our distributors, the end users of our products and their customers, and general economic conditions. If sales to any of our large distributors are substantially reduced for any reason, as occurred during the recent economic downturn, such reduction may have a material adverse effect on our business, financial condition and results of operations.

If the PRC government closes our facilities in the future, even temporarily, our financial condition may be materially affected.

The Chinese government closed our facilities for a period of almost two months during the third quarter of 2008 as part of the Chinese government’s program to reduce air pollution during the Olympics. No compensation was received for the closure. This shutdown reduced our sales in the first quarter of 2009 because it takes about three months to six months to produce graphite products. If the PRC government closes our facilities in the future, even temporarily, our financial condition may be materially affected.

If our competitors sell higher quality products or similar products at a lower price, or if they are otherwise more successful in penetrating the market, our financial condition would be affected.

We face competition from both Chinese and international companies, many of which are better known and have greater financial resources than us. Many of the international companies, in particular, have longer operating histories and have more established relationships with customers and end users. If our competitors are successful in providing similar or better graphite products or provide graphite products at a lower price than we offer our products, or if they are otherwise more successful in penetrating the market, we could experience a decline in demand for our products, which would negatively impact our sales and results of operations.

Because the end users of graphite products seek products that incorporate the latest technological development, including increased purity, our failure to offer such products could impair our ability to market our products.

Our products are either used in the manufacturing process for other products, particularly metals, or for incorporation in various types of products or processes. The end users typically view both the purity of the graphite and the bend strength, compression strength, resistivity, bulk density and porosity of graphite as key factors in making a decision as to which products to purchase. Accordingly, our failure or inability to offer products manufactured with the most current manufacturing technology could adversely affect our sales.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products.

Our trade secrets and patent are important assets for us. Our intellectual property consists of one patent, trade secrets relating to the design and manufacture of graphite products and our customer lists. Various events outside of our control pose a threat to our intellectual property rights as well as to our products. Effective intellectual property protection may not be available in China and other countries in which our products are sold. Intellectual property rights in China are still developing, and there are uncertainties involved in the protection and the enforcement of such rights.

Also, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete.

We depend on third party distributors over whom we have no control to market our products to end users in international markets.

Although the market for graphite products is international and many of the end users of our products are located outside of the PRC, most of our direct sales are made to distributors and customers in the PRC. We do not have any offices outside of the PRC, and we depend on distributors based in the PRC, over whom we have no control, to sell our products in the international market. Any problems encountered by these third parties, including potential violations of laws of the PRC or other countries, may affect their ability to sell our products, which would, in turn, affect our net sales.

Because our contracts are made pursuant to individual purchase orders, and not long-term agreements, the results of our operations can vary significantly from quarter to quarter.

We sell our products pursuant to purchase orders and, with the exception of one customer, whose purchases are not material to our overall revenues, we do not have long-term contracts with any distributors or customers. As a result, we must continually seek new customers and new orders from existing customers. As a result, we cannot assure you that we will have a continuing stream of revenue from any customer. Our failure to generate new business on an ongoing basis would materially impair our ability to operate profitably.

We rely on highly skilled personnel and, if we are unable to hire or retain qualified personnel, we may not be able to grow effectively.

Our performance largely depends on the talents and efforts of highly skilled individuals, including our executive officers and Mr. Denyong Jin, the chief executive officer of Xingyong and our former chief executive officer. We do not have employment agreements with any of our executive officers or with Mr. Jin. Our future success depends on our continuing ability to retain these individuals and to hire, develop, motivate and retain other highly skilled personnel for all areas of our organization.

Because we consume significant amounts of electricity, any failure or interruption in electricity services could harm our ability to operate our business.

Our systems are heavily reliant on the availability of electricity. If we were to experience a major power outage, we would have to rely on back-up generators. These back-up generators may not operate properly and their fuel supply could be inadequate during a major power outage. This could result in a disruption of our business.

If we fail to obtain all required licenses, permits, or approvals, we may be unable to expand our operations.

Before we develop certain new products, we must obtain a variety of approvals from local and municipal governments in the PRC. Our products may also be required to comply with the regulations of foreign countries into which they are ultimately sold. There is no assurance that we will be able to obtain all required licenses, permits, or approvals from these government authorities. If we fail to obtain all required licenses, permits or approvals, we may be unable to expand our operations.

Compliance with existing and future environmental laws and regulations could have a material adverse effect on our operations and financial condition.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes, noise and safety. We cannot assure you that we are able to comply with these regulations at all times, as the Chinese environmental legal requirements are evolving and becoming more stringent. If the Chinese national government or local governments impose more stringent regulations in the future, we may have to incur additional, and potentially substantial, costs and expenses in order to comply with such regulations, which may negatively affect our results of operations. For instance, during 2009, we incurred significant expenditures for environmental improvements required by new government regulations. In addition, if we fail to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and be subject to claims for damages that may require us to pay substantial fines or have our operations suspended or even be forced to cease operations.

Risks Related to Doing Business in the People’s Republic of China

Our business operations take place primarily in the People's Republic of China. Because Chinese laws, regulations and policies are changing, our Chinese operations face several risks summarized below.

Limitations on Chinese economic market reforms may discourage foreign investment in Chinese businesses.

The value of investments in Chinese businesses could be adversely affected by political, economic and social uncertainties in China. The economic reforms in China in recent years are regarded by China's central government as a way to introduce economic market forces into China. Given the overriding desire of the central government leadership to maintain stability in China amid rapid social and economic changes in the country, the economic market reforms of recent years could be slowed, or even reversed.

Any change in policy by the Chinese government could adversely affect investments in Chinese businesses.

Changes in policy could result in imposition of restrictions on currency conversion, imports or the source of supplies, as well as new laws affecting joint ventures and foreign-owned enterprises doing business in China. Although China has been pursuing economic reforms, events such as a change in leadership or social disruptions that may occur upon the proposed privatization of certain state-owned industries, could significantly affect the government's ability to continue with its reform.

We face economic risks in doing business in China because the Chinese economy is more volatile than other countries.

As a developing nation, China's economy is more volatile than those of developed Western industrial economies. It differs significantly from that of the U.S. or a Western European country in such respects as structure, level of development, capital reinvestment, legal recourse, resource allocation and self-sufficiency. Only in recent years has the Chinese economy moved from what had been a command economy through the 1970s to one that during the 1990s encouraged substantial private economic activity. In 1993, the Constitution of China was amended to reinforce such economic reforms. The trends of the 1990s indicate that future policies of the Chinese government will emphasize greater utilization of market forces. For example, in 1999 the Government announced plans to amend the Chinese Constitution to recognize private property, although private business will officially remain subordinate to state-owned companies, which are the mainstay of the Chinese economy. However, we cannot assure you that, under some circumstances, the government's pursuit of economic reforms will not be restrained or curtailed. Actions by the central government of China could have a significant adverse effect on economic conditions in the country as a whole and on the economic prospects for our Chinese operations.

PRC regulations relating to acquisitions of PRC companies by foreign entities may limit our ability to acquire PRC companies and adversely affect the implementation of our strategy as well as our business and prospects.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations.

On May 31, 2007, SAFE issued another official notice known as “Circular 106,” which requires the owners of any Chinese company to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China.

If we decide to acquire a PRC company, we cannot assure you that we or the owners of such company, as the case may be, will be able to complete the necessary approvals, filings and registrations for the acquisition. This may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects. In addition, if such registration cannot be obtained, our company will not be able to receive dividends declared and paid by our subsidiaries in the PRC and may be forbidden from paying dividends for profit distribution or capital reduction purposes.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.

The change in value of the RMB against the United States dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the Chinese government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in the appreciation of the RMB against U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the Chinese government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. As approximately 90% of our costs and expenses are denominated in RMB, the revaluation in July 2005 and potential future revaluation has and could further increase our costs. In addition, as we rely entirely on dividends paid to us by our operating subsidiaries, any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any of our dividends payable on our ordinary shares in foreign currency terms.

Capital outflow policies in the PRC may hamper our ability to remit income to the United States.

The PRC has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital and as a result we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the United States or to our stockholders.

China’s foreign currency control policies may impair the ability of our Chinese operating company to pay dividends to us.

Since our operations are conducted through our Chinese operating company, we rely on dividends and other distributions from our Chinese operating company to provide us with cash flow to pay dividends or meet our other obligations. Any dividend payment will be subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency’s approval and supervision as well as the foreign exchange control. Current regulations in China would permit our operating company to pay dividends to us only out of accumulated distributable profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our operating company will be required to set aside at least 10% (up to an aggregate amount equal to half of our registered capital) of its accumulated profits each year for employee welfare. Such cash reserve may not be distributed as cash dividends. In addition, if our operating company in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. The inability of our operating company to pay dividends or make other payments to us may have a material adverse effect on our financial condition.

Because our funds are held in banks that do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Since we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type that would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment. We have not obtained fire, casualty and theft insurance, and there is no insurance coverage for our raw materials, goods and merchandise, furniture and buildings in China. Any losses incurred by us will have to be borne by us without any assistance, and we may not have sufficient capital to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects.

The Chinese legal and judicial system may negatively impact foreign investors because the Chinese legal system is not yet comprehensive.

In 1982, the National Peoples Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in China. However, China's system of laws is not yet comprehensive. The legal and judicial systems in China are still under development, and enforcement of existing laws is inconsistent. Many judges in China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the Chinese judiciary is relatively inexperienced in enforcing the laws that exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. China's legal system is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may shift to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. We cannot assure you that a change in leadership, social or political disruption, or unforeseen circumstances affecting China's political, economic or social life, will not affect the Chinese government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

The practical effect of the People’s Republic of China’s legal system on our business operations in China can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the general corporation laws of the several states. Similarly, the accounting laws and regulations of the People’s Republic of China mandate accounting practices that are not consistent with U.S. Generally Accepted Accounting Principles. China's accounting laws require that an annual "statutory audit" be performed in accordance with People’s Republic of China’s accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People’s Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. Second, while the enforcement of substantive rights may appear less clear than United States procedures, Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies, which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Generally, the Articles of Association provide that all business disputes pertaining to Foreign Invested Enterprises are to be resolved by the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm, Sweden, applying Chinese substantive law. Any award rendered by this arbitration tribunal is, by the express terms of the respective Articles of Association, enforceable in accordance with the "United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958)." Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

Because our principal assets are located outside of the United States and some of our directors and all of our executive officers reside outside of the United States, it may be difficult for you to enforce your rights based on the United States Federal securities laws against us and our officers and directors in the United States or to enforce judgments of United States courts against us or them in the People's Republic of China.

Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed a New Enterprise Income Tax Law, or the New EIT Law, which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with de facto management bodies within China is considered a resident enterprise, meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. In addition, a circular issued by the State Administration of Taxation on April 22, 2009 clarified that dividends and other income paid by such resident enterprises will be considered to be PRC source income and subject to PRC withholding tax. This recent circular also subjects such resident enterprises to various reporting requirements with the PRC tax authorities.

Although substantially all of our management is currently located in the PRC, it remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises. We do not currently consider our company to be a PRC resident enterprise. However, if the PRC tax authorities determine that we are a resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as tax-exempt income, we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC authorities which enforce the withholding tax have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, dividends paid to shareholders with respect to their shares of our common stock or any gains realized from transfer of such shares may generally be subject to PRC withholding taxes on such dividends or gains at a rate of 10% if the shareholders are deemed to be a non-resident enterprise or at a rate of 20% if the shareholders are deemed to be a non-resident individual.

It may be difficult for our stockholders to affect service of process against our subsidiaries or our officers and directors.

Our operating subsidiaries and substantially all of our assets are located outside of the United States. You will find it difficult to enforce your legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the People's Republic of China and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the courts of the People's Republic of China may be very difficult. In addition, it is unclear if extradition treaties in effect between the United States and the People's Republic of China would permit effective enforcement against us or those of our officers and directors that reside outside the United States of criminal penalties, under the United States Federal securities laws or otherwise.

The Chinese economy is evolving and we may be harmed by any economic reform.

Although the Chinese government owns the majority of productive assets in China, during the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity.  Because these economic reform measures may be inconsistent or ineffectual, we are unable to assure you that:

•	We will be able to capitalize on economic reforms;

•	The Chinese government will continue its pursuit of economic reform policies;

•	The economic policies, even if pursued, will be successful;

•	Economic policies will not be significantly altered from time to time; and

•	Business operations in China will not become subject to the risk of nationalization.

Since 1979, the Chinese government has reformed its economic systems.  Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refinement and readjustment process may negatively affect our operations.

Price inflation in China could affect our results of operation if we are unable to pass along raw material price increases to our customers.

Inflation in China has recently increased. Reports indicate that inflation in China increased to a 28-month high in November 2010. Because we purchase raw materials from suppliers in China, price inflation has recently caused an increase in the cost of our raw materials.  Price inflation could affect our results of operation if we are unable to pass along raw material price increases to customers.  Similarly, the cost of the ongoing construction of our new facility and the installation of our equipment may increase as a result of these recent inflationary trends, which are expected to continue in the near future.  In addition, if inflationary trends continue in China, China could lose its competitive advantage as a low-cost manufacturing venue, which could in turn lessen some of the competitive advantages of our being based in China. Accordingly, inflation in China may weaken our competitiveness domestically or in international markets.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time to time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our reputation or our business, financial condition and results of operations.

Risks Related to our Common Stock

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting.

During our assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, we identified significant deficiencies related to (i) the U.S. GAAP expertise of our internal accounting staff, (ii) our internal audit functions and, and (iii) a lack of segregation of duties within accounting functions. We cannot assure you that, when our independent auditors are required to attest to our internal controls, that they will agree with our analysis or will not have identified other material weaknesses in our internal controls or disclosure controls.

Our reporting obligations as a public company place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective -internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will continue to incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

There is a limited market for our common stock, which may make it difficult for you to sell your stock.

Our common stock trades on the OTC Bulletin Board under the symbol CHGI.OB. There is a limited trading market for our common stock and at times there is no trading in our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock. Further, many brokerage firms will not process transactions involving low price stocks, especially those that come within the definition of a “penny stock.” If we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock, and the market value of our common stock would likely decline.

If a more active trading market for our common stock develops, the market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

•	quarterly variations in our revenues and operating expenses;

•	developments in the financial markets and worldwide economies;

•	announcements of innovations or new products or services by us or our competitors;

•	announcements by the PRC government relating to regulations that govern our industry;

•	significant sales of our common stock or other securities in the open market.

•	variations in interest rates;

•	changes in the market valuations of other comparable companies; and

•	changes in accounting principles.

In addition, the market for Chinese companies that went public in the U.S. through a reverse merger, such as ours, is currently extremely volatile due primarily to recent allegations and, in some instances, findings of fraud among some of these companies.  If a stockholder were to file a class action suit against us following a period of volatility in the price of our securities, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to such litigation, which could harm our business and reputation.

We have not paid dividends in the past and do not expect to pay dividends to our common stock holders for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. The certificate of designation for the Series A Preferred Stock prohibits us from paying dividends to the holders of our common stock while the Series A Preferred Stock is outstanding. There are currently no shares of Series A Preferred Stock outstanding.  To the extent that we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our board of directors has the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights that could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share and could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Without the consent of the holders of 75% of the outstanding shares of Series A Preferred Stock, we may not alter or change adversely the rights of the holders of the Series A Preferred Stock or increase the number of authorized shares of Series A Preferred Stock, create a class of stock which is senior to or on a parity with the Series A Preferred Stock, amend our certificate of incorporation in breach of these provisions or agree to any of the foregoing. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock and the certificate of designation relating to the Series A Preferred Stock restricts our ability to issue additional series of preferred stock, we may issue such shares in the future.

Transactions engaged in by our principal stockholder may have an adverse effect on the price of our stock.

We do not know what plans, if any, Sincere has with respect to its ownership of our stock. In the event that Sincere sells a substantial number of shares of our common stock, such sales could have the effect of lowering our stock price. The perceived risk associated with the possible sale of a large number of shares by this stockholder, or the adoption of significant short positions by hedge funds or other significant investors, could cause some of our stockholders to sell their stock, thus causing the price of our stock to further decline.

Risks Related To the Offering

When the registration statement of which this prospectus forms a part becomes effective, there will be a significant number of shares of our common stock eligible for sale, which could depress the market price of our stock.

Following the effectiveness of the registration statement of which this prospectus forms a part, an aggregate of approximately 1.2 million shares of our common stock underlying shares of Series B Preferred Stock and warrants which are currently restricted will be eligible for resale to the public market without restriction, which could harm the market price of our stock.  Furthermore, the selling stockholders may be eligible to sell their shares of our common stock even if the registration statement of which this prospectus forms a part is not then effective, pursuant to Rule 144, and such sales may harm the market price of our stock.

The exercise of outstanding shares of preferred stock and warrants issuable for shares of our common stock may cause dilution to existing shareholders.

There are currently 449,660 shares of Series B Preferred Stock outstanding , which are convertible, in the aggregate, into 449,660 shares of our common stock.  There are currently warrants outstanding to purchase up to an aggregate of 1,229,200 shares of our common stock.  The expiration dates of these warrants range from December 2012 to January 2015.  The exercise price of these warrants ranges from $1.30 to $2.00 per share, subject to adjustment.  If holders of these shares of preferred stock or warrants convert or exercise such securities in exchange for shares of our common stock, such transactions may have a dilutive effect on the stock ownership of existing shareholders and may harm the market price of our stock.  Furthermore, if we were to attempt to obtain additional financing during the term of these warrants, the terms on which we obtain such financing may be adversely affected by the existence of these warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

       Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

           We will not receive any proceeds from the sales of any shares of common stock by the selling stockholders. However, we may receive up to approximately $0.9 million from the exercise of warrants held by the selling stockholders if and when those warrants are exercised in exchange for cash.  Any such proceeds would be used for general working capital purposes.  The $0.5 million of proceeds received to date from the exercise of warrants by the selling stockholders has been used for working capital purposes.

DIVIDEND POLICY

While we are required to pay dividends on the shares of our preferred stock, we have never declared or paid cash dividends on our common stock and have no present plans to do so in the foreseeable future. The certificate of designation for our Series A Preferred Stock prohibits us from paying dividends on our common stock or redeeming common stock while any shares of Series A Preferred Stock are outstanding. However, there are currently no shares of our Series A Preferred Stock outstanding.  Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted on the OTC Bulletin Board, or OTC, under the symbol “CHGI.OB”.  As of August 31, 2011, the closing price for our common stock was $1.10 per share.  The bid prices set forth below reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock.

	Bid Prices
	High	Low
Fiscal Year Ending December 31, 2011
First Quarter	$2.40	$1.60
Second Quarter	1.75	0.82
Third Quarter (through August 31, 2011)	1.25	0.90

Fiscal Year Ended December 31, 2010
First Quarter	$3.33	$1.35
Second Quarter	2.50	1.05
Third Quarter	0.84	0.46
Fourth Quarter	1.74	0.46

Fiscal Year Ended December 31, 2009
First Quarter	$0.64	$0.10
Second Quarter	0.70	0.07
Third Quarter	1.76	0.61
Fourth Quarter	1.65	1.30

Approximate Number of Holders of Our Common Stock

On August 31, 2011, there were 37 stockholders of record of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the results of our operations and financial condition should be read in conjunction with our financial statements and the related notes, which appear elsewhere in this report. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from our forward-looking statements, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “ believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Overview

We are engaged in the manufacture of graphite-based products in the People’s Republic of China.  Our products are used in the manufacturing process for other products, particularly non-ferrous metals and steel, and are incorporated in various types of products or processes, such as atomic reactors.  We currently manufacture and sell primarily the following types of graphite products:

•	Graphite electrodes;

•	fine grain graphite; and

•	high purity graphite.

Based on information we receive about our industry in the course of our business, we believe that we are the largest wholesale supplier of fine grain graphite and high purity graphite in China and one of China’s largest producers and suppliers of graphite products overall.  Approximately 40% of our products are sold directly to end users in China, primarily consisting of modeling and steel manufacturers.  All other sales are made to over 200 distributors located throughout 22 provinces in China. Our distributors then sell our products to end customers both in China and in foreign countries, including, among others, Japan, the United States, Spain, England, South Korea and India.  In the three and six months ended June 30, 2011, as compared to the same periods ended 2010, our revenues and profits improved due to an increase in demand for our products in response to improved market conditions, increased sales prices and an increase in our production capacity, as discussed in greater detail below under the heading “Results of Operations.”

Until the third quarter of 2008, we experienced rapid growth in our operations.  From the fourth quarter of 2008 until the end of 2009, however, as a result of the global economic crisis, the steel industry in general slowed, which caused our revenues and gross margin to decline significantly. Specifically, we had a significant decline in sales of graphite electrodes. The industry started to recover in 2010, and in particular since the third quarter of 2010. Our revenues and gross margins improved significantly in the second half of 2010, and this trend has continued into 2011. As a result, our cash and receivables have also increased while the collectability remains very reliable. We believe that our allowance for doubtful accounts as of June 30, 2011 is adequate. We expect the recovery and increasing demand in the fine grain, high purity and ultra high power graphite electrode markets to continue in subsequent quarters in 2011, primarily due to anticipated growth in the iron and steel automobile, aerospace and defense industries in the PRC. Currently, steel plants in China have been upgrading their furnace facilities and created a high demand for large size ultra high power graphite electrode, which are different products from general graphite electrode. The margin of large size ultra high power graphite electrodes is high due to the shortage of supply to the demand. We estimate the trend will continue for the near future. Our new forming plant will specialize in manufacturing high margin products including large size ultra high power graphite electrode, high purity graphite and fine gain graphite.

In order to try and address this demand, we have installed a 4200-ton compressor and 36 annular kilns as of June 30, 2011 and are currently testing this equipment. In addition, the new baking plant will have 36 furnaces, totaling 160 meters in length.  The baking plant is expected to go online later this month and testing at the extrusion press plant is expected to be finished by September 2011, with operations expected to begin shortly thereafter, subject to potential further delays in the installation of equipment, the hiring of additional employees, orders from customers, or other delays involved in construction, installation or production in a new facility. The new plant is expected to be used to manufacture a new product, ultra high power graphite electrodes with a diameter ranging from 600 to 800mm, along with existing fine grain and high-purity graphite products. The industrial applications of the products to be manufactured in the new facility include aerospace, defense, automotive and clean tech end products which currently carries the greatest demand of all forms of graphite. We believe that this expansion will make us China's first domestic producer of 800 mm diameter ultra high power electrodes and will further strengthen the Company's leading position in China's fine grain graphite market. After the expansion, the Company is expected to have an annual production capacity of 60,000 tons. The Company is currently operating at 100% production capacity of 30,000 tons annually.

The initial budgeted investment outlay for the construction was approximately $13.5 million in the aggregate, $7.66 million of which has been spent as of June 30, 2011.

Some of our future expansion plans, including the expansion of our product offerings to include nuclear, solar and semiconductor products and pursuing an acquisition, would likely require us to obtain additional funds from equity or debt markets, or to borrow additional funds from local banks.  We currently have no commitments from any financing source.  There is no assurance that we will be able to raise any funds on terms favorable to us, or at all.  In the event that we issue shares of equity or convertible securities, holdings of our existing stockholders would be diluted.  In addition, there is no assurance that we will successfully manage and integrate the production and sale of new products.

At December 31, 2010 and June 30, 2011, we had short-term bank loans of approximately $33.3 million and $39.14 million, respectively.  These bank loans, which are secured by a lien on our fixed assets and land use rights, are due between August 2011 and June 2012, including approximately $32 million owed to the Construction Bank of China. Historically, we have generally rolled over our short-term loans when they became due.  However, we cannot assure you that our lenders, including the Construction Bank of China, will not demand payment on the maturity date of these loans.  If the lenders demand payment when due, we may not be able to obtain the necessary funds to pay off these loans, which could result in the imposition of penalties such as a 50% increase in interest rates and a request from the banks for additional security for the loans. At June 30, 2011, our cash reserves, including restricted cash, were $10.63 million and are insufficient to pay off all of our loans when due.

We purchase all of our raw materials from domestic Chinese suppliers. Because we do not have any long-term contracts with our suppliers, any increase in the prices of our raw materials would affect the price at which we can sell our products. If we are not able to pass on increased costs to our customers, we would be unable to maintain our profit margins. Raw material prices increased significantly in 2010 and continued to increase during the six months ended June 30, 2011.  While we anticipate this trend to continue in the rest of 2011, we have been improving the gross margin by improving the sales prices. The average prices of our products have been increasing since January 2011 to this report date. In particular, prices of high purity graphite products have notably increased.

In times of decreasing prices, we may have to sell our products at prices, which are lower than the prices at which we purchased our raw materials. Furthermore, PRC regulations grant broad powers to the government to adjust prices of raw materials and manufactured products.  Although the government has not imposed price controls on our raw materials or our products, it is possible that price controls may be implemented in the future, thereby affecting our results of operations and financial condition.

RESULTS OF OPERATIONS

Fiscal Years Ended December 31, 2010 and 2009

The following table sets forth the results of our operations for the periods indicated in U.S. dollars and as a percentage of net sales (dollars in thousands):

	Year ended December 31,
	2010		2009
	US Dollars	Percentage	US Dollars	Percentage
Sales	$30,994	100.0%	$15,370	100.0%
Cost of goods sold	24,062	77.6%	13,192	85.7%
Gross profit	6,932	22.4%	2,177	14.3%
Operating expenses
Selling expenses	187	0.6%	366	2.3%
General and administrative	4,156	13.4%	2,595	16.9%
Depreciation and amortization	163	0.5%	75	0.5%
Income (loss) from operations	2,426	7.8%	(858)	(5.6)%
Other income	25	0.1%	645	4.2%
Other expense	(87)	(0.3)%	(117)	(0.8)%
Change in fair value of warrants	386	(1.2)%	(309)	(2.0)%
Interest expense	(1,366)	(4.4)%	(834)	(5.4)%
Income before income tax expense	1,383	4.5%	(1,474)	(9.6)%
Net income (loss)	1,383	4.5%	(1,474)	(9.6)%
Deemed preferred stock dividend	(133)	(0.4)%	(773)	(5.0)%
Dividend	(101)	(0.3)%
Net income (loss) available to common shareholders	1,150	3.7%	(2,247)	(14.6)%
Foreign currency translation adjustment	1,307	4.2%	46	0.3%
Total comprehensive income	$2,691	8.7%	$(1,428)	(9.3)%

Sales.

During the year ended December 31, 2010, we had sales of $30,994,150, as compared to sales of $15,369,978 for the year ended December 31, 2009, an increase of $15,624,172, or approximately 101.7%. Our revenue was generated mainly from sales of fine grain graphite, graphite electrodes, high purity graphite, and semi-processed graphite products. Sales increase was mainly attributable to a significant increase in the demand of our products during the year ended December 31, 2010 resulting from the market recovery and new client development. Approximately 45% of total sales in 2010 were revenue from approximately 40 new customers developed in 2010. The increased production capacity, and increased unit prices also contributed to the increase of total sales.

The breakdown of revenues for each of graphite electrodes, fine grain graphite and high purity graphite, in 2009 and 2010, was as follows:

	Sales	% of Total Sales	Sales	% of Total Sales
Graphite Electrodes	$9,263,690	29.9%	$6,717,487	43.7%
Fine Grain Graphite	12,977,109	41.9%	6,339,776	41.3%
High Purity Graphite	6,663,847	21.5%	1,091,037	7.1%
Others (1)	2,089,504	6.7%	1,221,678	8.0%
Total	$30,994,150		$15,369,978

(1) “Other” sales represent revenue generated by sales of semi-processed products and other types of products

Cost of sales; gross margin.

Our cost of goods sold consists of cost of raw materials, utility, labor cost and depreciation expenses on manufacturing facilities. During the year ended December 31, 2010, our cost of goods sold was $24,062,354, as compared to cost of goods sold of $13,192,496 during the year ended December 31, 2009, an increase of $10,869,858, or approximately 82.4%. This increase reflects the increase in sales in 2010. Our gross profit increased $4,754,314, or 218.34%, from $6,931,796 for the year ended December 31, 2010, compared to $2,177,482 for the year ended December 31, 2009. Our gross margin increased from 14.2% in 2009 to 22.4% in 2010 because the variance in production mix, as in the year ended December 31, 2010 we sold a greater proportion of higher margin products.

Selling, general and administrative expenses.

Selling, general and administrative expenses totaled $4,342,274 for the year ended December 31, 2010, as compared to $2,960,578 for the year ended December 31, 2009, an increase of $1,381,696, or approximately 46.67%.

Our selling expenses consist of shipping and handling expenses and exhibition expenses. Selling expenses decreased from $365,865 for the year ended December 31, 2009 to $186,693 for the year ended December 31, 2010, or 48.97%. The decrease was due to a decrease in shipping and handling fees in the fiscal year of 2010 compared to the same period in 2009. In the fiscal year of 2010 more products were picked up by customers, which is customary in the industry for some of our higher margin products, which caused less shipping and handling fee.

Our general and administrative expenses consist of salaries, office expenses, utility, business travel, amortization expenses and public company expenses such as legal, accounting, investor relations as well as stock compensation. General and administrative expenses were $4,155,581 for the year ended December 31, 2010, compared to $2,594,713 for the year ended December 31, 2009. The increase of the general and administrative expenses is due primarily to increased professional expenses as a public company and to a $1.3 million bad debt expense which is reserved as an accounts receivable allowance. The increased receivable allowance is in line with increased accounts receivable.

Depreciation and amortization expenses.

Depreciation and amortization expenses were $163,310 for the year ended December 31, 2010, compared to $75,352 for the year ended December 31, 2009, an increase of $87,958, or approximately 116.73%. The increase is related to more fixed assets and intangible assets to be depreciated and amortized in 2010.

Income from operations.

As a result of the factors described above, operating income amounted to $2,426,212 for the year ended December 31, 2010, as compared to operating loss of $858,448 for the year ended December 31, 2009, an increase of approximately $3,284,660, or 382.63%.

Other income and expenses.

Interest expense was $1,366,104 for 2010, as compared with $833,854 in 2009, reflecting increased interest payments on loans from banks. Other income, which consisted of government grants, was $24,589 in 2010 as compared to $644,654 in 2009. Expenses from change in fair value of warrants as a result of adopting ASC 820-10, Fair value measurement for non-financial assets and liabilities, was $385,661 for the year ended December 31, 2010, as compared to $309,287 of loss from change in fair value of warrants for the year ended December 31, 2009.

Income tax.

During the years ended December 31, 2010 and 2009, we benefited from a 100% tax holiday from the PRC enterprise tax.  As a result, we had no income tax due for these periods. The enterprise income tax at the statutory rates would have been approximately $424,549 and $59,554, respectively, for 2010 and 2009 without the consideration of adjustments on taxable income.

Net income.

As a result of the factors described above, our net income for the year ended December 31, 2010 was 1,383,391, as compared to net loss of $1,474,276 for the year ended December 31, 2009, an increase of $2,857,667, or 193.84%.

Foreign currency translation.

Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. Our foreign currency translation gain for the year ended December 31, 2010 was $1,307,351, as compared to $45,949 for the year ended December 31, 2009, an increase of $1,261,402, or 2,745.22%. The reason for the increased foreign currency translation gain is due to increased equity and increased value of RMB currency during the year ended December 31, 2010 compared to the same period last year.

Deemed preferred stock dividend.

As a result of the private placement on January 13, 2010, we incurred a preferred stock deemed dividend of $132,778, of which $86,221 represented the intrinsic value of the conversion feature of the warrants issued with the preferred stock and $46,557 represented the allocated value of the warrants. The deemed preferred stock dividend is a non-cash charge which did not affect our operations or cash flow for the year ended December 31, 2010. There was no comparable item in the year ended December 31, 2009.

As a result of the private placement on December 22, 2009, we incurred a preferred stock deemed dividend of $772,982, of which $545,474 representing the intrinsic value of the conversion feature of the warrants issued with the preferred stock and $227,508 representing the allocated value of the warrants. The deemed preferred stock dividend is a non-cash charge that did not affect our operations or cash flow in 2009.

Dividend.

Pursuant to the terms of private offering, the Series B preferred stock offers a 6% coupon. The preferred stock dividend is payable quarterly commencing April 1, 2010. As a result, we incurred dividend expense of $101,043 for the year ended December 31, 2010.

Net income available to common shareholders.

Net income available for common shareholders was $1,149,570, or $0.07 and $0.06 per share (basic and diluted), for the year ended December 31, 2010 compared to net loss of $(2,247,258), or $(0.16) per share (basic and diluted), for the year ended December 31, 2009.

Three Months Ended June 30, 2011 and 2010

The following table sets forth the results of our operations for the periods indicated in U.S. dollars and as a percentage of net sales (dollars in thousands):

	Three Months Ended June 30
	2011		2010
	US Dollars	Percentage	US Dollars	Percentage
Sales	$12,145	100%	$3,248	100%
Cost of sales	9,457	77.87%	3,020	92.98%
Gross profit	2,688	22.13%	228	7.02%
Operating expenses	1,154	9.50%	1,020	31.40%
Income from operations	1,534	12.63%	(792)	(24.38)%
Interest expense	(693)	(5.71)%	(268)	(8.25)%
Interest income	-	-%	-	-%
Other expense	(0.76)	(0.01)%	(3)	(0.09)%
Other income	16	0.13%	-	-%
Change in fair value of warrants	27	0.22%	1,783	54.90%
Income before income tax expense	882	7.26%	720	22.18%
Provision for income taxes	-	-%	-	-%
Net income	$882	7.26%	$720	22.18%
Deemed preferred stock dividend	-	-%	-	-%
Dividend	(7)	(0.06)%	(15)	(0.46)%
Net income available to common shareholders	875	7.21%	705	21.72%
Foreign currency translation adjustment	553	4.55%	146	4.50%
Comprehensive income	$1,436	11.82%	$866	26.68%

Sales.

During the three months ended June 30, 2011, we had sales of $12,145,024 as compared to sales of $3,248,351 for the three months ended June 30, 2010, an increase of $8,896,673, or approximately 273.9%. Our revenue was generated mainly from sales of graphite electrodes, fine grain graphite, high purity graphite, and semi-processed graphite products. Sales increase was mainly attributable to a significant increase in the demand of our products during the three months ended June 30, 2011 resulting from the market recovery, new customer developments, and change of product mix to include more high purity graphite products which average unit price increased 98% in the three months ended June 30, 2011 compared to the same period last year. The fast development of manufacturing of solar and mold products increased the demand of our products as raw material. Increased production capacity and increased unit prices also contributed to the increase of total sales. The increased unit price of high purity graphite is due to a large demand for such products in the market. We also had a decrease in the demand of high purity graphite in 2010. Since then, the company has been successful to improve its product mix to achieve higher profit by increasing sales of fine grain graphite and high purity graphite products which generate a better margin.

The breakdown of revenues for each of our products during the three months ended June 30, 2011 and 2010, respectively, was as follows:

	June 30, 2011 Sales	% of Total Sales	June 30, 2010 Sales	% of Total Sales

Graphite Electrodes	$1,921,859	15.8%	$1,246,195	38.4%
Fine Grain Graphite	5,277,894	43.5%	1,364,565	42.0%
High Purity Graphite	4,758,181	39.2%	265,160	8.2%
Others (1)	187,090	1.5%	372,431	11.5%
Total	$12,145,024		$3,248,351

(1) “Other” sales represent revenue generated by sales of semi-processed products and other types of products

Cost of sales; gross margin.

During the three months ended June 30, 2011, our cost of sales was $9,456,762, as compared to $3,019,732 during the three months ended June 30, 2010, an increase of $6,437,030, or 213.2%. The increase in cost of sales was directly associated with the increase in sales. Our gross margin increased from 7.0% for the three months ended June 30, 2010 to 22.1% for the three months ended June 30, 2011. The increase reflects the variance in production mix, as the percentage of our sales of high purity graphite products, a higher margin product compared to graphite electrodes, increased significantly. Fine grain graphite products decreased its margin due to the market demand shifts more to purity graphite electrodes during the three months ended June 30, 2011. The increased sales and increased margin of high purity graphite products offset the margin and unit price of fine grain graphite products.

Operating expenses.

Operating expenses totaled $1,154,130 for the three months ended June 30, 2011, as compared to $1,020,378 for the three months ended June 30, 2010, an increase of $133,752, or approximately 13.11%.

Selling, general and administrative expenses

Selling expenses increased from $21,704 for the three months ended June 30, 2010 to $57,312 for the three months ended June 30, 2011, an increase of $35,608, or 164.1%. The increase was due to higher shipping and handling expenses in the second quarter 2011 compared to 2010 related to higher sales.

Our general and administrative expenses consist of salaries, office expenses, utility, business travel, and public company expenses such as legal, accounting, investor relations as well as stock compensation. General and administrative expenses were $1,049,666 for the three months ended June 30, 2011, compared to $987,787 for the three months ended June 30, 2010, an increase of $61,879, or 6.3%. The increase of the general and administrative expenses was due primarily to professional expenses as a public company. The Company has incurred approximately $357,350 consulting expenses by stock issuance in the three months ended June 30, 2011.

Depreciation and amortization expenses

Depreciation and amortization expenses increased from $10,887 for the three months ended June 30, 2010 to $47,153 for the three months ended June 30, 2011, an increase of $36,265, or 333.1%. The increase was due to additional amortization of land use right during the three months ended June 30, 2011 compared to the same period last year.

Income from operations.

As a result of the factors described above, income from operations amounted to $1,534,132 for the three months ended June 30, 2011, as compared to operating loss of $(791,759)  for the three months ended June 30, 2010, an increase of approximately $2,325,891, or 293.8%.

Other income and expenses.

Interest expense was $693,274 for the three months ended June 30, 2011, as compared with $268,123 for the three months ended June 30, 2010, reflecting increased interest payments on increased levels of bank loans during the three months ended June 30, 2011 as compared to the same period last year. We used the additional bank loans to secure additional inventory and to make advanced payments to suppliers because raw material prices are rising and in anticipation of increased production levels due to the construction of our new facility.

Income tax.

During the three months ended June 30, 2011 and 2010, we benefited from a 100% tax holiday from the PRC enterprise tax.  As a result, we had no income tax due for these periods.

Net income.

As a result of the factors described above, our net income for the three months ended June 30, 2011 was $882,303, as compared to net income of $720,640 for the three months ended June 30, 2010, an increase of $161,663, or 22.4%.

Foreign currency translation.

Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. Our foreign currency translation gain for the three months ended June 30, 2011 was $553,200 as compared to $146,086 for the three months ended June 30, 2010, an increase of $407,114, or 278.7%.

Dividend distribution for series B preferred stock.

Pursuant to the terms of a private offering we consummated on December 22, 2009 and January 13, 2010, the Series B preferred stock offers a 6% dividend. The preferred stock dividend is payable quarterly commencing April 1, 2010. As a result, we declared a dividend for the Series B preferred stock of $6,985 and $15,114 for the three and six months ended June 30, 2011. We declared a dividend for the Series B preferred stock of $16,604 and $32,996 for the three and six months ended June 30, 2010. During the six months ended June 30, 2011 and during the twelve months ended December 31, 2010 we paid cash of $15,114 and $32,996 for dividends declared, respectively.

Six Months Ended June 30, 2011 and 2010

The following table sets forth the results of our operations for the periods indicated in U.S. dollars and as a percentage of net sales (dollars in thousands):

	Six Months Ended June 30
	2011		2010
	US Dollars	Percentage	US Dollars	Percentage
Sales	$23,608	100%	$8,095	100.0%
Cost of sales	18,340	77.68%	6,842	84.52%
Gross profit	5,268	22.32%	1,253	15.48%
Operating expenses	2,805	11.88%	1,477	18.24%
Income from operations	2,464	10.44%	(224)	(2.76)%
Interest expense	(1,407)	(5.96)%	(474)	(5.86)%
Interest income	-	-%	-	-%
Other expense	(0.77)	(0.00)%	(3)	(0.04)%
Other income	77	0.32%	-	-%
Change in fair value of warrants	83	0.35%	563	6.95%
Income before income tax expense	1,215	5.15%	(138)	(1.71)%
Provision for income taxes	-	-%	-	-%
Net income (loss)	$1,215	5.15%	$(138)	(1.71)%
Deemed preferred stock dividend	-	-%	(133)	(1.64)%
Dividend	(15)	(0.01)%	(51)	(0.63)%
Net income (loss) available to common shareholders	1,200	5.08%	(322)	(3.98)%
Foreign currency translation adjustment	821	3.48%	47	0.58%
Comprehensive income (loss)	$2,037	8.63%	$(91)	(1.12)%

Sales.

During the six months ended June 30, 2011, we had sales of $23,608,359 as compared to sales of $8,095,207 for the six months ended June 30, 2010, an increase of $15,513,152, or approximately 191.6%. Our revenue was generated mainly from sales of graphite electrodes, fine grain graphite, high purity graphite, and semi-processed graphite products. Sales increase was mainly attributable to a significant increase in the demand of our products during the six months ended June 30, 2011 resulting from the market recovery, new customer developments, and change of product mix to include more high purity graphite products which average unit price increased 78% in the six months ended June 30, 2011 compared to the same period last year. The fast development of manufacturing of solar and mold products increased the demand of our products as raw material. Increased production capacity and increased unit prices also contributed to the increase of total sales. The increased unit price of high purity graphite is due to a large demand for such products in the market. We also had a decrease in the demand of high purity graphite in the first quarter of 2010. Since then, the company has been successful to improve its product mix to achieve higher profit by increasing sales of fine grain graphite and high purity graphite products which generate a better margin.

The breakdown of revenues for each of our products during the six months ended June 30, 2011 and 2010, respectively, was as follows:

	June 30, 2011 Sales	% of Total Sales	June 30, 2010 Sales	% of Total Sales

Graphite Electrodes	$3,723,662	15.8%	$3,647,123	45.1%
Fine Grain Graphite	9,993,158	42.3%	3,473,644	42.9%
High Purity Graphite	9,395,314	39.8%	389,063	4.8%
Others (1)	496,225	2.1%	585,377	7.2%
Total	$23,608,359		$8,095,207

(1) “Other” sales represent revenue generated by sales of semi-processed products and other types of products

Cost of sales; gross margin.

During the six months ended June 30, 2011, our cost of sales was $18,340,023, as compared to $6,842,398 during the six months ended June 30, 2010, an increase of $11,497,625, or 168.0% . The increase in cost of sales was directly associated with the increase in sales. Our gross margin increased from 15.5% for the six months ended June 30, 2010 to 22.3% for the six months ended June 30, 2011. The increase reflects the variance in production mix, as the percentage of our sales of high purity graphite products, a higher margin product compared to graphite electrodes, increased significantly. Fine grain graphite products decreased its margin due to the market demand shifts more to purity graphite electrodes during the six months ended June 30, 2011. The increased sales and increased margin of high purity graphite products offset the decreased margin and unit price of fine grain graphite products.

Operating expenses.

Selling, general and administrative expenses

Selling, general and administrative expenses totaled $2,804,657 for the six months ended June 30, 2011, as compared to $1,476,647 for the six months ended June 30, 2010, an increase of $1,328,010, or approximately  89.93% .

Selling expenses increased from $46,697 for the six months ended June 30, 2010 to $107,175 for the six months ended June 30, 2011, an increase of $60,478, or 129.5%.  The increase was due to higher shipping and handling expenses in the first quarter 2011 compared to 2010 related to higher sales.

Our general and administrative expenses consist of salaries, office expenses, utility, business travel, and public company expenses such as legal, accounting, investor relations as well as stock compensation. General and administrative expenses were $2,603,728 for the six months ended June 30, 2011, compared to $1,391,723 for the six months ended June 30, 2010, an increase of $1,212,005, or 87.1%.  The increase of the general and administrative expenses was due primarily to increased taxes and professional expenses as a public company. The Company has incurred $623,450 consulting expenses by stock issuance in the six months ended June 30, 2011. The increased land use tax of approximately $900,000 for the six months ended June 30, 2011 is because the land use right we acquired in 2010 was subject to land use tax during the six months ended June 30, 2011 but not in the same period last year pursuant to China’s tax regulations.

Depreciation and amortization expenses

Depreciation and amortization expenses increased from $38,227 for the six months ended June 30, 2010 to $93,754 for the three months ended June 30, 2011, an increase of $55,527, or 145.3%. The increase was due to additional amortization of land use right that was used during the six months ended June 30, 2011 compared to the same period last year.

Income from operations.

As a result of the factors described above, income from operations amounted to $2,463,679 for the six months ended June 30, 2011, as compared to operating loss of $223,838 for the six months ended June 30, 2010, an increase of approximately $2,687,517,  or 1,200.7% .

Other income and expenses.

Interest expense was $1,406,804 for the six months ended June 30, 2011, as compared with $474,271 for the six months ended June 30, 2010, reflecting increased interest payments on increased levels of bank loans during the six months ended June 30, 2011 as compared to the same period last year. We used the additional bank loans to secure additional inventory and to make advanced payments to suppliers because raw material prices are rising and in anticipation of increased production levels due to the construction of our new facility.

Income tax.

During the six months ended June 30, 2011 and 2010, we benefited from a 100% tax holiday from the PRC enterprise tax.  As a result, we had no income tax due for these periods.

Net income.

As a result of the factors described above, our net income for the six months ended June 30, 2011 was $1,215,351, as compared to net loss of $138,017 for the six months ended June 30, 2010, an increase of $1,353,368, or 980.6%.

Foreign currency translation.

Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. Our foreign currency translation gain for the six months ended June 30, 2011 was $821,448 as compared to $46,564 for the six months ended June 30, 2010, an increase of $774,884, or 1,664.1%.

Dividend distribution for serious B preferred stock.

Pursuant to the terms of our private placement in December 2009 and January 2010, the Series B preferred stock offers a 6% coupon. The preferred stock dividend is payable quarterly. As a result, we incurred dividend expense of  $15,114 and $32,996 for the six months ended June 30, 2011and 2010, respectively.

Liquidity and Capital Resources

General

Our primary capital needs have been to fund our working capital requirements. Our primary sources of financing have been cash generated from operations, short-term and long-term loans from banks in China, and loans from a related party. In addition, in December 2009 and January 2010, we raised an aggregate of approximately $3 million in a private placement transaction. At December 31, 2010 and June 30, 2011, we had short term loans in the aggregate amount of $33.30 million and $39.14 million, respectively, outstanding, as described below.

We entered into four short-term bank loans with China Construction Bank for a total of $27.8 million between August 6 and September 16, 2010. The first of these loans was for $6.2 million on August 6, 2010 at an interest rate of 5.31% per year and has a maturity date of August 5, 2011. The second loan was for $6.2 million on August 23, 2010 at an interest rate of 5.31% per year and has a maturity date of August 22, 2011.  The third loan was for $6.188 million on September 6, 2010 at an interest rate of 5.31% per year and has a maturity date of September 5, 2011. The fourth loan was for $9.3 million on September 16, 2010 at an interest rate of 5.31% per year and has a maturity date of September 15, 2011.  Interest on each loan is payable quarterly.  Each of these loans will be renewable at the lender’s discretion. The loan agreements provide for events of default and operating and financial covenants typical for loan transactions of this type.  Proceeds of the loans were used by us in the third and fourth quarters of 2010 for working capital purposes, including primarily the purchase of inventory and the payment of advances to suppliers to lock in raw material prices. As of December 31, 2010 and June 30, 2011, the balance for these four short-term bank loans was $27,306,000 and $27,846,000, respectively.

We have a short term bank loan of $1.2 million bearing interest at 13.66% and due in February 2012. The short-term bank loan is secured by a security interest in certain equipment, property and land use rights.

We have another short term bank loan with China Construction Bank of $4.6 million bearing interest at 6.06% and due in January 2012. The short-term bank loan is secured by a security interest in certain equipment, property and land use rights.

Historically we have rolled over our short term loans on an annual basis. Although we believe that we will be able to obtain extensions of these loans when they mature, we cannot assure you that such extensions will be granted.  In the event the loans are not extended and we default in our obligations the lenders could call the loans, foreclose on the collateral securing the loans and seek other remedies.  In such an event, our operations and financial conditions would be materially adversely affected and we would be forced to cease operations if alternative funding is not obtained.

We expect that anticipated cash flows from operations, short-term and long-term bank loans and loans from a related party will be sufficient to fund our operations through at least the next twelve months, provided that:

•	We generate sufficient business so that we are able to generate substantial profits, which cannot be assured;

•	Our banks continue to provide us with the necessary working capital financing; and

•	We are able to generate savings by improving the efficiency of our operations.

In December 2009 and January 2010, we raised an aggregate of approximately $3 million in a private placement transaction.  We may require additional equity, debt or bank funding to finance acquisitions or to allow us to produce graphite for the nuclear industry, which are our primary growth strategies.  We can provide no assurances that we will be able to enter into any financing agreements on terms favorable to us, if at all, especially considering the current global instability of the capital markets.  In addition, although we expect to refinance our bank loans when they mature, we can provide no assurances that we will be able to refinance such loans on terms favorable to us, if at all.

At June 30, 2011, cash and cash equivalents, not including restricted cash, were $4,071,153, as compared to $296,312 at December 31, 2010.  Our working capital increased by $3,061,804 to $5,152,358 at June 30, 2011 from a working capital of $2,090,554 at December 31, 2010.  Our cash position increased due to the positive cash flow from operations as well as additional borrowing from banks.

As of June 30, 2011, accounts receivable, net of allowance, was $12,031,460, as compared to $6,222,112 at December 31, 2010, an increase of $5,809,348, or 93.37%. The increase was in line with our increased sales. Accounts receivable are recorded at the invoiced amount and do not bear interest. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. The Company believes its allowance is sufficient as of June 30, 2011.

As of June 30, 2011, inventories were $31,119,839, as compared to $26,432,217 at December 31, 2010, an increase of $4,687,622, or 17.73%. The Company has purchased increased levels of inventories to be better prepared for increased demand for our products once our new facility is operational.  Since we expect raw material prices to increase, we already purchased inventory in order to lock in current raw material prices.

As of June 30, 2011, prepaid expenses were $1,171,079, as compared to $573,094 at December 31, 2010, an increase of $597,985, or 104.34%. The increased prepaid expenses are associated with the stock issuance for various consulting services.

Advance to suppliers increased from $10,198,602 at December 31, 2010 to $11,298,587 at June 30, 2011, an increase of $1,099,585, or 10.79%. The Company has increased advance to suppliers to be better prepared for increased demand for our products and to lock in lower raw material cost. No allowance is considered necessary for the balance of advance to suppliers.

Notes payable reflect our obligations to bank lenders who have guaranteed our future payable obligations as requested by certain of our suppliers. Notes payable increased from $0 to $10,519,600 from December 31, 2010 to June 30, 2011.  The increase is in association with increase inventory purchase on December 31, 2010. Restricted cash represents amounts held by a bank as security for bank acceptance notes and therefore is subject to withdrawal restrictions. The notes payable are secured by $6,559,280 restricted cash at June 30, 2011.

Fiscal Year Ended December 31, 2010 Compared to Fiscal Year Ended December 31, 2009

The following table sets forth information about our net cash flow for the years indicated:

Cash Flows Data:
	For Year Ended December 31
	2010	2009
Net cash flows provided by (used in) operating activities	$(10,136,493)	$1,890,536
Net cash flows used in investing activities	$(13,285,972)	$(4,529,731)
Net cash flows provided by financing activities	$21,002,858	$5,295,626

Net cash flow used in operating activities was $10,136,493 in fiscal year of 2010 as compared to net cash flow provided by operating activities of $1,890,536 in fiscal year of 2009, a decrease of $12,026,849. The increase was mainly due to our increased inventory and advance to suppliers to better prepare growing sales, offset by the increase of long term accounts payable.

Net cash flow used in investing activities was $13,285,972 for the fiscal year of 2010 and $4,529,731 for the fiscal year of 2009, an increase of $8,756,241. The increase was mainly due to more land use right and constructions in progress were acquired.

Net cash flow provided by financing activities was $21,002,858 for the year ended December 31, 2010, as compared to $5,295,626 for the year ended December 31, 2009, an increase of $15,707,232. The increase was mainly because in 2010, we borrowed about $27 million short term bank loan.

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

The following table sets forth information about our net cash flow for the years indicated:

Cash Flows Data:	For Six Months Ended June 30
	2011	2010
Net cash flows provided by operating activities	7,242,955	9,701,454
Net cash flows used in investing activities	(2,486,609)	(5,131,199)
Net cash flows provided by (used in) financing activities	(1,023,873)	752,538

Net cash flow provided by operating activities was $7,242,955 in the six months ended June 30, 2011 as compared to net cash flow provided by operating activities of $9,701,454 in the same period 2010, a decrease of $2,458,499 , or 25.3%.

Net cash flow used in investing activities was $2,486,609 for the six months ended June 30, 2011 and $5,131,199 for the same period 2010, a decrease of $2,644,590, or 51.5%.  The decrease in net cash used in investing activities was mainly because in the six months ended June 30, 2010, $5 million was spent to acquire land use right. Approximately $2.5 million was spent for construction in progress to build our new factory during the six months ended June 30, 2011. We have installed 4200-ton compreseor and 36 annular klins by end of June, 2011.

Net cash flow used in financing activities was $1,023,873 for the six months ended June 30, 2011, compared to $752,538 provided by financing activities for the same period 2010, a decrease of $1,776,411, or 236.1%.   The decrease in net cash provided by financing activities was mainly due to a larger amount of restricted cash required to be put as deposit toward notes payable during the six months ended June 30, 2011.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

Significant Accounting Estimates and Policies

The discussion and analysis of our financial condition and results of operations is based upon our financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of our products, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

We recognize revenue in accordance with ASC 605-25, Revenue Recognition of Financial Statements, formerly known as Staff Accounting Bulletin No. 104, Revenue Recognition, which states that revenue should be recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the service has been rendered; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. Sales represent the invoiced value of goods, net of value added tax (“VAT”), if any, and are recognized upon delivery of goods and passage of title.

Income Taxes

We account for income taxes under the provisions of ASC 740 Income Tax, formerly known as SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 2008, the Chinese new income tax law sets unified income tax rate for domestic and foreign companies at 25% except a 15% corporate income tax rate for qualified high technology and science enterprises. In accordance with this new income tax law, low preferential tax rate in accordance with both the tax laws and administrative regulations prior to the promulgation of this Law gradually becomes subject to the new tax rate within five years after the implementation of this law.

We have been recognized as a high technology and science company by the Ministry of Science and Technology of the PRC. The Xing He District Local Tax Authority in the Nei Mongol province granted us a 100% tax holiday with respect to enterprise income tax for ten years 2008 through 2018. Afterwards, based on the present tax law and our status as a qualified high technology and science company, we will be subject to a corporation income tax rate of 15% effective in 2019.

Accounts Receivable

Accounts receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. Accounts receivable are recorded at the invoiced amount and do not bear interest. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary.

Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Work in progress and finished goods are composed of direct material, direct labor and a portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. Management believes that there was no obsolete inventory as of June 30, 2011 or December 31, 2010 and therefore, no allowance for inventory was provided.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Major expenditures for betterments and renewals are capitalized while ordinary repairs and maintenance costs are expensed as incurred. Depreciation and amortization is provided using the straight-line method over the estimated useful life of the assets after taking into account the estimated residual value.   The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment recorded during the six months ended at June 30, 2011 and 2010.

Land Use Rights

There is no private ownership of land in China. All land ownership is held by the government of China, its agencies and collectives. Land use rights are obtained from government, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of China (State Land Administration Bureau) upon payment of the required transfer fee. We have the land use rights to an area of 386,853 square meters in Xinghe County, Inner Mongolia, China,  for a term of 50 years, beginning from issuance date of the certificates granting the land use right. In addition to the land use right mentioned above, China government has also issued the Company a land use certificate of 387,838 square meters land, for which the Company has not signed a land use right agreement and has not paid. This 387,838 square meters land use right was used as collateral by the Company for its short term bank loan. The land use right has a term of 50 years, with expiration date of January 2060. The cost of this 387,838 square meters land is approximately $14,000,000. We record the property subject to land use rights as intangible asset.

Each intangible asset is reviewed periodically or more often if circumstances dictate, to determine whether its carrying value has become impaired. We consider assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. We also re-evaluate the amortization periods to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Research and Development

Research and development costs are expensed as incurred, and are included in general and administrative expenses. These costs primarily consist of cost of material used and salaries paid for the development of our products and fees paid to third parties. Our research and development expense for the six months ended June 30, 2011 and 2010 has not been significant.

Value Added Tax

Pursuant to China’s VAT rules and regulations, as an ordinary VAT taxpayer we are subject to a tax rate of 17% (“output VAT”). The output VAT is payable after offsetting VAT paid by us on purchases (“input VAT”). Under the commercial practice of the PRC, the Company paid VAT and business tax based on tax invoices issued.

The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date of which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty, which can range from zero to five times the amount of the taxes that are determined to be late or deficient. In the event that a tax penalty is assessed on late or deficient payments, the penalty will be expensed as a period expense if and when a determination has been made by the taxing authorities that a penalty is due. We have been granted an exemption from VAT by the Xinghe County People’s Government and Xinghe Tax Authority on some products for which an exchange agreement is in place for raw materials and fuel. We have been granted an exemption from VAT by the Xing He County People’s Government and Xing He Tax Authority on some products in which an exchange agreement is in place for raw materials and fuel.

Fair Value of Financial Instruments - On January 1, 2008, the Company began recording financial assets and liabilities subject to recurring fair value measurement at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. On January 1, 2009 the Company began recording non-recurring financial as well as all non-financial assets and liabilities subject to fair value measurement under the same principles. These fair value principles prioritize valuation inputs across three broad levels. The three levels are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Stock-based Compensation

Stock-based compensation includes 1) common stock awards granted to employees and directors for services, and are accounted for under FASB ASC 718 “Compensation - Stock Compensation”, and 2) common stock awards granted to consultants which are accounted for under FASB ASC 505-50 “Equity – Equity-Based Payments to Non-Employees”.

All grants of common stock awards and stock options to employees and directors are recognized in the financial statements based on their grant date fair values. The Company has elected to recognize compensation expense using the straight-line method for all common stock awards and stock options granted with service conditions that have a graded vesting schedule, with a corresponding charge to additional paid-in capital.

Common stock awards are granted to directors for services provided. The vested portions of common stock awards granted but not yet issued are recorded in Common Stock to be issued until issuance.

Common stock awards issued to consultants represent common stock granted to non-employees in exchange for services at fair value. The measurement dates for such awards are set at dates that the contracts are entered into as the awards are non-forfeitable and vest immediately. The measurement date fair value is then recognized over the service period as if the Company has paid cash for such service. The Company does not have significant grants to consultants for any of the period presented.

The Company estimates fair value of common stock awards based on the number of shares granted and the quoted price of the Company’s common stock on the date of grant.

Recent accounting pronouncements

In July 2010, the FASB issued an accounting update to provide guidance to enhance disclosures related to the credit quality of a company's financing receivables portfolio and the associated allowance for credit losses. Pursuant to this accounting update, a company is required to provide a greater level of disaggregated information about its allowance for credit loss with the objective of facilitating users' evaluation of the nature of credit risk inherent in the company's portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The revised disclosures as of the end of the reporting period are effective for the Company beginning in the second quarter of fiscal 2011, and the revised discourses related to activities during the reporting period are effective for the Company beginning in the third quarter of fiscal 2011. The Company is currently evaluating the impact of this accounting update on its financial disclosures.

In December 2010, the FASB issued amended guidance related to Business Combinations. The amendments affect any public entity that enters into business combinations that are material on an individual or aggregate basis. The amendments specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company will assess the impact of these amendments on its consolidated financial statements if and when an acquisition occurs.

In December 2010, the FASB issued amended guidance related to intangibles—goodwill and other. The amendments modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Company does not believe that this guidance will have a material impact on its consolidated financial statements.

The FASB has issued amended guidance for subsequent events. The amendment removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC's literature. All of the amendments were effective upon issuance (February 24, 2010). The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

OUR BUSINESS

Overview of Our Business

We are engaged in the manufacture of graphite-based products in the People’s Republic of China.  Our products are used in the manufacturing process for other products, particularly non-ferrous metals and steel, and are incorporated in various types of products or processes, such as atomic reactors.  We currently manufacture and sell primarily the following types of graphite products:

•	Graphite electrodes;

•	fine grain graphite; and

•	high purity graphite.

Based on information we receive about our industry in the course of our business, we believe that we are the largest wholesale supplier of fine grain graphite and high purity graphite in China and one of China’s largest producers and suppliers of graphite products overall.  Approximately 40% of our products are sold directly to end users in China, primarily consisting of steel manufacturers.  All other sales are made to over 200 distributors located throughout 22 provinces in China. Our distributors then sell our products to end customers both in China and in foreign countries, including, among others, Japan, the United States, Spain, England, South Korea and India. In 2010, our revenues and profits improved from 2009 due to an increase in demand for our products due to improved market conditions, increased sales prices and an increase in our production capacity.

Our Growth Strategy

In 2011, our primary strategy is to double our current production capacity following the interior construction of, and installation of equipment, in our new facility, to seek to acquire and vertically integrate a local natural graphite mine, and to continue to improve gross profits by further adjusting our product mix toward higher margin products.  Our long-term strategy is to:

•	initiate production and sales of ultra-high graphite electrodes with a diameter ranging from 600 to 800mm;

•	increase production capacity of our existing fine grain graphite and high-purity graphite products;

•	vertically integrate raw material providers with the objective of becoming a vertically integrated leader in the Chinese graphite industry;

•	improve our gross profits by continuing to focus on higher margin products such as ultra high graphite electrodes, fine grain graphite and high purity graphite; and

•	develop isostatic graphite, including solar, nuclear and semiconductor products.

We believe that the profit margin on isostatic graphite products would be significantly higher than the profit margins of our current line of products. There are currently 13 nuclear power plants in China, with 25 more plants currently under construction.  Each of China’s 13 operating nuclear power reactors requires at least 10,000 tons of nuclear graphite every year. These power plants currently purchase their nuclear graphite from manufacturers in foreign countries, including Japan, Germany and the United States, which involves greater costs than purchasing from local Chinese companies.  We know of only one graphite manufacturer in China that currently produces nuclear graphite that meets the specifications of these power plants. Only graphite rods with a diameter of more than 840 millimeters and a purity of more than 99.9999% may be used in nuclear power reactors. To date, we have produced only samples that meet these standards.  The largest graphite that we currently produce in large quantities that contains such a high level of purity has a diameter of 600 millimeters.

In January 2011, we completed the exterior construction of a production plant, whose annual production capacity is expected to be 30,000 tons.   We have installed a 4200-ton compressor and 36 annular kilns as of June 30, 2011 and are currently testing this equipment. In addition, the new baking plant will have 36 furnaces, totaling 160 meters in length.  The baking plant is expected go online later this month and testing at the extrusion press plant is expected to be finished by September 2011, with operations expected to begin shortly thereafter, subject to potential further delays in the installation of equipment, the hiring of additional employees, orders from customers, or other delays involved in construction, installation or production in a new facility. The new plant is expected to be used to manufacture a new product, ultra high power graphite electrodes with a diameter ranging from 600 to 800mm, along with existing fine grain and high-purity graphite products. The industrial applications of the products to be manufactured in the new facility include aerospace, defense, automotive and clean tech end products currently carries the greatest demand of all forms of graphite. We believe that this expansion will make us China's first domestic producer of 800 mm diameter ultra high power electrodes and will further strengthen the Company's leading position in China's fine grain graphite market. After the expansion, the Company is expected to have a 60,000 ton annual production capacity. The Company is currently operating at 100% production capacity of 30,000 tons annually.

Some of our future expansion plans, including the expansion of our product offerings to include nuclear, solar and semiconductor products and pursuing an acquisition, would likely require us to obtain additional funds from equity or debt markets, or to borrow additional funds from local banks.  We currently have no commitments from any financing source.  There is no assurance that we will be able to raise any funds on terms favorable to us, or at all.  In the event that we issue shares of equity or convertible securities, holdings of our existing stockholders would be diluted.  In addition, there is no assurance that we will successfully manage and integrate the production and sale of new products.

Organizational Structure

We were incorporated in Nevada on February 13, 2003 as Achievers Magazine Inc. On December 17, 2007, we completed a reverse merger transaction with Talent International Investment Limited, or Talent, a company incorporated in the British Virgin Islands on February 1, 2007. Following the reverse merger, our name was changed to China Carbon Graphite Group, Inc.

As a result of the reverse merger, we wholly own Talent. Talent wholly owns Xinghe Yongle Carbon Co., Ltd., or Yongle, a wholly foreign owned enterprise organized under the laws of the PRC on September 18, 2007. On December 14, 2007, Yongle executed a series of exclusive contractual agreements with Xinghe Xingyong Carbon Co., Ltd., or Xingyong, an operating company organized under the laws of the PRC. Xingyong was founded in 1986 as a state-owned company and converted into a private enterprise in 2001.

 PRC law currently has limits on foreign ownership of certain companies. To comply with these foreign ownership restrictions, we operate our businesses in the PRC through Xingyong. Xingyong has the licenses and approvals necessary to operate its business in the PRC. We have contractual arrangements with Xingyong and its stockholders pursuant to which we have the ability to substantially influence Xingyong’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholder approval. As a result of these contractual arrangements, we are able to control Xingyong. Consequently, we consolidate Xingyong’s financial statements with our financial statements. There are certain risks related to these contractual obligations.  See “Risk Factors—Risks Related to Our Capital Structure” in Item 1A below.

Xingyong’s principal stockholder is Dengyong Jin, our former chief executive officer who, together with family members, controls Sincere Investment (PTC), Ltd., which owns approximately 47% of the outstanding shares of our common stock.

On December 14, 2007, we entered into the following contractual arrangements:

Business Operations Agreement

Pursuant to this agreement, Xingyong is obligated to pay between 80% and 100% of its net income to Yongle, subject to annual negotiations between the parties.  In each of 2008. 2009 and 2010, Xingyong paid 100% of its net income to Yongle. In order to guarantee Xingyong’s performance under this agreement, the stockholders of Xingyong agreed to obtain Yongle’s written consent prior to allowing Xingyong to enter into any transaction, which may materially affect Xingyong’s assets, obligations, rights or operations.

Option Agreement

Pursuant to the option agreement, Yongle was granted an exclusive option to purchase all of the capital stock of Xingyong at the lowest price permitted by PRC laws applicable at the time of the exercise of such option. Yongle may exercise such option, in part or whole, at any time until December 2017.

Share Pledge Agreement

Under the share pledge agreement, the stockholders of Xingyong pledged all of their equity interests in Xingyong to Yongle to guarantee Xingyong’s performance of its obligations under all other related agreements by and between Yongle and Xingyong.  None of these shares may be transferred without the permission of Yongle.

Exclusive Technical and Consulting Services Agreement

Under the exclusive technical and consulting services agreement between Yongle and Xingyong, Yongle agreed to provide certain technical consulting and services to Xingyong, and Xingyong agreed not to accept any technical consulting services from any third party without the consent of Yongle. In addition, Yongle is the sole and exclusive owner of all rights, title and interests arising from the performance of the agreement.

Organizational Structure Chart

The following chart sets forth our organizational structure:

Industrial Uses of Graphite

Graphite is considered to be the purest form of carbon. We manufacture our graphite products by using a high temperature process whereby the heavy hydrocarbons are broken down into simpler molecules. The resulting product provides us with a pure grade of carbon, which we use to make our products. Graphite is an excellent conductor of heat and electricity and has a high melting temperature of 3,500 degrees Celsius. It is extremely resistant to acid, chemically inert and highly refractory. The utility of graphite is dependent largely upon its type.

There are three principal types of natural graphite, each occurring in different types of ore deposit:

•	Crystalline flake graphite, or flake graphite, occurs as isolated, flat, plate-like particles with hexagonal edges if unbroken and when broken the edges can be irregular or angular.

•
Amorphous graphite occurs as fine particles and is the result of thermal metamorphism of coal, the last stage of coalification, and is sometimes called meta-anthracite. Very fine flake graphite is sometimes called amorphous in the trade.

•	Lump graphite, or vein graphite, occurs in fissure veins or fractures and appears as massive platy intergrowths of fibrous or acicular crystalline aggregates, and is probably hydrothermal in origin.

All grades of graphite, especially high grade amorphous and crystalline graphite that remains suspended in oil are used as lubricants. Graphite has an extraordinarily low co-efficient of friction under most working conditions. This property is invaluable in lubricants. It diminishes friction and tends to keep the moving surface cool. Dry graphite as well as graphite mixed with grease and oil is utilized as a lubricant for heavy and light bearings. Graphite grease is used as a heavy-duty lubricant where high temperatures may tend to remove the grease.

The flake type graphite is found to possess extremely low resistivity to electrical conductance. The electrical resistivity decreases with the increase of flaky particles. The bulk density decreases progressively as the particles become flakier. Because of this property in flake graphite, it is used in the manufacture of carbon electrodes, plates and brushes required in the electrical industry and dry cell batteries. Flake graphite has been replaced to some extent by synthetic, amorphous, crystalline graphite and acetylene black in the manufacture of plates and brushes.

Flake graphite containing 80-85% carbon is used for crucible manufacture; 93% carbon and above is preferred for the manufacture of lubricants, and graphite with 40 to 70% carbon is utilized for foundry facings. Natural graphite, refined or otherwise pure, having carbon content not less than 95% is used in the manufacture of carbon rods for dry battery cells.

Currently, artificially prepared graphite has replaced natural graphite to a great extent. Artificial graphite is prepared by heating a mixture of anthracite, high grade coal or petroleum coke, quartz and saw-dust at a temperature of 3,000ºC, out of contact with air. Graphite carbon is deposited as residue.

Our Products

We currently manufacture and sell the following types of graphite products:

•	graphite electrodes;

•	fine grain graphite; and

•	high purity graphite.

Graphite electrodes are used as electricity-conducting materials within electric arc furnaces for manufacture of steel and non-ferrous metals such as brown alumina, yellow phosphorus, or other metals.

Fine grain graphite blocks are used to make graphite crucibles in various industries and continuous casting dies for non-ferrous metals and spark erosion tools in the automotive industry. Fine grain graphite blocks are also machined to produce piston rings, sealing rings as well as jigs in the molding industry. In the space industry, fine grain graphite is used as rocket nozzles. Fine grain graphite is widely used in smelting for colored metals and rare-earth metal smelting as well as the manufacture of molds.  We hope to penetrate some of these markets as we increase our production capacity and market our products to new customers.

High purity graphite is used in the chemistry industry, semiconductor material and precious metal smelting industry, food industry and nuclear industry. Graphite bricks and rounds of high purity are used as moderators in an atomic reactor. In the nuclear field, graphite is a good and convenient material as a moderator but only if the graphite is low in certain neutron absorbing elements notably boron and the rare earths and is of consistent quality particularly with regard to density and orientation. High purity graphite is used in, among other things, the metallurgy, mechanical, aviation, electronic, atomic energy, chemical and food industries. We hope to penetrate some of these markets as we increase our production capacity and market our products to new customers.

 Our product types are differentiated based upon qualities such as density, thermal conductivity, electrical resistivity, thermal expansion and strength. With respect to each of our product types, we sell products that vary in size and purity, depending on the particular specifications requested by our distributors.  We also customize our products in various shapes. We regularly upgrade each of our products by increasing their size, density and purity, in accordance with customer demands.

In June 2009, we launched production of newly developed fine grain graphite rods with a length of 3,500 millimeters and a purity level up to 99.99%. Based on informal discussions with others in our industry, we believe that these rods are currently the largest available in China’s graphite market. We are also currently building a new plant to manufacture ultra-high graphite electrodes with a diameter ranging from 600 to 800mm. This new plant is expected to have technologically advanced equipment capable of producing ultra-high electrodes with a diameter as large as 800 mm and rounded fine grain electrodes with a diameter as large as 600 mm. Following the completion of this expansion, we believe we will be China's first domestic producer of 800 mm diameter ultra-high electrodes.  Such expansion will also further strengthen our position in China's graphite market.

Our Manufacturing Facility

We currently manufacture all of our products in our Inner Mongolia facility. In 2009, our facility had the capacity to produce 15,000 tons of materials annually, in the aggregate. In 2010, our facility production capacity was doubled to 30,000 tons. We are currently operating at 100% production capacity. The Company is also currently building a new plant to manufacture ultra-high graphite electrodes with a diameter ranging from 600 to 800mm. This new plant is expected to start operating in June 2011 and with a capacity to produce about 30,000 tons annually.

The manufacturing process of each of our products generally involves various steps, including calcining, which is a thermal treatment process applied to raw materials, crushing raw materials into smaller particles, screening, mixing, forming, dipping, baking graphitization and machining.  The technology and procedures used in this process vary amongst the different products that we manufacture.  We have developed proprietary technology to support the forming stage of production and, as discussed below under the heading “—Intellectual Property,” we have been granted a patent by the State Intellectual Property Office of the PRC to protect our rights to this technology.

We employ advanced methods of quality control and environmental management.  In this regard, we have obtained ISO90001 certification and ISO14000 certification for all of our products.

Our Raw Materials and Suppliers

Our principal raw materials are coal asphalt, asphalt coke, metallurgy coke, needle coke, metallurgy coke power, quartzose sand, coal, petroleum coke and calcined coke, all of which are carbon rich and used in manufacturing graphite with a high degree of density, strength and purity. We purchase all of our raw materials from domestic Chinese suppliers.  We do not have any long-term contracts with our suppliers.  As a result, the cost of our raw materials is not fixed.  Recently, raw material prices have increased, and we expect this trend to continue.  If we are not able to pass on increased costs to our customers, we would be unable to maintain our profit margins.  In times of decreasing prices, we may have to sell our products at prices which are lower than the prices at which we purchased our raw materials.  Furthermore, PRC regulations grant broad powers to the government to adjust prices of raw materials and manufactured products.  Although the government has not imposed price controls on our raw materials or our products, it is possible that price controls may be implemented in the future, thereby affecting our results of operations and financial condition.

In 2010, 90% of our raw materials were provided by the following four suppliers (dollars in thousands):

Name	Cost of Supplies	Percentage of Total Cost of Supplies
Tianjin Longhui Graphite Products Company	$6.969	28%
China Jinxi Petrochemical Inc.	$5,984	24%
Shanxi Wenshuitai Chemical Inc.	$5,389	21%
Shanghai Hongte Chemical Inc.	$4,321	17%

No suppliers accounted for 10% or more of our total raw material purchases in 2009.

As seen in the table above, substantially all of our supplies in 2010 were purchased from four suppliers. Nonetheless, because of the diversity of available sources of these raw materials, we believe that our raw materials are currently in adequate supply and will continue to be so in the future.

In the third and fourth quarters of 2010, we used cash provided by bank loans to purchase inventory and to pay advances to suppliers for materials to lock in raw material costs.

Our Customers

Our customers include over 200 distributors located throughout 22 provinces in China as well as end users located in China.  Our distributors sold our products to end customers both in China and in foreign countries, including, among others, Japan, the United States, Spain, England, South Korea and India.  These end users consist of companies in various industries, including automobiles, defense, molding, machinery and tool manufacturers.  Our direct sales consist of sales of our graphite electrodes to steel manufacturers and metallurgy companies located in China and sales of our fine grain graphite and high purity graphite products to molding companies located in China.

We generally do not enter into long-term contracts with our distributors or customers. Our distributors and customers generally purchase our products pursuant to purchase orders. We currently have one long-term agreement with one of our distributors; however, the volume of sales from such distributor is not material to our business.

Our distributors and customers generally purchase on credit, depending on their credit history and volume of purchases from us.  During 2010, as a result of the global economic recovery and the expansion of our production capacity, we experienced an increased demand of our products and increased sales. This led to an increase in our net accounts receivable from $5.2 million at December 31, 2009 to $6.2 million at December 31, 2010.

Sales to four of our distributors in 2010 and two distributors in 2009 accounted for 10% or more of our net sales in 2010 as follows (dollars in thousands):

	2010		2009
	Sales	Percent of	Sales	Percent of
Name		Net Sales		Net Sales
Changzhou Zhenrun Carbon Products Sales Co., Ltd.	$7,412	24%	$3,337	22%
He Ming Advanced Materials, Ltd.	$4,941	16%	$3,052	20%
Chang Sheyuan	$3,706	12%	-	-
Tianjin Shunhai Carbon Technology Inc.	$3,088	10%	-	-

As seen in the table above, approximately 62% of our sales in 2010 were sold to four distributors. We do not have long-term agreements with these distributors.  Consequently, if orders from these distributors decreases, our business could be harmed.

Our Sales and Marketing Efforts

We have not spent a significant amount of capital on advertising.  Our sales force consists of eleven people located at our Inner Mongolia facility who market our products primarily to distributors, and, to a lesser extent, end users, in the PRC. Our marketing effort is oriented toward working with distributors, who purchase our products and then sell them to end users in China and in foreign countries, including Japan, the United States, Spain, England, South Korea and India.

Research and Development

We have entered into a technology cooperation agreement with Hunan University, which sets forth the terms pursuant to which the university provides us with basic research and we perform experiments based upon their research. We also have a similar informal relationship with Qinghua University. The research that these universities are currently engaged in focuses on the development of high purity graphite with a diameter of 840 millimeters. A diameter of more than 840 millimeters and a purity of at least 99.9999% are threshold requirement for nuclear graphite for use in nuclear power reactors.  The largest graphite that we currently produce in large quantities that contains such a high level of purity has a diameter of 600 millimeters. We plan to start producing graphite with a diameter of up to 800 millimeter in 2011. Our research and development expenses have not been significant to date.

Intellectual Property

We hold one Chinese patent, Patent No IL: 2004 1 0044348.7, which relates to the molding process for high-density, high strength and wear-resistant graphite material.  The patent will expire in 2024. However, this patent affords us only limited protection, and any actions we take to protect our intellectual property rights may not be adequate.  Most of our intellectual property consists of trade secrets relating to the design and manufacture of graphite products and customer lists that are accessible only by key executives and accounting personnel. Effective intellectual property protection may not be available in China and other countries in which our products are sold. Intellectual property rights in China are still developing, and there are uncertainties involved in the protection and the enforcement of such rights.

Competition and Competitive Advantages

We compete with a number of domestic and international companies that manufacture graphite products. Because of the nature of the products that we sell, we believe that the reputation of the manufacturer and the quality of the product may be as important as price.

In addition to a number of domestic firms, there are three major international firms that offer competing products. They are SGL Group, Toyo Tanso and Poco Graphite. SGL Group is considered one of the world’s leading manufacturers of carbon-based products. In 1974, Toyo Tanso became the first company in Japan to develop isotropic graphite, significantly expanding the possibilities of carbon use. Its products are now widely used in a variety of cutting edge technology fields, including the semi-conductor and aerospace industries. Poco Graphite’s products are produced for the semiconductor and general industrial products, biomedical, glass industry products and electrical discharge machining (EDM) markets.

Government Regulations

Approvals for New Products

Before we develop certain new products, we must obtain a variety of approvals from local and municipal governments in the PRC. Our products may also be required to comply with the regulations of foreign countries into which they are ultimately sold.  There is no assurance that we will be able to obtain all required licenses, permits, or approvals from these government authorities. If we fail to obtain all required licenses, permits or approvals, we may be unable to expand our operations.

Environmental Regulations

Xingyong, which manufactures our products, is subject to Chinese and regional environmental laws and regulations. Our refineries and related water treatment systems are built to meet government requirements, and we received a manufacturing license from the government department of environmental protection. Xingyong has passed environmental impact assessment by local environment authorities. We believe that we and Xingyong are in compliance in all material respects with all environmental protection laws and regulations.

Regulations Governing Electrical Equipment

Our products are subject to regulations that pertain to electrical equipment, which may materially adversely affect our business. These regulations influence the design, components or operation of our products. New regulations and changes to current regulations are always possible and, in some jurisdictions, regulations may be introduced with little or no time to bring related products into compliance with these regulations. Our failure to comply with these regulations may restrict our ability to sell our products in the PRC. In addition, these regulations may increase our cost of supplying the products by forcing us to redesign existing products or to use more expensive designs or components. In these cases, we may experience unexpected disruptions in our ability to supply customers with products, or we may incur unexpected costs or operational complexities to bring products into compliance. This could have an adverse effect on our revenues, gross profit margins and results of operations and increase the volatility of our financial results.

Circular 106 Compliance and Approval

On May 31, 2007, the SAFE issued an official notice known as “Circular 106,” which requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China. However, since the owners of Xingyong were not stockholders of Talent, and Talent’s sole stockholder, a trust of which the trustee and beneficiaries are family members of Mr. Jin, was not a resident of the PRC, no SAFE application was required to be filed for Talent to establish its offshore company, Yongle, as a “special purpose vehicle” for any foreign ownership and capital raising activities by Xingyong.

Restrictions on Exports of Natural Resources

In 2010, the Chinese government decided to implement a number of new restrictions on natural resource industry sectors.  As a result, domestic Chinese companies in certain natural resource industries face export restrictions.  Such restrictions may limit our ability to export our products in the future, or may increase the expense of our exports, which may impact our business.

Employees

As of December 31, 2010, we had 560 full-time employees, of whom 473 were in manufacturing, 36 were technical employees who were also engaged in research and development, 40 were executive and administrative employees and 11 were sales and marketing employees. As of December 31, 2009, we had 553 full-time employees, of whom 462 were in manufacturing, 36 were technical employees who were also engaged in research and development, 40 were executive and administrative employees and 15 were sales and marketing employees. We believe that our relationship with our employees is good.

MANAGEMENT

Directors, Executive Officers and Significant Employee

The following table sets forth certain information with respect to our directors, executive officers and significant employee.

Name	Age	Position
Donghai Yu	45	Chief Executive Officer, President and Director
Zhenfang Yang	46	Interim Chief Financial Officer and Director
Philip Yizhao Zhang	40	Director
John Chen	39	Director
Hongbo Liu	51	Director
Dengyong Jin	56	General Manager of China Operations
Grace King	55	Senior Vice President of Finance

Mr. Donghai Yu has been our Chief Executive Officer since November 2008 and a director since December 2007. Mr. Yu served as Chief Financial Officer from December 2007 until November 2008. Since November 2007 he has also been Chief Financial Officer of Xingyong. Mr. Yu was a financial consultant in personal and business finance from 2002 to 2007. Mr. Yu received his MBA degree from Oklahoma City University.

Mr. Zhenfang Yang has been employed as our interim chief financial officer since November 2010. He has over 30 years experience in the finance and accounting field. He graduated from Inner Mongolia Finance and Economics College. He has been working as a key manager of our operating company since 2007. Before that he has been a key manager at the Inner Mongolia Forestry Department.

Mr. Philip Yizhao Zhang has been a director of ours since November 2009. He has over 13 years of experience in corporate finance, accounting, financial advisory and portfolio investment. He currently serves as the chief financial officer in Beijing and Tokyo for Asia Media Co. Ltd. Mr. Zhang served as chief financial officer of Universal Travel Group from August 17, 2009 to August 16, 2010. He served as the chief financial officer of Energroup Holdings Corp., from September 18, 2008 to December 23, 2008. He served as the chief financial officer of Shengtai Pharmaceutical Inc., from May 2007 to May 2008. He has served as the chief financial officer of West Coast Car Company since May 2007. He had been with China Natural Resources Incorporation from March 2005 to May 2007 and served as its deputy chief financial officer from April 2006 to December 2006. He served as vice president and senior manager of Chinawe Asset Management Corporation from April 2005 to April 2006. Mr. Zhang served as a financial consultant of Hendrickson Asset Management LLC from early 2004 to January 2005. He has been an independent director of China Education Alliance Inc. since June 2009, Kaisa Group Holdings Co., Ltd. since November 2009 and China Green Agriculture Inc., since March 2008. Mr. Zhang served as an independent director of Universal Travel Group from June 2008 to August 2009. He is a Certified Public Accountant, certified by the Delaware State Board of Accountancy. He serves as a Member of the American Institute of Certified Public Accountants. He holds a Bachelor's Degree in Economics from Fudan University, Shanghai in 1992 and an MBA in Financial Analysis and Accounting from the State University of New York, Buffalo in 2003. Mr. Zhang holds a Master of Science Program at Ecole des Hautes Etudes Commerciales (HEC), l'Universite de Montreal in Montreal, Canada.

Mr. John Chen has been a director of ours since November 2009. Mr. Chen has also been a director of Jinhao Motor Company since August 13, 2010, SGOCO Group, Ltd. (also known as SGOCO Technology Ltd.) since November 2010 and General Steel Holdings, Inc., since March 7, 2005. He has served as chief financial officer of General Steel Holdings, Inc. since May 2004. From August 1997 to July 2003, he served as a senior accountant at Moore Stephens, Wurth, Frazer and Torbet, LLP in Los Angeles, California. Mr. Chen graduated from Norman Bethune University of Medical Science, Changchun City, Jilin Province, China, in 1992. He obtained his Bachelor of Science, Business Administration in Accounting from California State Polytechnic University, Pomona, California, U.S. in July 1997.

Dr. Hongbo Liu has been a director since November 2008. He is a professor at Hunan University in Hunan Province, where he has been the department chair of Non-Metallic Materials since 2000. Dr. Liu is considered one of China’s top scholars in carbon graphite studies. He has been granted a special annual allowance for outstanding scholars in China by the PRC Department of State since 1997. Dr. Liu holds a doctorate degree in engineering from Hunan University.

Mr. Dengyong Jin is a significant employee of ours.  He has been general manager of China Operations since 2001 and has more than 20 years of experience in the carbon industry. He received his degree in economics form Inner Mongolia Television University of China. In 2004, Mr. Jin was named one of the “Top 10 Outstanding Mangers in Inner Mongolia”. In 2005, Mr. Jin was named the “Outstanding Entrepreneur” in Inner Mongolia. In 2006, Mr. Jin was named one of “China’s Top 100 Outstanding Entrepreneurs in Science and Technology”. Mr. Jin served as our chief executive officer from December 2007 to November 2008.

Ms. Grace King is a significant employee of ours.  She has been our Senior Vice President of Finance since December 15, 2010.  Ms. Grace has over twenty years of financial transaction experience with extensive contacts and expertise in China. Prior to joining China Carbon, Ms. King acted as the managing partner of APEC Investment, Inc., where she provided investment banking and advisory services to small and mid-sized Chinese companies. Prior to that, Ms. King was the managing director of China business development for Primary Capital, providing a full range of investment banking services to Chinese clients. From 1999 to 2007, Ms. King was a senior investment advisor for Great Eastern Securities, Inc., responsible for overseeing the development of the firm's Asia business. From 1990 to 1998, Ms. King worked as a financial consultant and fund manager for Transpacific Exchange Corp, a private equity fund with a principal focus on China. From 1985 to 1989, Ms. King was employed with Merrill Lynch, as a member of their international corporate group, where she completed transactions including bond underwritings, private placements, privatizations, and mergers and acquisitions. She was one of two key investment bankers who successfully launched Taiwan Fund, Inc. (NYSE:TWN), and served as a key banker on Gulf Canada's global offering of over one billion USD. Ms. King graduated with a BS/MBA degree in Finance and International Business in May 1984 from Columbia University.

There are no agreements or understandings between any of our executive officers or directors and any other person pursuant to which such executive officer or director was selected to serve as a director or executive officer of our company.  Directors are elected until their successors are duly elected and qualified. There are no family relationships among our directors or officers.

Director Qualifications

We seek directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our businesses. We seek directors who possess the qualities of integrity and candor, who have strong analytical skills and who are willing to engage management and each other in a constructive and collaborative fashion. We also seek directors who have the ability and commitment to devote significant time and energy to service on the Board and its committees. We believe that all of our directors meet the foregoing qualifications.

CORPORATE GOVERNANCE

Director Independence

Following the appointment of Mr. Chen and Mr. Zhang on October 28, 2009, the board has determined that a majority of the Company’s directors are independent under Nasdaq rules. Effective October 28, 2009, the Company created audit, compensation and corporate governance/nominating committees and adopted committee charters and a code of conduct.  Mr. Chen and Mr. Zhang, along with Hongbo Liu, who is also an independent director, serve as members of each of the committees with Mr. Zhang serving as chairman of the audit committee, Mr. Chen as chairman of the compensation committee and Mr. Liu as chairman of the corporate governance/nominating committee.

None of our officers or directors have any family relationships with any other officers or directors.

Audit Committee

Our board of directors has established an audit committee to assist it in fulfilling its responsibilities for general oversight of the integrity of the financial reporting process, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our independent auditors and an internal audit function and risk assessment and risk management.  Our board of directors has adopted a written charter for the audit committee, which the audit committee reviews and reassesses for adequacy on an annual basis.  All of the members of our audit committee are independent under the applicable rules and regulations of the SEC and the Nasdaq.

Our audit committee’s responsibilities include:

•	appointing, evaluating and determining the compensation of our independent auditors;

•	reviewing and approving the scope of the annual audit, the audit fee and the financial statements;

•	reviewing disclosure controls and procedures, internal control over financial reporting, any internal audit function and corporate policies with respect to financial information;

•
discussing with our independent auditor the scope and results of our year-end audit, our quarterly results of operations, our internal accounting controls and the professional services furnished by the independent auditor; and

•	reviewing other risks that may have a significant impact on our financial statements .

Commencing with the audited financial statements for the year ended December 31, 2009, our audit committee will meet with our representative of our independent accounting firm with respect to our audited annual financial statements and our unaudited quarterly financial statement before our Form 10-K or Form 10-Q is filed with the SEC.

Compensation Committee

Our compensation committee discharges the board of director’s responsibilities relating to compensation of our executive officers, produces an annual report on executive compensation and provides general oversight of compensation structure.  Our compensation committee is currently comprised of Mr. Chen, Mr. Zhang and Mr. Liu.  Mr. Chen serves as chairman of the compensation committee.  All of the members of our compensation committee are independent under the applicable rules and regulations of the SEC and the Nasdaq.  Our board of directors has adopted a written charter for our compensation committee.

Our compensation committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our executive officers;

•	evaluating any incentive-compensation plans or equity-based plans;

•	oversee regulatory compliance with respect to compensation matters in consultation with management; and

•	evaluating any severance or similar termination payments proposed to be made to any of our current or former executive officers or members of senior management.

Corporate Governance/Nominating Committee

Our board of directors has established a corporate governance/nominating committee for the purpose of reviewing all board of director-recommended and stockholder-recommended nominees, determining each nominee’s qualifications and making a recommendation to the full board of directors as to which persons should be our board of director nominees.  Our corporate governance/nominating committee is currently comprised of Mr. Chen, Mr. Zhang and Mr. Liu.  Mr. Liu serves as chairman of the compensation committee.  All of the members of our compensation committee are independent under the applicable rules and regulations of the SEC and the Nasdaq.  Our board of directors has adopted a written charter for our corporate governance/nominating committee.

Our corporate governance/nominating committee’s responsibilities include:

•	identifying and recommending to our board of directors criteria and procedures for selecting board and committee membership;

•	identifying individuals qualified to become board members

•	evaluating the desirability of and recommending to the board any changes in the size and composition of the board;

•	recommending to our board of directors the persons to be nominated for election as directors and each of the board’s committees;

•	evaluation of and successor planning for the chief executive officer and other executive officers;

•	developing and recommending to our board of directors a set of corporate governance guidelines; and

•	overseeing the evaluation of our board of directors, its committees and management.

Director Compensation

We have entered into an agreement with Mr. Philip Yizhao Zhang and Mr. John Chen, pursuant to which we agreed to issue to each of them 25,000 shares of common stock each year for their services as directors and committee members. Pursuant to these agreements, we issued 25,000 shares to each of them upon their election in October 2009. The Chief Executive Officer and Chief Financial Officer each received 20,000 shares of common stock for their services in 2009. Beginning in May 2009, we also issued 25,000 shares of common stock to Mr. Hongbo Liu and now grant him this amount on an annual basis for his services as director and committee member. In 2010, we issued 25,000 shares of common stock to each of Mr. Donghai Yu, Mr. Philip Yizhao Zhang, Mr. John Chen and Mr. Hongbo Liu.

Director Compensation Table

The following table presents the compensation paid to our directors in respect of fiscal year 2010 for their services as directors:

Name	Stock Awards (1)	Total
Donghai Yu	$27,000	$27,000
Philip Yizhao Zhang	$27,000	$27,000
John Chen	$27,000	$27,000
Hongbo Liu	$27,000	$27,000
_______________________
(1) This column represents the fair value of the stock option on the grant date determined in accordance with the provisions of ASC 718.

Code of Ethics

On October 28, 2009, our board of directors adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth the compensation earned by our named executive officers during the years ended December 31, 2008, 2009 and 2010. None of our executive officers received $100,000 or more of compensation during these periods other than Mr. Yu.

Summary Compensation Table

Name and principal position	Year	Salary	Stock Awards (1)	Total

Donghai Yu Chief Executive Officer	2010 2009 2008	$84,000 $72,000 --	$27,000 $28,000 --	$111,000 $100,000 --
Zhenfang Yang Interim Chief Financial Officer	2010	$24,000	--	$24,000

(1) This column represents the fair value of the stock option on the grant date determined in accordance with the provisions of ASC 718. These amounts represent grants of a stock awards to Mr. Yu in his capacity as a director of the company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dengyong Jin, general manager of China operations and former chief executive officer, is the chief executive officer and principal shareholder of Xingyong. Our principal stockholder, Sincere, is owned by Lizhong Gao, the brother-in-law of Mr. Jin, who has the sole power to vote and dispose of the shares of our company held by Sincere. Sincere holds the shares as trustee for Mr. Jin’s wife and sister in-law.

SELLING STOCKHOLDERS

The following table sets forth certain information regarding the selling stockholders, including the number and percentage of shares beneficially owned by them and the number of shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number and percentage of shares beneficially owned by a selling stockholder, shares of common stock underlying preferred stock and warrants held by such stockholder that are exercisable within 60 days of August 31, 2011 are included. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 22,797,858 shares of common stock outstanding as of August 31, 2011.

The selling stockholders acquired the securities being registered for resale in this prospectus in a private placement, pursuant to which we issued to the selling stockholders an aggregate of 2,480,500 shares of Series B Convertible Preferred Stock, and warrants to purchase an aggregate of up to 1,116,225 shares of our common stock.  The aggregate purchase price was approximately $3.0 million.

The shares of Series B Preferred Stock may be converted at the option of the holders at any time until December 22, 2011, into an aggregate of 2,480,500 shares of common stock.  Of these shares, 1,963,340 shares of Series B Preferred Stock have been converted into 1,963,340 shares of common stock. On December 22, 2011, any outstanding shares of Series B Preferred Stock will be automatically converted into common stock.  The initial exercise price of the 1,116,225 warrants issued to investors is $1.30 per share, subject to certain adjustments set forth therein, including adjustments in the event of certain future financing transactions conducted by us or in the event of a stock dividend or stock split. The warrants may be exercised at any time prior to the five year anniversary of the issuance of the warrants. The investors have exercised an aggregate of 288,000 warrants to date.

In addition, we granted Maxim Group LLC, the placement agent, five-year warrants to purchase up to 124,025 shares of our common stock at an exercise price of $1.32 per share. Maxim exercised this warrant in January 2011.

The $0.5 million of proceeds received to date from the exercise of warrants by the selling stockholders has been used for working capital purposes.

None of the selling stockholders are employees, suppliers or affiliates of ours or our affiliates. Within the past three years, none of the selling stockholders has held a position as an officer or director of ours, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, based on representations made to us by the selling stockholders, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer, except for Maxim Group LLC.

Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to community property laws where applicable) with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Name of Beneficial Owner	Shares Beneficially Owned Before the Offering	Maximum Number of Shares to be Sold	Beneficial Shares After the Offering (1)	Percentage of Common Stock Owned After Offering (1)

Lumen Capital Limited Partnership (2)	20,000	20,000	0	*
Taylor Int’l Fund, Ltd. (3)	279,660	279,660	0	*
Tangiers Investors LP (4)	9,200	9,200	0	*
Matthew M. Haden (5)	25,000	25,000	0	*
Kassirer Market Neutral LP(6)	70,000	70,000	0	*
CNH Diversified Opportunities Master Account, L.P. (7)	500,000	500,000	0	*
Midsouth Investor Fund LP(8)	116,667	116,667	0	*
Lyman O. Heidtke(9)	33,333	33,333	0	*
Jayhawk Private Equity Fund II, L.P.(10)	100,000	100,000	0	*
Total	1,153,860	1,153,860	0	*

* Less than 1%

(1) Assumes that all securities offered are sold.

(2) Includes 20,000 shares of our common stock underlying warrants.  Allan Lichtenberg is the Managing Member of Lumen Management LLC, which is the General Partner of Lumen Capital Limited Partnership and has sole voting power and investment power over the securities held by Lumen Capital Limited Partnership.

(3) Includes shares of Series B preferred stock which may be converted into 99,660 shares of our common stock and 180,000 shares of our common stock underlying warrants.  Stephen Taylor is the Portfolio Manager of Taylor International Fund, which is the investment manager for Taylor Int’l Fund, Ltd. and has sole voting power and investment power over the securities held by Taylor Int’l Fund, Ltd.

(4) Includes 9,200 shares of our common stock underlying the warrants.  Edward M. Liceaga is the Managing Member of Tangiers Capital LLC, which is the General Partner of Tangiers Investors LP and has sole voting power and investment power over the securities held by Tangiers Investors LP.

(5) Includes  25,000 shares of our common stock underlying warrants.

(6) Includes shares of Series B preferred stock which may be converted into 50,000 shares of our common stock and 20,000 shares of our common stock underlying warrants.  Mark Kassirer is the Director and General Partner of Kassirer Market Neutral LP and has sole voting power and investment power over the securities held by Kassirer Market Neutral LP.

(7) Includes shares of Series B preferred stock which may be converted into 300,000 shares of our common stock and 200,000 shares of our common stock underlying warrants.

(8) Includes 116,667 shares of our common stock underlying warrants.  Lyman O. Heidtke is the General Partner of Midsouth Investor Fund LP and has sole voting power and investment power over the securities held by Midsouth Investor Fund LP.

(9) Includes 33,333 shares of our common stock underlying warrants.

(10) Includes 100,000 shares of our common stock underlying warrants.  Kent C. McCarthy is the managing member of Jayhawk Capital Management LLC, which is the general partner of Jayhawk Private Equity Fund II, L.P. and has sole voting power and investment power over the securities held by Jayhawk Private Equity Fund II, L.P.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as to shares of common stock beneficially owned as of May 6, 2010, by:

•	each director;
•	each named executive officer;
•	each person known by us to beneficially own at least 5% of our common stock; and
•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned (subject to community property laws where applicable).  Unless otherwise indicated, the address of each beneficial owner listed below is c/o Xinghe Xingyong Carbon Co., Ltd., 787 Xicheng Wai, Chengguantown, Xinghe County, Inner Mongolia, China.

Name	Shares of Common Stock Beneficially Owned	Percentage
Sincere Investment (PTC), Ltd.(1) Donghai Yu Zhenfang Yang Hongbo Liu Philip Yizhao Zhang John Chen All officers and directors as a group (5 persons)	9,388,412 45,000 - 50,000 50,000 50,000 195,000	47.0% * * * * * *

* Less than 1%

(1) Lizhong Gao, our former President and Director, is the president and sole stockholder of Sincere and has the sole power to vote and dispose of the shares owned by Sincere.  Mr. Gao is the brother-in-law of Mr. Jin, our General Manager of China Operations, the Chief Executive Officer of Xingyong and our former Chief Executive Officer.  Sincere holds the shares as trustee for Mr. Jin’s wife, Shulian Gao, and his sister in-law, Wenyi Li.

DESCRIPTION OF CAPITAL STOCK

Our authorized capitalization consists of 100,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders.  Holders of our common stock are entitled to receive such dividends as our board of directors, in its discretion, may declare from funds legally available. In the event of liquidation, each outstanding share entitles its holder to participate ratably in the assets remaining after payment of liabilities.

Our directors are elected by a plurality vote. A single holder or group of holders of more than 50% of the outstanding shares of common stock present and voting at an annual stockholders meeting at which a quorum is present can elect all of our directors. Our stockholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities. All outstanding shares of common stock are, and those issuable upon conversion of the preferred stock and exercise of the warrants will be, upon such conversion or exercise, respectively, validly issued, fully paid, and non-assessable.

The transfer agent for our common stock is Empire Stock Transfer, Inc.  Their address is 1859 Whitney Mesa Drive, Henderson, Nevada 89014.

Preferred Stock

Our board of directors is authorized to issue up to 20,000,000 shares of preferred stock, which may be issued in series from time to time in one or more series with such designations, rights, preferences and limitations as our board of directors may declare by resolution.

The rights, preferences and limitations of each series of preferred stock may differ with respect to such matters as may be determined by our board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. Additional shares of preferred stock may be issued and may provide dividend and liquidation preferences over common stockholders. Unless otherwise required by law, the board of directors has the authority to issue shares of preferred stock without stockholder approval. The issuance of preferred stock may have the effect of delaying or preventing a change in control without any further action by stockholders.

Series A Preferred Stock

Our board of directors has authorized the creation of Series A Preferred Stock, consisting of 10,000,000 authorized shares, of which no shares were outstanding as of August 31, 2011. Each share of Series A Preferred Stock is convertible at the holder’s option (or automatically upon a change of control) into one share of common stock. While the Series A Preferred Stock is outstanding, unless we obtain the approval of the holders of 75% of the outstanding shares of Series A Preferred Stock, we may not pay cash dividends or other distributions of cash, property or evidences of indebtedness, nor redeem any shares of common stock nor authorize or create any class of stock ranking as to dividends or distribution upon liquidation that are senior to or pari passu with the Series A Preferred Stock. If we issue common stock at a price, or warrants or other convertible securities at a conversion or exercise price, which is less than the conversion price then in effect, the conversion price shall be adjusted on a formula basis. No dividends are payable with respect to the Series A Preferred Stock.

Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Series A Preferred Stock are entitled to a preference of $1.00 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the Series A Preferred Stock upon the occurrence of such event.

The holders of the Series A Preferred Stock have no voting rights. However, so long as any shares of Series A Preferred Stock are outstanding, we may not, unless we have the affirmative approval of the holders of 75% of the outstanding shares of Series A Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the certificate of designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the Series A Preferred Stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series A Preferred Stock, (c) amend our articles of incorporation or other charter documents in breach of any of the provisions thereof, (d) increase the authorized number of shares of Series A Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

Series B Preferred Stock

Our board of directors has authorized the creation of Series B Preferred Stock, consisting of 3,000,000 authorized shares, of which 449,660 shares were outstanding as of August 31, 2011.  Each share of Series B Preferred is convertible at the holder’s option (or automatically a change of control) into one share of common stock.

Cash dividends of 6% per annum shall be payable on the first day of April, July, October and January, commencing on April 1, 2010 The dividends are payable in cash or in kind at our option. Payment in kind shall be made by the issuance of shares of common stock valued at the average of the closing prices of the common stock during the ten days ending three trading days prior to the dividend payment date.

Upon the two year anniversary of the issuance of the shares, we must redeem any outstanding Series B Preferred Stock at a redemption price of $1.20 per share plus accrued but unpaid dividends, provided that the shares of common stock underlying the Series B Preferred are eligible for resale pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act and provided that the redemption applies to all outstanding shares of Series B Preferred.  If the shares of common stock issuable upon conversion of the Series B Preferred are not eligible to be sold pursuant to a registration statement or pursuant to Rule 144, the holders thereof shall have the option of retaining their preferred stock.

In the event of any liquidation, dissolution or winding up our affairs, the proceeds shall be paid as follows: first pay $1.20 plus accrued dividends on each share of Series B Preferred. Thereafter, the Series B Preferred participates with the common stock on an as-converted basis. A merger or consolidation into another corporation or a sale, lease, transfer or other disposition of all or substantially all of our assets in a transaction in which the proceeds of such sale are distributed to shareholders will be treated as a liquidation event.  Upon the occurrence of such event, we must redeem the Series B Preferred unless the holders of a majority of the Series B Preferred elect otherwise.

So long as any shares of Series B Preferred are outstanding, we may not, without the written consent of the holders of at least a majority of the outstanding shares of Series B Preferred, liquidate, dissolve or wind up our affairs, or effect any change of control; amend, alter, or repeal any provision of the Certificate of Designation relating to the Series B Preferred; purchase, redeem or pay any dividend on any capital stock junior to the Series B Preferred; or create or authorize the creation of any convertible debt security if our aggregate convertible debt would exceed $5,000,000, unless such debt is incurred in connection with an acquisition or an expansion of our facilities.

Warrants

We presently have outstanding warrants to purchase 1,229,200 shares of common stock, 125,000 of which have an exercise price of $2.00 per share, 100,000 of which have an exercise price of $3.00, and 1,004,200 of which have an exercise price of $1.30 per share.

The warrants issued to the selling stockholders expire five years from the date of the initial closing with respect to this Offering. The holders of the warrants have no cashless exercise rights. The warrants issued to the selling stockholders provide for an adjustment in the exercise price and the number of shares issuable upon such exercise in the event of a stock split, dividend, distribution, reverse split, combination of shares or other recapitalization. We may redeem the warrants issued to the selling stockholders for $0.01 per share of common stock issuable upon exercise of the warrants if for 20 trading days during any 30 trading day period, the price of the common stock exceeds $2.60 per share.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes, or the NRS, and our articles of incorporation.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws and articles of incorporation provide that we may indemnify our directors, officers, employees, and agents, to the fullest extent permitted by the NRS.  We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

SHARES ELIGIBLE FOR FUTURE SALE

As of August 31, 2011, we had 22,797,858 shares of common stock issued and outstanding.

Shares Covered by this Prospectus

All of the 1,153,860 shares of common stock being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

In general, pursuant to Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale of shares of our common stock, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the current public information requirement.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares of our common stock that does not exceed the greater of (i) one percent of the then outstanding shares of our common stock or (ii) the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.  The selling stockholders may sell their pursuant to Rule 144, if available, rather than under this prospectus.

PLAN OF DISTRIBUTION

Each selling stockholder and any pledgees, assignees and successors-in-interest of any selling stockholder may, from time to time, sell any or all of their shares of common stock covered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales.  Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act or any exemption therefrom, including Rule 172 thereunder.  The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Holland & Hart LLP, Nevada.  Kramer Levin Naftalis & Frankel LLP has advised the company with respect to United States federal securities laws.

EXPERTS

The consolidated financial statements for the years ended December 31, 2009 and December 31, 2010 included herein have been audited by BDO China Li Xin Da Hua CPA Co., Ltd., an independent registered public accounting firm, and are included herein in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a post-effective amendment on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Carbon Graphite Group, Inc.
Chengguantown, Inner Mongolia
 China

We have audited the accompanying consolidated balance sheet of China Carbon Graphite Group, Inc. and subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Carbon Graphite Group, Inc. and subsidiaries as of December 31, 2010 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO China Li Xin Da Hua CPA Co.,Ltd.

Shenzhen, China

April 15, 2011

China Carbon Graphite Group, Inc.and subsidiaries
Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
ASSETS

Current Assets
Cash and cash equivalents	$296,312	$2,709,127
Trade accounts receivable, net of allowance of $2,505,867	6,222,112	5,170,419
Notes receivable	460,856	248,452
Advance to suppliers	10,198,602	790,767
Inventories	26,432,217	16,430,754
Prepaid expenses	573,094	50,000
Other receivables	335,986	1,130,795
Total current assets	44,519,179	26,530,314

Property And Equipment, net	24,127,189	23,913,965

Construction In Progress	10,265,888	2,045,176

Land Use Rights, Net	10,496,930	3,548,273
	$89,409,186	$56,037,728

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$5,452,743	$2,005,583
Advance from customers	1,060,147	1,084,206
Short term bank loan	33,298,150	8,573,901
Long term bank loan - current portion	-	1,613,566
Taxes payable	-	370,777
Other payables	2,584,589	922,109
Dividends payable	32,996	-
Total current liabilities	42,428,625	14,570,142

Long Term Liabilities
Accounts payable in long term	4,744,634	1,243,842
Long term bank loan	-	1,613,566
Warrant liabilities	73,121	708,091
Total liabilities	47,246,380	18,135,641

Stockholders' Equity
Convertible series A preferred stock, par value $0.001 per share, authorized 20,000,000 shares, issued and outstanding 125,000
shares at December 31, 2009 and none at December 31, 2010	-	125
Convertible series B preferred stock, par value $0.001 per share, authorized 3,000,000 shares, issued and outstanding 1,225,000 and
2,160,500 shares at December 31, 2010 and 2009, respectively.	1,225	2,161
Common stock, par value $0.001 per share, authorized 100,000,000 shares, issued and outstanding 20,520,161 and 18,121,661 shares at
December 31, 2010 and 2009, respectively	20,521	18,122
Deferred consulting fee	(57,500)	-
Additional paid-in capital	15,158,291	13,298,332
Accumulated other comprehensive income	6,344,414	5,037,062
Retained earnings	20,695,855	19,546,285
Total stockholders' equity	42,162,806	37,902,087
Total liabilities and stockholders' equity	$89,409,186	$56,037,728

The accompanying notes are an integral part of this statement.

China Carbon Graphite Group, Inc and subsidiaries
Consolidated Statements of Income (Loss) and Comprehensive Income
For the Years Ended December 31, 2010 and 2009

	2010	2009

Sales	$30,994,150	$15,369,978

Cost of Goods Sold	24,062,354	13,192,496
Gross Profit	6,931,796	2,177,482

Operating Expenses
Selling expenses	186,693	365,865
General and administrative	4,155,581	2,594,713
Depreciation and amortization	163,310	75,352
	4,505,584	3,035,930
Operating Income (Loss) Before Other Income (Expense)
and Income Tax Expense	2,426,212	(858,448)

Other Income (Expense)
Interest expense	(1,366,104)	(833,854)
Interest income	-	-
Other expense	(86,967)	(117,341)
Other income	24,589	644,654
Change in fair value of warrants	385,661	(309,287)
	(1,042,821)	(615,828)

Income (Loss) Before Income Tax Expense	1,383,391	(1,474,276)

Income Tax Expense	-	-

Net Income (Loss)	$1,383,391	$(1,474,276)

Deemed Preferred Stock Dividend	(132,778)	(772,982)

Dividend	(101,043)	-

Net Income (Loss) Available To Common Shareholders	$1,149,570	$(2,247,258)

Other Comprehensive Income
Foreign currency translation gain	1,307,351	45,949
Total Comprehensive Income	$2,690,742	$(1,428,327)

Share Data

Basic earnings per share	$0.07	$(0.16)

Diluted earnings per share	$0.06	$(0.16)

Weighted average common shares outstanding,
basic	17,323,979	13,800,052

Weighted average common shares outstanding,
diluted	18,548,979	14,426,518

The accompanying notes are an integral part of this statement.

China Carbon Graphite Group, Inc and subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
For the Years ended December 31, 2010 and 2009

	Common		Convertible series A		Convertible series B						Accumulated		Total
	Stock		preferred Stock		preferred Stock		Additional	Deferred	Retained	Other	Treasury Stock		Stockholders'
	Number	Amount	Number	Amount	Number	Amount	Paid-In Capital	Consulting Fee	Earnings	Comprehensive Income	Number	Amount	Equity

Balance at December 31, 2008	12,218,412	$12,218	1,200,499	$1,200	-	$-	$8,690,426	$-	$21,793,543	$4,991,113	-	$-	$35,488,500

Cumulative effect of change of accounting principle	-	-	-	-	-	-	(398,804)	-	-	-	-	-	(398,804)

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	45,949	-	-	45,949

Net loss for the year ended December 31,2009	-	-	-	-	-	-	-	-	(1,474,276)	-	-	-	(1,474,276)

Issuance of series B preferred stock for cash	-	-	-	-	2,160,500	2,161	2,261,179	-	-	-	-	-	2,263,340

Issuance of common stock for consulting service	1,675,000	1,675					839,242	-	-	-	-	-	840,917

Issuance of common stock for warrants conversion	887,500	888	-	-	-	-	(888)	-	-	-	-	-	-

Issuance of common stock for cash	1,070,000	1,070	-	-	-	-	993,390	-	-	-	-	-	994,460

Stock compensation issued to directors	115,000	115					141,885	-	-	-	-	-	142,000

Common stock placed in escrow	1,080,250	1,080					(1,080)	-	-	-	-	-	-

Conversion of series A preferred stock to common stock	1,075,499	1,075	(1,075,499)	(1,075)	-	-	-	-	-	-	-	-	-

Other preferred stock dividend	-	-	-	-	-	-	772,982	-	(772,982)	-	-	-	-

Balance at December 31, 2009	18,121,661	18,122	125,000	125	2,160,500	2,161	13,298,332	-	19,546,285	5,037,062	-	-	37,902,087

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	1,307,351	-	-	1,307,351

Net income for the year ended December 31,2010	-	-	-	-	-	-	-	-	1,383,391	-	-	-	1,383,391

Issuance of series B preferred stock for cash	-	-	-	-	320,000	320	338,690	-	-	-	-	-	339,010

Issuance of common stock for warrants conversion	128,000	128	-	-	-	-	166,272	-	-	-	-	-	166,400

Value change of warrant liabilities value related to warrant exercises	-	-	-	-	-	-	166,179	-	-	-	-	-	166,179

New warrants issuances							(76,810)						(76,810)

Make good shares held in escrow	160,000	160	-	-	-	-	(160)	-	-	-	-	-	-

Conversion of series A stock to common stock	125,000	125	(125,000)	(125)	-	-	-	-	-	-	-	-	-

Correction of warrants value of 2009							159,940						159,940

Conversion of series B stock to common stock	1,255,500	1,256	-	-	(1,255,500)	(1,256)	-	-	-	-	-	-	-

Issuance of common stock for consulting service	730,000	730	-	-	-	-	973,070	(57,500)	-	-	-	-	916,300

Dividend payable	-	-	-	-	-	-	-	-	(101,043)	-	-	-	(101,043)

Other preferred stock dividend	-	-	-	-	-	-	132,778	-	(132,778)	-	-	-	-

Balance at December 31, 2010	20,520,161	$20,521	0	$0	1,225,000	$1,225	$15,158,291	$(57,500)	$20,695,855	$6,344,413	-	$-	$42,162,805

The accompanying notes are an integral part of this statement.

China Carbon Graphite Group, Inc and subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2010 and 2009
	2010	2009
Cash flows from operating activities
Net Income (Loss)	$1,383,391	$(1,474,276)
Adjustments to reconcile net cash provided by (used in) operating activities
Depreciation and amortization	1,752,232	1,814,034
Bad debt expenses	1,304,327	251,902
Stock compensation	916,300	982,917
Change in fair value of warrants	(385,661)	309,287
Change in operating assets and liabilities
Accounts receivable	(2,290,273)	(1,410,144)
Notes receivable	(198,806)	(219,819)
Other receivables	812,570	(975,894)
Advance to suppliers	(9,012,989)	268,052
Inventories	(9,203,570)	(453,390)
Prepaid expenses	(126,132)	(50,000)
Accounts payable and accrued liabilities	813,460	2,035,588
Non-current accounts payable	3,371,663	-
Advance from customers	(59,574)	438,859
Taxes payable	(760,859)	6,490
Other payables	1,547,429	366,750
Net cash provided by (used in) operating activities	(10,136,493)	1,890,356

Cash flows from investing activities
Acquisition of property and equipment	(1,000,152)	(4,525,364)
Acquisition of land use rights	(6,819,702)	-
Construction in progress	(5,466,118)	(4,367)
Net cash used in investing activities	(13,285,972)	(4,529,731)

Cash flows from financing activities
Proceeds from issuing common stock	166,400	994,460
Proceeds from issuing series B preferred stock	339,010	2,263,340
Dividends paid	(68,047)	-
Proceeds from short term loan	27,287,550	5,116,630
Payments from short term loan	(5,095,155)	-
Advance to related parties	-	290,975
Repayment of long term bank loans	(1,626,900)	(3,369,779)
Net cash provided by financing activities	21,002,858	5,295,626

Effect of exchange rate fluctuation	6,791	1,077

Net increase (decrease) in cash	(2,412,816)	2,657,328

Cash and cash equivalents at beginning of period	2,709,127	51,799

Cash and cash equivalents at end of period	$296,311	$2,709,127

Supplemental disclosure of cash flow information

Interest paid	$1,366,104	$833,854
Income taxes paid	$-	$-

Non-cash activities:

Deemed preferred dividend reflected in paid-in capital	$132,778	$772,982

Reclassfication between warrant liability and equity	$249,309	$398,804

Reclassification from construction in progress to fixed assets	$985,781	$-

Reclassification from accounts payable to construction in progress	$2,480,539

Issuance of common stock for consulting fee	$916,300	$-

Deferred consulting fee reflected in equity	$57,500	$-

The accompanying notes are an integral part of this statement.

China Carbon Graphite Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2010 and 2009

1.  Organization and Business

China Carbon Graphite Group, Inc. (the “Company”), is a Nevada corporation, incorporated on February 13, 2003 under the name Achievers Magazine Inc. In connection with the reverse acquisition transaction described below, the Company’s corporate name was changed to China Carbon Graphite Group, Inc. on January 30, 2008.

On December 17, 2007, the Company completed a share exchange pursuant to a share exchange agreement, dated as of December 14, 2007, with Sincere Investment (PTC), Ltd. (“Sincere”), a British Virgin Islands corporation, which is the sole stockholder of Talent International Investment Limited (“Talent”), a British Virgin Islands corporation, which is the sole stockholder of Xinghe Yongle Carbon Co., Ltd. (“Yongle”), a company organized under the laws of the People’s Republic of China (the “PRC”). Pursuant to the share exchange agreement, the Company, then known as Achievers Magazine, Inc., issued 9,388,172 shares of common stock to Sincere in exchange for all of the outstanding common stock of Talent, and Talent became the Company’s wholly-owned subsidiary. From and after December 17, 2007, the Company’s sole business became the business of Talent, its subsidiaries and its affiliated variable interest entities.

Talent owns 100% of the stock of Yongle, which is a wholly foreign-owned enterprise under the laws of the PRC. Yongle is a party to a series of contractual arrangements with Xinghe Xingyong Carbon Co., Ltd. (“Xingyong”), a corporation organized under the laws of the PRC. Xingyong’s sole stockholder was, at the time of the transaction, the Company’s chief executive officer. These agreements give the Company the ability to operate and manage the business of Xingyong and to derive the profit (or sustain the loss) from Xingyong’s business. As a result, the operations of Xingyong are consolidated with those of the Company for financial reporting purposes. The relationship among the above companies is as follows:

The Company manufactures graphite electrodes, fine grain graphite, high purity graphite and other carbon derived products.

Stock distribution

On January 22, 2008, the Company effected a 1.6-for-one stock distribution whereby each share of common stock became converted into 1.6 shares of common stock. All references to share and per share information in these financial statements reflect this stock distribution.

2.  Basis of Preparation of Financial Statements

The Company maintains its books and accounting records in Renminbi (“RMB”), and its reporting currency is United States dollars.

The financial statements have been prepared in order to present the financial position and results of operations of the Company, its subsidiaries and Xingyong, which is an affiliated company whose financial condition is consolidated with the Company pursuant to Accounting Standard Codification (ASC) Topic 810-10, formerly known as FIN 46R, in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Yongle and Xingyong are under common control. At the time of the acquisition, Mr. Denyong Jin was the chief executive officer and principal stockholder of Xingong. Sincere Investment (PLC) Ltd., a British Virgin Islands company, as trustee, is the Company’s principal stockholder.  Lizhong Gao is president and sole stockholder of Sincere. The beneficiaries of the trust are Shulian Gao, who is Mr. Jin’s wife, and Wenyu Li, who is Mr. Jin’s sister-in-law. Lizhong Gao is Mr. Jin’s brother-in-law.

Under Accounting Standards Codification (“ASC”) 805, common control exists where immediate family members hold more than 50% of the voting ownership interest in each of the entities.  Under Item 404(a) of Regulation S-K, an immediate family member of a person includes that person’s “child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.”

Since more than 50% of Xingyong’s equity is owned by Mr. Jin and more than 50% of the Company’s equity is owned by a company that is owned by Mr. Jin’s brother-in-law and in which Mr. Jin’s wife and sister-in-law are the beneficiaries, the companies are under common control and there is no revaluation of assets. The following table reflects the relationship.

Denyong Jin and members of his immediate family

Control of Xingyong through majority stock ownership	Control of the Company and Yongle through majority stock ownership of the Company, with the Company being the 100% beneficial owner of Yongle

The Company’s consolidated financial statements include the financial statements of its wholly-owned subsidiaries, Talent and Yongle, as well as Xingyong, which is a variable interest entity whose financial statements are consolidated with those of the Company pursuant to ASC 810. All significant intercompany accounts and transactions have been eliminated in the combination.

ASC 810 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss for the variable interest entity or is entitled to receive a majority of the variable interest entity’s residual returns. Variable interest entities are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the Company is the primary beneficiary of these entities.

Yongle is a party to a series of contractual arrangements with Xingyong. These agreements include a management agreement pursuant to which  80% to 100% of Xingyong’s net income after deduction of necessary expenses, if any, is paid to Yongle and Yongle is responsible for paying Xingyong’s obligations incurred in connection with its business. For the years ended December 31, 2010, 2009 and 2008, Xingyong paid 100% of net income to Yongle. In addition, Yongle manages and controls all of the funds of Xingyong. Yongle also has the right to purchase Xingyong’s equipment and patents and lease its manufacturing plants, land and remaining equipment. This agreement is designed so that Yongle can conduct its business in China. Pursuant to two other agreements, the sole stockholder of Xingyong, who was, at the time of the transaction, the Company’s chief executive officer, has pledged all of his equity in Xingyong as security for performance of Xingyong’s obligations to Yongle. As a result, Xingyong is considered a variable interest entity.

Yongle’s business license was issued on September 13, 2007. According to PRC rules and regulations, Talent was required to pay 20% of its capital investment in Yongle, or $800,000, within three months, which would have been due on December 12, 2007, and the remaining 80%, or $3,200,000, within two years from the date of issuance of business license, which would have been September 12, 2009.  On May 21, 2009, the Company's board of directors approved the reduction of Talent’s investment in Yongle from $4,000,000 to $100,000 and the reduction of Yongle's registered capital from $4,000,000 to $100,000. The Company believes that these actions effectively eliminated possible fines or penalties by the PRC business bureau that could result from the Company’s failure to pay the registered capital when required.  All governmental approval to the reduction in capital was obtained and Talent paid the $100,000 investment to Yongle in full in August 2009.

3. Summary of Significant Accounting Policies

Use of estimates - The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net sales and expenses during the reported periods.

Significant estimates included values and lives assigned to acquired property, equipment and intangible assets, reserves for customer returns and allowances, uncollectible accounts receivable, slow moving, obsolete and/or damaged inventory and stock warrant valuation. Actual results may differ from these estimates.

Cash and cash equivalents - The Company considers all highly liquid debt instruments purchased with maturity period of three months or less to be cash equivalents. The carrying amounts reported in the accompanying balance sheet for cash and cash equivalents approximate their fair value. Most of the Company’s cash is held in bank accounts in the PRC and is not protected by FDIC insurance or any other similar insurance. The Company’s bank account in the United States is protected by FDIC insurance.

Accounts receivable - Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Inventory - Inventory is stated at the lower of cost or market. Cost is determined using the weighted average method. Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

The cost of inventories comprises all costs of purchases, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The costs of conversion of inventories include fixed and variable production overhead, taking into account the stage of completion.

Property and equipment - Property and equipment is stated at the historical cost, less accumulated depreciation. Land use rights are being amortized to expense on a straight line basis over the life of the rights. Depreciation on property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets for both financial and income tax reporting purposes as follows:

Buildings	25 - 40 years
Machinery and equipment	10 - 20 years
Motor vehicles	5 years

Expenditures for renewals and betterments were capitalized while repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Upon sale or disposal of an asset, the historical cost and related accumulated depreciation or amortization of such asset were removed from their respective accounts and any gain or loss is recorded in the statements of income.

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment recorded during the years ended at December 31, 2010 and 2009.

Construction in progress - Construction in progress represents the costs incurred in connection with the construction of buildings or additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and placed into service.

Land use rights - There is no private ownership of land in the PRC. The Company has acquired land use rights to a total of 386,853 square meters. The land use rights have terms of 50 years, with the land use right relating to 130,220 square meters expiring in 2052 and the land use right with respect to 256,633 square meters expiring in 2053. In addition to the land use right mentioned above, China government has also issued the Company a land use certificate of 387,838 square meters land, for which the Company has not signed a land use right agreement and has not paid. This 387,838 square meters land use right was used as collateral by the Company for its short term bank loan. The land use right has a term of 50 years, with expiration date of January 2060. The cost of this 387,838 square meters land is approximately $14,000,000. The cost of the land use rights is amortized over the 50-year term of the land use right. The Company evaluates the carrying value of intangible assets during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the intangible asset below its carrying amount. There were no impairments recorded during the years ended December 31, 2010 and 2009.

Income recognition - Revenue is recognized in accordance with ASC 605-25, Revenue Recognition of Financial Statements, formerly known as Staff Accounting Bulletin No. 104, Revenue Recognition, which states that revenue should be recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the service has been rendered; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. The Company believes that these criteria are satisfied when the goods are shipped pursuant to a purchase order.

Interest income is recognized when earned.

Advertising - The Company expenses all advertising costs as incurred. There was no advertising expense for the years ended December 31, 2010 and 2009.

Shipping and handling costs - The Company follows ASC 605-45, Handling Costs, Shipping Costs, formerly known as Emerging Issues Task Force (“EITF”) No. 00-10, Accounting for Shipping and Handling Fees and Costs.  The Company does not charge its customers for shipping and handling. The Company classifies shipping and handling costs as part of its operating expenses. For the year ended December 31, 2010 and 2009, shipping and handling costs were $125,505 and $349,526, respectively.

Segment reporting - ASC 280, “Segment Reporting”, formerly known as Statement of Financial Accounting Standards (“SFAS”) No 131, “Disclosure about Segments of an Enterprise and Related Information,” requires use of the “management approach” model for segment reporting. Under this model, segment reporting is consistent with the manner that the Company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

The Company only sells carbon graphite products and sells only to Chinese distributors and end users and is in only one business segment.

Taxation - Taxation on profits earned in the PRC has been calculated on the estimated assessable profits for the year at the rates of taxation prevailing in the PRC where the Company operates after taking into effect the benefits from any special tax credits or “tax holidays” allowed in the county of operations.

The Company does not accrue United States income tax since it has no operation in the United States. Its operating subsidiaries are organized and located in the PRC and do not conduct any business in the United States.

In 2006, the Financial Accounting Standards Board (FASB) issued ASC Topic 740 Income Taxes, formerly known as  FIN 48, which clarifies the application of SFAS 109 by defining a criterion that an individual income tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and provides guidance on measurement, recognition, classification, accounting for interest and penalties, accounting in interim periods, disclosure and transition. In accordance with the transition provisions, the Company adopted FIN 48 effective January 1, 2007.

The Company recognizes that virtually all tax positions in the PRC are not free of some degree of uncertainty due to tax law and policy changes by the state. The Company cannot reasonably quantify political risk factors and thus must depend on guidance issued by current government officials.

Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of December 31, 2010 is not material to its results of operations, financial condition or cash flows. The Company also believes that the total amount of unrecognized tax benefits as of December 31, 2010, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current Chinese tax law and policy, that the unrecognized tax benefits will significantly increase or decrease over the next twelve months producing, individually or in the aggregate, a material effect on the Company’s results of operations, financial condition or cash flows.

Enterprise income tax - Effective January 1, 2008, the new income tax law sets unified income tax rate for domestic and foreign companies at 25% except a 15% corporation income tax rate for qualified high technology and science enterprises. In accordance with this new income tax law, low preferential tax rate in accordance with both the tax laws and administrative regulations prior to the promulgation of this Law shall gradually transit to the new tax rate within five years after the implementation of this law.

The Company has been recognized as a high technology and science company by the Ministry of Science and Technology of the PRC. Therefore, Xing He District Local Tax Authority in the Nei Mongol province granted to the Company a tax holiday from 100% of enterprises income tax for 10 years from 2008 through 2018. Afterwards, based on the present tax law and the Company’s status as a high technology and science company, the Company will be subject to a corporation income tax rate of 15% effective in 2019.

The enterprise income tax is calculated on the basis of the statutory profit as defined in the PRC tax laws. This statutory profit computed differently from the Company’s net income under U.S. GAAP.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Value added tax - The Provisional Regulations of the PRC Concerning Value Added Tax promulgated by the State Council came into effect on January 1, 1994. Under these regulations and the Implementing Rules of the Provisional Regulations of the PRC Concerning Value Added Tax, value added tax (“VAT”) is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

VAT payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of VAT included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year.

The Company has been granted an exemption from VAT by the Xing He County People’s Government and Xing He Tax Authority on some products in which an exchange agreement is in place for raw materials and fuel.

Contingent liabilities and contingent assets - A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Company. It can also be a present obligation arising from past events that is not recognized because it is not probable that the Company will incur a liability or obligations as a result. A contingent liability, which might occur but is not probable, is not recorded but is disclosed in the notes to the financial statements. The Company will recognize a liability or obligation when it is probable that the Company will incur it.

A contingent asset is an asset, which could possibly arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain events not wholly within the control of the Company. Contingent assets are not recorded but are disclosed in the notes to the financial statements when it is likely that the Company will recognize an economic benefit. When the benefit is virtually certain, the asset is recognized.

Retirement benefit costs - According to PRC regulations on pensions, the Company contributes to a defined contribution retirement program organized by the municipal government in the province in which the Company was registered and all qualified employees are eligible to participate in the program. Contributions to the program are calculated at 23.5% of the employees’ salaries above a fixed threshold amount and the employees contribute 2% to 8% while the Company contributes the remaining 15.5% to 21.5%. The Company has no other material obligation for the payment of retirement benefits beyond the annual contributions under this program.

In addition, the Company is required by Chinese laws to cover employees in China with various types of social insurance. The Company believes that it is in material compliance with the relevant PRC laws.

Fair value of financial instruments - On January 1, 2008, the Company began recording financial assets and liabilities subject to recurring fair value measurement at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. On January 1, 2009 the Company began recording non-recurring financial as well as all non-financial assets and liabilities subject to fair value measurement under the same principles. These fair value principles prioritize valuation inputs across three broad levels. The three levels are defined as follows:

·	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

·
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

·	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Effective January 1, 2009, warrants to purchase 6,000,000 shares of the Company’s common stock previously treated as equity pursuant to the derivative treatment exemption are no longer afforded equity treatment because the strike price of the warrants is denominated in the U.S. dollar, a currency other than the Company’s functional currency, the Chinese Renminbi.  As a result, the warrants are not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expired.

In July 2009, warrants to purchase 5,875,000 shares of the Company’s common stock were exercised through cashless conversion. The fair value of the exercised warrants amounted to $840,173 at July 29, 2009. The remaining 125,000 warrants had a fair value of $10,913 as of December 31, 2009.   Therefore, the Company recognized a total amount of $165,886 of loss from the change in fair value of these warrants for the year ended December 31, 2009.

On October 15, 2009, the Company issued warrants (“2009 Warrants”) to purchase 100,000 common stock at $2.00 and 200,000 common stock at $3.00 pursuant to a consulting agreement. The fair value of the warrants at the issuance date and December 31, 2009 was $50,840 and $22,190, respectively. The Company recognized $28,650 of income from change in fair value of these warrants for the year ended December 31, 2009.

On December 22, 2009, the Company sold 2,160,500 shares of its Series B preferred stock with Warrants to purchase up to an aggregate of 1,064,200 shares of Common Stock at an exercise price of $1.30 per Warrant, which are exercisable within five years of the closing date; (the “2009 Series B Warrants”).  These warrants were treated as a derivative liability because the strike price of the warrants is denominated in the U.S. dollar, a currency other than the Company’s functional currency, the Chinese Renminbi.  As a result, the warrants are not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expired. The fair value of the warrants at December 22, 2009 ((“issuance date”) amounted to $342,997. The fair value of the warrants at December 31, 2009 was $520,674. As a result, the Company recognized $177,677 of loss from the change in fair value of these warrants for the year ended December 31, 2009.

As a result of the transactions above, additional paid in capital of $398,804 and retained earning of $309,287 was reclassified from equity to liability. And the Company recorded a warrant liability of $708,091 to reflect the fair value of these warrants.

On January 13, 2010, the Company sold in a private placement a total of 320,000 shares of Series B Convertible Preferred Stock and five-year warrants (“2010 Series B Warrants”) to purchase 128,000 shares of common stock at an exercise price of $1.30 per share, for an aggregate purchase price of $384,000. Net proceeds of $339,010 had been received and recorded as equity. In connection to the private placement, the Company also issued a five-year warrant expiring on January 13, 2015 to purchase 16,000 shares of common stock at an exercise price of $1.32 per share and paid the private placement agent a transaction fee of $38,400 equal to 10% of the gross proceeds of the Private Placement. These costs were classified as equity and accounted for as common stock issuance cost.

On March 29, 2010 and April 1, 2010, 2010 Series B warrants to purchase 28,000 shares of common stock at $1.30 and 2009 series B warrants to purchase 100,000 shares of common stock at $1.30 were exercised.

On June 1, 2010, 100,000 shares of 2009 warrants changed the exercise price from $2.00 to $1.30 and 100,000 shares of 2009 warrants changed the exercise price from $3.00 to $1.30.

As of December 31, 2010, the Company had the following warrants outstanding:

	Number of shares of common stock to purchase	Average exercise price
“2007 Warrants”	125,000	$2.00
“2009 Warrants”	300,000	$1.87
“2009 Series B Warrants”	1,072,225	$1.30
“2010 Series B Warrants”	116,000	$1.30

The fair value of the 2007 Warrants to purchase 125,000 shares of common stock was $54, $0, $13, and $79,650 at December 31, 2010, September 30, 2010, June 30, 2010, and March 31, 2010, respectively. The Company recognized a loss of $68,737 from the change in fair value of these warrants for the three months ended March 31, 2010 and a gain of $79,638 for the three months ended June 30, 2010 and a gain of $13 for the three months ended September 30, 2010 and a loss of $54 for the three months ended December 31, 2010.

The fair value of the 2009 Warrants to purchase 300,000 shares of common stock was $16,710, $120, $6,430, and $132,040 at December 31, 2010, September 30, 2010, June 30, 2010, and March 31, 2010, respectively. The Company recognized a loss of $109,850 from the change in fair value of these warrants for the three months ended March 31, 2010 and a gain of $125,610 for the three months ended June 30, 2010 and a gain of $6,310 for the three months ended September 30, 2010 and a loss of $16,590 for the three months ended December 31, 2010.

The fair value of the 2009 Series B Warrants to purchase 1,072,225 shares of common stock was $93,885, $211, $17,144, and $1,453,331 at December 31, 2010, September 30, 2010, June 30, 2010, and March 31, 2010, respectively. The Company recognized a loss of $932,657 from the change in fair value of these warrants for the three months ended March 31, 2010 and a gain of $1,436,187 for the three months ended June 30, 2010 and a gain of $16,933 for the three months ended September 30, 2010 and a loss of $93,674 for the three months ended December 31, 2010.

2009 Series B Warrants to purchase 100,000 shares of common stock was exercised on April 1, 2010. The fair value of these warrants was $124,140 at the exercise date and $44,530 at December 31, 2009, respectively. As a result, the Company recognized a loss of $79,610 on these warrants.

The fair value of 2010 Series B warrants to purchase 116,000 shares of common stock was $10,117, $24, $1,898 and $143,911 at December 31, 2010, September 30, 2010, June 30, 2010 and March 31, 2010 and $61,832 at the issuance date, respectively. As a result, the Company recognized a loss of $82,079 for the three months ended March 31, 2010 and a gain of $142,013 for the three months ended June 30, 2010 and a gain of $1,874 for the three months ended September 30, 2010 and a loss of $10,093 for the three months ended December 31, 2010.

2010 Series B warrants to purchase 28,000 shares of common stock was exercised on March 29, 2010, the fair value of these warrants was $42,039 at the exercise date and $12,468 at the issuance date January 13, 2010, respectively. As a result, the Company recognized a loss of $29,571 on these warrants.

In summary, the Company recorded a total amount of $385,661 of changes in fair value of warrants in the Consolidate statement of income and comprehensive income for the year ended December 31, 2010.

Warrants referred to in the preceding paragraphs do not trade in an active securities market, and as such, the Company estimates the fair value of these warrants using the Black-Scholes option pricing model using the following assumptions:

	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
2007 Warrants
Annual dividend yield	-	-	-	-
Expected life (years)	2.04	2.29	2.54	2.79
Risk-free interest rate	0.18%	0.18%	0.18%	0.16%
Expected volatility	14%	16%	21%	22%

	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
2009 Warrants
Annual dividend yield	-	-	-	-
Expected life (years)	3.71	3.96	4.20	4.45
Risk-free interest rate	0.18%	0.18%	0.18%	0.16%
Expected volatility	14%	16%	21%	22%

	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
2009 Series B Warrants
Annual dividend yield	-	-	-	-
Expected life (years)	3.98	4.23	4.48	4.73
Risk-free interest rate	0.18%	0.18%	0.18%	0.16%
Expected volatility	14%	16%	21%	22%

	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
2010 Series B Warrants
Annual dividend yield	-	-	-	-
Expected life (years)	4.03	4.28	4.53	4.78
Risk-free interest rate	0.18%	0.18%	0.18%	0.16%
Expected volatility	14%	16%	21%	22%

Expected volatility is based on the annualized daily historical volatility over a period of one year.  The Company believes this method produces an estimate that is representative of the Company’s expectations of future volatility over the expected term of these warrants. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on U.S. Treasury securities according to the remaining term of the warrants.

The following table sets forth by level within the fair value hierarchy of the Company’s financial assets and liabilities that was accounted for at fair value on a recurring basis as of December 31, 2010.

	Carrying Value at December 31,	Fair Value Measurement at December 31, 2010
	2010	Level 1	Level 2	Level 3
Warrant liability	$73,121	-	-	$73,121

The Company did not identify any other non-recurring assets and liabilities that are required to be presented on the balance sheet at fair value.

Foreign currency translation - The reporting currency of the Company is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. Translation adjustments for the years ended December 31, 2010 and 2009 are $1,307,351 and $45,949, respectively. The cumulative translation adjustment and effect of exchange rate changes on cash for the years ended December 31, 2010 and 2009 were $6,791 and $1,077, respectively. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Asset and liability accounts at December 31, 2010 and December 31, 2009 were translated at 6.5920 RMB to $1.00 USD and at 6.8172 RMB to $1.00 USD, respectively. Equity accounts were stated at their historical rate. The average translation rates applied to income statements for the year ended December 31, 2010 and 2009 were 6.7613 RMB and 6.8409 RMB to $1.00 USD, respectively. In accordance with ASC 230, "Statement of Cash Flows," cash flows from the Company's operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Earnings per share - Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Potentially dilutive shares of common stock consist of the common stock issuable upon the conversion of convertible debt, preferred stock and warrants. The Company has outstanding warrants to purchase 1,613,225 shares of common stock at exercise prices ranging from $1.30- $3.00 per share. The Company uses the if-converted method to calculate the dilutive preferred stock and the treasury stock method to calculate the dilutive shares issuable upon exercise of warrants.

The following table sets forth the computation of the number of net income per share for the years ended December 31, 2010 and 2009.

	2010	2009
Weighted average shares of common stock outstanding (basic)	17,323,979	13,800,052
Shares issuable upon conversion of series A preferred stock	-	125,000
Shares issuable upon conversion of series B preferred stock	1,225,000	-
Shares issuable upon exercise of warrants	-	467,398
Weighted average shares of common stock outstanding (diluted)	18,548,979	14,426,518
Net income (loss) available to common shareholders	$1,149,570	$(2,247,258)
Net income (loss) per shares of common stock (Basic)	$0.07	$(0.16)
Net income (loss) per shares of common stock (diluted)	$0.06	$(0.16)

For the year ended December 31, 2010, the Company did not include any shares of common stock issuable upon exercise of warrants, since such issuance would be anti dilutive.

Accumulated other comprehensive income - The Company follows ASC 220 “Comprehensive Income”, formerly known as SFAS No. 130, “Reporting Comprehensive Income”, to recognize the elements of comprehensive income. Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive income for the years ended December 31, 2010 and 2009 included net income and foreign currency translation adjustments.

Related parties - Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. Transactions with related parties are disclosed in the financial statements.

Reclassification - Certain 2009 amounts have been reclassified to conform to the current year’s financial statements presentation. These reclassifications had no impact on previously reported financial position, results of operations or cash flows.

Recent accounting pronouncements

In July 2010, the FASB issued an accounting update to provide guidance to enhance disclosures related to the credit quality of a company's financing receivables portfolio and the associated allowance for credit losses. Pursuant to this accounting update, a company is required to provide a greater level of disaggregated information about its allowance for credit loss with the objective of facilitating users' evaluation of the nature of credit risk inherent in the company's portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The revised disclosures as of the end of the reporting period are effective for the Company beginning in the second quarter of fiscal 2011, and the revised discourses related to activities during the reporting period are effective for the Company beginning in the third quarter of fiscal 2011. The Company is currently evaluating the impact of this accounting update on its financial disclosures.

In December 2010, the FASB issued amended guidance related to Business Combinations. The amendments affect any public entity that enters into business combinations that are material on an individual or aggregate basis. The amendments specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company will assess the impact of these amendments on its consolidated financial statements if and when an acquisition occurs.

In December 2010, the FASB issued amended guidance related to intangibles—goodwill and other. The amendments modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Company does not believe that this guidance will have a material impact on its consolidated financial statements.

The FASB has issued amended guidance for subsequent events. The amendment removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC's literature. All of the amendments were effective upon issuance (February 24, 2010). The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

The Company has reviewed the Accounting Standards Updates up through 2011-02.

4.  Concentration of Business and Credit Risk

Most of the Company’s bank accounts are in banks located in the PRC and are not covered by any type of protection similar to that provided by the FDIC on funds held in U.S. banks. The Company’s bank account in the United States is covered by FDIC insurance.

The Company is operating in the PRC, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between U.S. dollars and the Chinese RMB.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash trade accounts receivables and inventories, the balances of which are stated on the balance sheet. The Company places its cash in banks located in China. Concentration of credit risk with respect to trade accounts receivables is limited due to the Company's large number of diverse customers in different locations in China. The Company does not require collateral or other security to support financial instruments subject to credit risk.

For the year ended December 31, 2010, four customers accounted for 10% or more of sales revenues, representing 24.0%, 16.0%, 12.0%, and 10.0%, respectively of the total sales. For the year ended December 31, 2009, two customers accounted for 10% or more of sales revenues, representing 22.0% and 20.0%, respectively of the total sales. As of December 31, 2010, there were two customers that constitute 41.5% and 29.5% of the accounts receivable. As of December 31, 2009, there were three customers that accounted for 17.6%, 15.4% and 14.0% respectively of the accounts receivable.

For the year ended December 31, 20009, there is no supplier which accounted for 10% o more of our total purchases. For the year ended December 31, 2010, four suppliers accounted for 10% or more of our total purchases, representing 28.0%, 24.0%, 21.0%, and 17.0%, respectively.

For the year ended December 31, 2010 and 2009, the Company had insurance expense of $103,524 and $2,132 respectively. Accrual for losses is not recognized until such time a loss has occurred.

5.  Income Taxes

Under the Provisional Regulations of The People’s Republic of China Concerning Income Tax on Enterprises promulgated by the PRC, which took effect on January 1, 2008, domestic and foreign companies pay a unified corporate income tax of 25% except a 15% corporation income tax rate for qualified high technology and science enterprises.

The Company has been granted a 100% tax holiday from enterprises income tax from the Xing He District Local Tax Authority for the ten years 2008 through 2018. This tax holiday could be challenged by higher taxing authorities in the PRC, which could result in taxes and penalties owed for those years. For the years ended December 31, 2010 and 2009, without the consideration of adjustments on taxable income, the enterprise income tax at the statutory rates would have been approximately $424,549 and $59,554, respectively.

A reconciliation of the provision for income taxes with amounts determined by the PRC statutory income tax rate to income before income taxes is as follows:

	December 31,
	2010	2009
Computed tax at the PRC statutory rate of 15%	$424,549	$59,554
Benefit of tax holiday	(424,549)	(59,554)
Income tax expenses per books	$-	$-

6.  Trade Accounts Receivable - net

As of December 31, 2010 and 2009, trade accounts receivable consisted of the following:

	2010	2009
Amount outstanding	$8,727,979	$6,168,102
Bad debt provision	(2,505,867)	(997,683)
Net amount	$6,222,112	$5,170,419

For the year ended December 31, 2010, bad debt provision of $1,304,327 on account receivable was charged to expenses. For the year ended December 31, 2009, bad debt provision of $288,915 on account receivable was charged to expenses.

7.  Advance to suppliers, net

As of December 31, 2010 and 2009, advance to suppliers consisted of the following:

	2010	2009
Amount outstanding	$10,198,602	$827,477
Bad debt provision	-	(36,710)
Net amount	$10,198,602	$790,767

For the year ended December 31, 2009, bad debt provision of $132,842 on advance to suppliers was written off. For the year ended December 31, 2010, bad debt provision of $37,013 on advance to suppliers was written off.

8.  Inventories

As of December 31, 2010 and 2009, inventories consisted of the following:

	2010	2009
Raw materials	$2,995,663	$1,953,374
Work in progress	22,247,789	12,531,362
Finished goods	1,188,765	1,891,706
Repair Parts	-	54,312
	$26,432,217	$16,430,754

Raw materials consist primarily of asphalt, petroleum coke, needle coke and other materials used in production. Finished goods consist of graphite electrodes, fine grain graphite and high purity graphite. The costs of finished goods include direct costs of raw materials as well as direct labor used in production. Indirect production costs such as utilities and indirect labor related to production are also included in the cost of inventory.

9.  Property and Equipment, net

As of December 31, 2010 and 2009, property and equipment consist of the following:

	2010	2009
Building	$12,595,257	$11,201,405
Machinery and equipment	21,702,827	20,961,237
Motor vehicles	31,857	41,073
Construction in progress	10,265,888	2,045,176
	44,595,829	34,248,891
Less: Accumulated depreciation	10,202,752	8,289,750
	$34,393,077	$25,959,141

For the years ended December 31, 2010 and 2009, depreciation expense amounted to $1,588,923 and $1,780,052 was charged to cost of goods sold.

10.  Land Use Right

As of December 31, 2010 and 2009, land use rights consist of the following:

	2010	2009
Land Use Right	$10,956,654	$3,830,836
Less: Accumulated amortization	459,724	282,563
	$10,496,930	$3,548,273

Land use rights is as collateral to certain short term loans as of December 31, 2010, as disclosed in Notes#13.

Future amortization of the land use rights is as follows:

12-month period ended December 31,
2011	$242,371
2012	242,371
2013	242,371
2014	242,371
2015	242,371
2016 and thereafter	9,285,075
Total	$10,496,930

For the years ended December 31, 2010 and 2009, amortization expenses were $163,310 and $75,352, respectively.

11.   Stockholders’ equity

(a) Restated Articles of Incorporation

On January 22, 2008, the Company changed its authorized capital stock to 120,000,000 shares of capital stock, of which 20,000,000 shares are shares of preferred stock, par value $0.001 per share, and 100,000,000 shares are shares of common stock, par value $0.001 per share. The restated articles of incorporation give the directors the authority to issue one or more series of preferred stock and to designate the rights, preferences, privileges and limitation of the holders of each set. The board of directors has designated the rights, preferences, privileges and limitation of two series of preferred stock -- the series A convertible preferred stock (“series A preferred stock”) and the series B convertible preferred stock (“series B preferred stock”).

On December 17, 2007, the Company issued its 3% promissory note in the amount of $1,200,000. Pursuant to the agreement pursuant to which the note was issued, upon the filing of restated articles of incorporation which provided for the creation of a series of preferred stock and the filing of a certificate of designation which created the series A preferred stock, the note would automatically be converted into 1,200,499 shares of series A preferred stock and warrants to purchase 3,000,000 shares of common stock at $1.20 per share and 3,000,000 shares of common stock at $2.00 per share. On January 22, 2008, upon the filing of restated articles of incorporation and a statement of designation for the series A convertible preferred stock, and the outstanding convertible note was converted into such series A preferred stock and warrants.

The statement of designation for the series A preferred stock provides the following:

•	Each share of series A preferred stock is convertible into one share of common stock, at a conversion price of $1.00, subject to adjustment.

•
While the series A preferred stock is outstanding, if the Company issues common stock at a price or warrants or other convertible securities at a conversion or exercise price which is less than the conversion price then in effect, the conversion price shall be adjusted on a formula basis.

•
While the Series A Preferred Stock is outstanding, without the approval of the holders of 75% of the outstanding shares of Series A Preferred Stock, the Company may not pay cash dividends or other distributions of cash, property or evidences of indebtedness, nor redeem any shares of Common Stock.

•	No dividends are payable with respect to the series A preferred stock.

•
Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $1.00 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

•
The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, the Company shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter or amend the certificate of designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our articles of incorporation or other charter documents in breach of any of the provisions thereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing

During the year ended December 31, 2009, we issued 950,499 shares of common stock upon conversion of 950,499 shares of series A preferred stock.  At December 31, 2009, 250,000 shares of series A preferred stock were outstanding.

(b) Stock Issuances

On January 13, 2010, the Company sold in a private placement a total of 320,000 shares of Series B Convertible Preferred Stock and five-year warrants to purchase 128,000 shares of common stock at an exercise price of $1.30 per share, for an aggregate purchase price of $384,000. The Company also paid the private placement agent $38,400 and issued a five-year warrant expiring on January 13, 2015 to purchase 160,000 shares of common stock at an exercise price of $1.32 per share. In connection with the private placement and pursuant to the transaction agreements, the Company deposited into escrow 160,000 shares of common stock, which are to be held in escrow to be returned to the Company or delivered to the investors, depending on whether the Company meets certain financial performance targets for the years ending December 31, 2010 and December 31, 2011.

On January 5, 2010, the Company issued 125,000 shares of common stock upon exercise of 125,000 shares of Series A preferred stock.

On March 29, 2010 and April 1, 2010, the Company issued 28,000 and 100,000 shares of common stock to Series B preferred stock shareholders upon exercise of warrants at $1.30.

In April 2010, the Company issued 1,032,500 shares of common stock upon exercise of 1,032,500 shares of Series B preferred stock.

In April 2010, the Company issued 420,000 shares of common stock pursuant to three consulting agreements for consulting and investor relation service. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation 506 of the SEC thereunder. The fair value of $659,400 was recorded. As of December 31, 2010, there was still $57,500 to be amortized during 2010 and it is recorded as deferred consulting fee in equity.

In November 2010, the Company issued total 100,000 shares of common stock to four directors. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation 506 of the SEC thereunder. The fair value of $108,000 was recorded as stock compensation expense.

Pursuant to a consulting agreement dated November 2010, the Company issued 120,000 shares of common stock.  The fair value of $116,400 was recorded. Pursuant to an agreement dated December 2010, the Company issued 90,000 shares of common stock. The fair value of $90,000 was recorded.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation 506 of the SEC thereunder.

On December 31, 2009, the Company sold 250,000 shares of common stock at $1.20 per share. The issuance of these securities was exempt from registration under Regulation S of the Securities and Exchange Commission under the Securities Act.  The investor is not “U.S. persons” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such investor was acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof.

On December 22, 2009, the Company sold in a private placement a total of 2,160,500 shares of Series B Convertible Preferred Stock and five-year warrants to purchase 864,000 shares of common stock at an exercise price of $1.30 per share, for an aggregate purchase price of $2,592,600.   The warrants have terms of five years and expire December 22, 2014. The Company also paid the private placement agent $259,260 and issued a five-year warrant expiring to purchase 108,025 shares of common stock at an exercise price of $1.32 per share. In connection with the private placement and pursuant to the transaction agreements, the Company deposited into escrow 1,080,250 shares of common stock, which are to be held in escrow to be returned to the Company or delivered to the investors, depending on whether the Company meets certain financial performance targets for the years ending December 31, 2010 and December 31, 2011.

During 2009, we issued 115,000 shares in aggregate of common stock to five directors.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation 506 of the SEC thereunder. The fair value of $142,000 was recorded as stock compensation expense in 2009.

On October 12, 2009, the Company issued an aggregate of 750,000 shares of common stock to two investors pursuant to subscription agreements dated as of July 30, 2009. The Company sold 493,760 shares at $.75 per share and 256,240 shares at $1.00 per share.  The issuance of these securities was exempt from registration under Regulation S of he Securities and Exchange Commission under the Securities Act.  The investors are not “U.S. persons” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such investor was acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof.

On July 29, 2009, the Company issued 887,500 shares of common stock in connection with the retirement of warrants to purchase 3,000,000 shares of common stock at $1.20 per share and 2,875,000 shares of common stock at $2.00 per share.  As a result, there remain outstanding warrants to purchase 125,000 shares at $2.00 per share. The warrants expire December 3, 2012 and provide a cashless exercise feature which can only be exercised if the underlying shares are not covered by an effective registration statement.

We estimated the fair value of the warrants that were retired at $825,896 using the Black-Scholes option valuation model. Variables used in the option-pricing model include (i) expected terms of warrants life of 3.4 years (ii) the weighted-average assumption of a risk free interest rate of 2.20% based on the yield available on a U.S. Treasury note with a term equal to the estimated term (iii) the expected volatility of 28% equals to the historical volatility of the Company’s share price. The fair value of the common stock issued was $834,125. Since the fair value of the warrants cancelled approximate the fair value of the common stocks, no additional non-cash expense was recorded.

In March 2009, the Company sold 70,000 shares of common stock to one investor at a purchase price of $1.00 per share, for a total of $70,000.  The Company paid $2,100 as a commission to a finder. The shares were issued pursuant to Regulation S under the Securities Act.

Pursuant to a consulting agreement dated February 9, 2009, the Company issued 750,000 shares of common stock.  Pursuant to an agreement dated July 22, 2009, the Company issued 375,000 shares of common stock. Pursuant to a consulting agreement dated October 15, 2009, the Company issued 100,000 shares of common stock. Pursuant to an advisory agreement dated October 23, 2009, the Company issued 450,000 shares of common stock. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation 506 of the SEC thereunder.

(c) Warrants

On December 22, 2009, the Company sold in a private placement a total of 2,160,500 shares of Series B Convertible Preferred Stock and five-year warrants to purchase 864,000 shares of common stock at an exercise price of $1.30 per share, for an aggregate purchase price of $2,592,600. We also issued 200,000 warrants to Series A preferred stock holders to obtain their consent to create the aforementioned Series B Convertible preferred stock. The warrants have terms of five years and expire December 22, 2014. The Company also paid the private placement agent $259,260 and issued a five-year warrant expiring to purchase 108,025 shares of common stock at an exercise price of $1.32 per share.

Pursuant to a consulting agreement dated October 15, 2009, the Company issued two five year warrants to purchase 100,000 shares of common stock at $2.00 per share and 200,000 shares of common stock at $3.00 per share.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation 506 of the SEC thereunder.

On January 13, 2010, the Company sold in a private placement a total of 320,000 shares of Series B Convertible Preferred Stock and five-year warrants to purchase 128,000 shares of common stock at an exercise price of $1.30 per share, for an aggregate purchase price of $384,000. The Company also paid the private placement agent $38,400 and issued a five-year warrant expiring on January 13, 2015 to purchase 16,000 shares of common stock at an exercise price of $1.32 per share.

The following table summarizes warrant activity for the years ended December 31, 2010 and 2009:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Terms (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2008	6,000,000	$1.60	4.00
Granted	1,472,225	1.48	5.00
Exercised	-	-	-
Retired through with issuance of common stock	(5,875,000)	1.60	4.00
Forfeited or expired	-	-	-
Outstanding at December 31, 2009	1,597,225	1.30	5.00	$20,990
Exercisable at December 31, 2009	1,172,225	$1.30	5.00	$566,464
Granted	144,000	1.30	5.00
Exercised	(128,000)	1.30	4.73
Retired through with issuance of common stock
Forfeited or expired	-	-	-
Outstanding at December 31, 2010	1,613,225	$1.61	3.78	$460,544
Exercisable at December 31, 2010	393,137	$1.30	5.00	$145,070

(d) Deemed Preferred Stock Dividend

Upon completion of the private placement on December 22, 2009, the Company issued (i) 2,160,500 shares of series B preferred stock, with each share of series B preferred stock being convertible into one share of common stock (ii) warrants to purchase 1,064,200 shares of common stock at $1.30 per share to investors and warrants to purchase 108,025 shares of common stock at $1.32 per share to the placement agent. At December 22, 2009, the fair value of the warrants used to calculate the intrinsic value of the conversion option was estimated at $286,801 and was computed using the Black-Scholes option-pricing model include (1) risk-free interest rate at the date of grant (0.06%), (2) expected warrant life of 5 years, (3) expected volatility of 19%, and (4) 0% expected dividend.   The Company used the market price of its common stock at December 22, 2009, $1.38 per share, computed fair value of the series B preferred stock at December 22, 2009 was $2,981,490 and the effective preferred stock conversion price to be $0.95 per share. The proceeds were allocated to the fair value of the warrant liability, the fair value of the conversion option and then the residual to the preferred stock. The difference between the face value of the preferred stock and the allocated value was recorded as an additional preferred stock dividend at the date of issuance as the preferred stock was convertible to common at issurance. The other preferred stock dividend amounted to $772,982 from the transactions.

Upon filing of the Company’s amended and restated articles of incorporation on January 22, 2008, $1,200,000 of convertible notes were automatically converted into (i) 1,200,499 shares of preferred stock, with each share of series A preferred stock being convertible into one share of common stock and (ii) warrants to purchase 3,000,000 shares of the common stock at $1.20 and 3,000,000 shares at $2.00 per share. At December 17, 2007, the fair value of the warrants used to calculate the intrinsic value of the conversion option was estimated at $3,831,900 and was computed using the Black-Scholes option-pricing model based on the assumed issuance of the warrants on the date the notes were issued. Variables used in the option-pricing model include (1) risk-free interest rate at the date of grant (3.5%), (2) expected warrant life of 5 years, (3) expected volatility of 100%, and (4) 0% expected dividend. The Company used the market price of its common stock at December 17, 2007, $0.95 per share, and computed the effective preferred stock conversion price to be $0.24 per share. The resulting intrinsic value of the conversion feature was $854,300 reported as a deemed dividend.

 As the series A preferred stock does not provide for redemption by the Company or have a finite life, upon the conversion to preferred stock, a one-time preferred stock deemed dividend of $854,300 was recognized immediately as a non-cash charge. The deemed preferred stock dividend of $854,300 has been recorded as additional paid-in capital and a reduction to retained earnings in 2008.

As previously disclosed, we entered into a letter of inent to acquire China Carbon Graphite Ltd. Negotiations relating to the potential acquistion are still ongoing and it is not certain that this acquisition will be consummated in 2010 if at all.

Upon completion of the private placement on January 13, 2010, the Company issued (i) 320,000 shares of series B preferred stock, with each share of series B preferred stock being convertible into one share of common stock (ii) warrants to purchase 128,000 shares of common stock at $1.30 per share to investors and warrants to purchase 16,000 shares of common stock at $1.32 per share to the placement agent. At January 13, 2010, the fair value of the warrants used to calculate the intrinsic value of the conversion option was estimated at $76,810 and was computed using the Black-Scholes option-pricing model with the following assumptions (1) risk-free interest rate at the date of grant (0.06%), (2) expected warrant life of 5 years, (3) expected volatility of 19%, and (4) 0% expected dividend. The Company used the market price of its common stock at January 13, 2010, $1.74 per share, and the computed fair value of the series B preferred stock at January 13, 2010 was $556,800 and the effective preferred stock conversion price used was $0.93 per share. The proceeds were allocated to the fair value of the warrant liability, the fair value of the conversion option and then the residual to the preferred stock. The difference between the face value of the preferred stock and the allocated value was recorded as an additional preferred stock dividend at the date of issuance as the preferred stock was convertible to common at issuance. The other preferred stock dividend amounted to $132,778 from the transactions.

12. Accounts payable in long term

Accounts payable in long term was $4,744,634 at December 31, 2010. It was payable to Mr. Dengyong Jin, who is general manager of China operations, former chief executive officer, chief executive officer and principal shareholder of Xingyong. The payable has no interest rate and is for the Company’s business operating purpose.

Accounts payable in long term was $1,243,842 at December 31, 2009, of which $732,881.68 was payable to employees of Beijing Royal Yiyuan Inc. with interest rate of 20% per annual.

13. Short-term bank loans

As of December 31, 2010 and 2009, short term loans consisted of the following:

	2010	2009

Bank loan from China Construction Bank, dated September 6, 2010, due September 5, 2011 with an interest rate of 5.31%, interest payable quarterly, secured by land use rights	$6,068,000	$-

Bank loan from China Construction Bank, dated August 23, 2010, due August 22, 2011 with an interest rate of 5.31%, interest payable quarterly, secured by land use rights	6,068,000	-

Bank loan from China Construction Bank, dated August 6, 2010, due August 5, 2011 with an interest rate of 5.31%, interest payable quarterly, secured by land use rights.	6,068,000	-

Bank loan from China Construction Bank, dated September 16, 2010, due September 15, 2011 with an interest rate of 5.31%, interest payable quarterly, secured by land use rights	9,102,000	-

Bank loan from Huaxia Bank, dated June 17, 2010, due June 10, 2011 with an interest rate of 6.903%, interest payable quarterly, secured by equipment and land use rights	5,309,500	-

Bank loan from Credit Union, dated February 11, 2010, due February 8, 2011 with an interest rate of 12.213%, interest payable monthly, secured by property and equipment and land use rights	682,650	-

Bank loans dated June 17, 2009, due June 15, 2010 with an interest rate of 9.711%, interest payable monthly, secured by property and equipment and land use rights		5,173,072

Bank loan dated June 16, 2009, due June 1, 2010 with an interest rate of 7.434%, interest payable quarterly, secured by equipment and land use rights		3,439,829
	$33,298,150	$8,573,901

We entered into four short-term bank loans with China Construction Bank for a total of $27 million between August 6 and September 16, 2010.  The first of these loans was for $6.068 million on August 6, 2010 at an interest rate of 5.31% per year and has a maturity date of August 5, 2011. The second loan was for $6.068 million on August 23, 2010 at an interest rate of 5.31% per year and has a maturity date of August 22, 2011.  The third loan was for $6.068 million on September 6, 2010 at an interest rate of 5.31% per year and has a maturity date of September 5, 2011. The fourth loan was for $9.102 million on September 16, 2010 at an interest rate of 5.31% per year and has a maturity date of September 15, 2011. Interest on each loan is payable monthly.  Each of these loans will be renewable at the lender’s discretion. The loan agreements provide for events of default and operating and financial covenants typical for loan transactions of this type. Proceeds of the loans will be used by us to purchase raw materials, specifically focusing on higher purity graphite and fine grain graphite materials.

14.  Long-term bank loan

As of December 31, 2010 and 2009, long term loans consisted of the following:

	2010	2009
Bank loans dated October 10, 2008, due October 9, 2011 with an interest rate of 6.75%, interest payable monthly, secured by property and equipment and land use rights.	$-	$3,227,132
Less: current portion	-	(1,613,566)
Non-current portion	$-	$1,613,566

15. Other income

For the years ended December 31, 2010 and 2009, other income, which consisted of government grants, was $24,589 and $644,654, respectively.

16.  Subsequent event

On January 11, 2011, we entered into a short-term bank loan with China Construction Bank for a total of $4.6 million. The loan has an interest rate of 6.06%, due in January 11, 2012, and secured by property and equipment and land use rights.

In February 2011, the Company returned $682,650 of bank loan from Credit Union.

China Carbon Graphite Group, Inc.and subsidiaries
Consolidated Balance Sheets

	June 30, 2011	December 31, 2010
ASSETS
	(Unaudited)
Current Assets
Cash and cash equivalents	$4,071,153	$296,312
Restricted cash	6,559,280	-
Accounts receivable, net of allowance of $2,555,423	12,031,460	6,222,112
Notes receivable	294,600	460,856
Advance to suppliers	11,298,587	10,198,602
Inventories	31,119,839	26,432,217
Prepaid expenses	1,171,079	573,094
Other receivables	1,461,437	335,986
Total current assets	68,007,435	44,519,179

Property And Equipment, Net	23,847,024	24,127,189

Construction In Progress	12,954,130	10,265,888

Land Use Rights, Net	10,609,782	10,496,930
Total Assets	$115,418,371	$89,409,186

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$5,417,310	$5,452,743
Advance from customers	3,917,563	1,060,147
Short term bank loan	39,139,100	33,298,150
Notes payable	10,519,600	-
Other payables	3,846,388	2,584,589
Dividends payable	15,114	32,996
Total current liabilities	62,855,075	42,428,625

Amount Due To A Related Party	6,171,562	4,744,634

Warrant Liabilities	5,422	73,121
Total Liabilities	69,032,059	47,246,380

Stockholders' Equity
Convertible series A preferred stock, par value $0.001 per share, authorized 20,000,000 shares, none issued and outstanding
at June 30, 2011 and December 31, 2010	-	-
Convertible series B preferred stock, par value $0.001 per share, authorized 3,000,000 shares, issued and outstanding 472,160 and
1,225,000 shares at June 30, 2011 and December 31, 2010, respectively.	472	1,225
Common stock, par value $0.001 per share, authorized 100,000,000 shares, issued and outstanding 22,525,358 and 20,520,161 shares at
June 30, 2011 and December 31, 2010, respectively	22,525	20,521
Deferred consulting fee	-	(57,500)
Additional paid-in capital	17,301,361	15,158,291
Accumulated other comprehensive income	7,165,862	6,344,414
Retained earnings	21,896,092	20,695,855
Total stockholders' equity	46,386,312	42,162,806
Total Liabilities and Stockholders' Equity	$115,418,371	$89,409,186

The accompanying notes are an integral part of this statement.

China Carbon Graphite Group, Inc and subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Sales	$12,145,024	$3,248,351	$23,608,359	$8,095,207

Cost of Goods Sold	9,456,762	3,019,732	18,340,023	6,842,398
Gross Profit	2,688,262	228,619	5,268,336	1,252,809
	22%	7%	22%	15%
Operating Expenses	1,106,978	1,009,491	2,710,903	1,438,420
Selling expenses	57,312	21,704	107,175	46,697
General and administrative	1,049,666	987,787	2,603,728	1,391,723
Amortization	47,152	10,887	93,754	38,227
	1,154,130	1,020,378	2,804,657	1,476,647
Operating Income (Loss) Before Other Income (Expense)
and Income Tax Expense	1,534,132	(791,759)	2,463,679	(223,838)

Other Income (Expense)
Interest expense	(693,274)	(268,123)	(1,406,804)	(474,271)
Interest income	-	-	-	-
Other expense	(765)	(2,926)	(766)	(2,926)
Other income	15,670	-	76,550	-
Change in fair value of warrants	26,540	1,783,448	82,692	563,018
	(651,829)	1,512,399	(1,248,328)	85,821

Income (Loss) Before Income Tax Expense	882,303	720,640	1,215,351	(138,017)

Income Tax Expense	-	-	-	-

Net Income (Loss)	$882,303	$720,640	$1,215,351	$(138,017)

Other Comprehensive Income
Foreign currency translation gain	553,200	146,086	821,448	46,564
Total Comprehensive Income (loss)	$1,435,503	$866,726	$2,036,799	$(91,453)

Share Data

Basic earnings (loss) per share	$0.04	$0.04	$0.05	$(0.01)

Diluted earnings (loss) per share	$0.04	$0.04	$0.05	$(0.01)

Weighted average common shares outstanding, basic	22,350,263	20,068,117	21,993,435	19,281,103

Weighted average common shares outstanding diluted	23,194,542	20,068,117	22,671,285	19,281,103

The accompanying notes are an integral part of this statement.

China Carbon Graphite Group, Inc and subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2011	2010
Cash flows from operating activities
Net Income ( Loss )	$1,215,351	$(138,017)
Adjustments to reconcile net cash provided by operating activities
Depreciation and amortization	870,310	847,371
Stock compensation	623,450	384,700
Change in fair value of warrants	(82,692)	(563,018)
Change in operating assets and liabilities
Accounts receivable	(4,308,178)	236,629
Notes receivable	173,556	247,815
Other receivables	(1,107,235)	740,594
Advance to suppliers	(889,008)	(5,582,909)
Inventories	(4,121,825)	(172,484)
Prepaid expenses	226,703	3,577
Accounts payable and accrued liabilities	(141,785)	5,870,586
Notes payable	10,410,800	7,315,567
Advance from customers	2,807,114	(161,026)
Taxes payable	1,476,262	(187,000)
Other payables	90,132	859,069
Net cash provided by operating activities	7,242,955	9,701,454

Cash flows from investing activities
Acquisition of property and equipment	(27,088)	(2,926)
Acquisition of land use rights	-	(5,137,024)
Construction in progress	(2,459,521)	8,751
Net cash used in investing activities	(2,486,609)	(5,131,199)

Cash flows from financing activities
Proceeds from issuing common stock	-	166,400
Proceeds from issuing series B preferred stock	-	338,850
Proceeds from warrants exercise	371,714	-
Dividends paid for series B preferred stock	(32,996)	(26,643)
Increase of restricted cash	(6,491,440)	-
Proceeds from short term loan	11,176,300	273,931
Payments from short term loan	(6,047,450)	-
Net cash provided by (used in) financing activities	(1,023,872)	752,538

Effect of exchange rate fluctuation	42,368	27,621

Net increase in cash	3,774,842	5,350,414

Cash and cash equivalents at beginning of period	296,312	2,709,127

Cash and cash equivalents at end of period	$4,071,154	$8,059,541

Supplemental disclosure of cash flow information

Interest paid	$1,406,804	$474,270

Non-cash activities:

Deemed preferred dividend reflected in paid-in capital	$-	$132,778

Reclassfication of warrant liability with equity	$14,993	$158,910

Issuance of common stock for consulting fee	$1,787,600	$384,700

The accompanying notes are an integral part of this statement.

China Carbon Graphite Group, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
For The Three Months and Six Months Ended June 30, 2011
(Unaudited)

1.  Organization and Business

China Carbon Graphite Group, Inc. (the “Company”, “us”, “we”, “our”), through its subsidiaries, is engaged in the manufacture of graphite-based products in the People’s Republic of China.  Our products are used in the manufacturing process for other products, particularly non-ferrous metals and steel, and are incorporated in various types of products or processes, such as atomic reactors.  We currently manufacture and sell primarily the following types of graphite products:

▪	Graphite electrodes;

▪	fine grain graphite; and

▪	high purity graphite.

China Carbon Graphite Group, Inc. (the “Company”), is a Nevada corporation, incorporated on February 13, 2003 under the name Achievers Magazine Inc. In connection with the reverse acquisition transaction described below, the Company’s corporate name was changed to China Carbon Graphite Group, Inc. on January 30, 2008.

On December 17, 2007, the Company completed a share exchange pursuant to a share exchange agreement, dated as of December 14, 2007, with Sincere Investment (PTC), Ltd. (“Sincere”), a British Virgin Islands corporation, which is the sole stockholder of Talent International Investment Limited (“Talent”), a British Virgin Islands corporation, which is the sole stockholder of Xinghe Yongle Carbon Co., Ltd. (“Yongle”), a company organized under the laws of the People’s Republic of China (the “PRC”). Pursuant to the share exchange agreement, the Company, then known as Achievers Magazine, Inc., issued 9,388,172 shares of common stock to Sincere in exchange for all of the outstanding common stock of Talent, and Talent became the Company’s wholly-owned subsidiary. From and after December 17, 2007, the Company’s sole business became the business of Talent, its subsidiaries and its affiliated variable interest entities.

Talent owns 100% of the stock of Yongle, which is a wholly foreign-owned enterprise under the laws of the PRC. Yongle is a party to a series of contractual arrangements with Xinghe Xingyong Carbon Co., Ltd. (“Xingyong”), a corporation organized under the laws of the PRC. Xingyong’s sole stockholder was, at the time of the transaction, the Company’s chief executive officer. These agreements give the Company the ability to operate and manage the business of Xingyong and to derive the profit (or sustain the loss) from Xingyong’s business. As a result, the operations of Xingyong are consolidated with those of the Company for financial reporting purposes. The relationship among the above companies is as follows:

Stock distribution

On January 22, 2008, the Company effected a 1.6-for-one stock distribution whereby each share of common stock became converted into 1.6 shares of common stock. All references to share and per share information in these financial statements reflect this stock distribution.

2.  Basis of Preparation of Financial Statements

Management acknowledges its responsibility for the preparation of the accompanying interim condensed consolidated financial statements which reflect all adjustments, consisting of normal recurring adjustments, considered necessary in its opinion for a fair statement of its condensed consolidated financial position and the results of its operations for the interim period presented. These condensed consolidated financial statements should be read in conjunction with the summary of significant accounting policies and notes to consolidated financial statements included in the Company’s Form 10-K annual report for the year ended December 31, 2010. The condensed consolidated balance sheet as of December 31, 2010 has been derived from  the audited financial statements. The results of the six -months ended June 30, 2011 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2011.

The accompanying unaudited condensed consolidated financial statements for China Carbon Graphite Group, Inc. and its subsidiaries and variable interest entity, have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole.

The Company maintains its books and accounting records in Renminbi (“RMB”), and its reporting currency is United States dollars.

The financial statements have been prepared in order to present the financial position and results of operations of the Company, its subsidiaries and Xingyong, which is an affiliated company whose financial condition is consolidated with the Company pursuant to Accounting Standard Codification (ASC) Topic 810-10, formerly known as FIN 46R, in accordance with accounting principles generally accepted in the United States of America.

3. Summary of Significant Accounting Policies

Use of estimates - The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net sales and expenses during the reported periods.

Significant estimates included values and lives assigned to acquired property, equipment and intangible assets, reserves for customer returns and allowances, uncollectible accounts receivable, slow moving, obsolete and/or damaged inventory and stock warrant valuation. Actual results may differ from these estimates.

Basis of consolidation  - The unaudited condensed consolidated financial statements include the financial statements of China Carbon and its subsidiaries. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation. Results of acquired subsidiaries are consolidated from the date on which control is transferred to the Company and are no longer consolidated from the date that control ceases.

Variable interest entity -The Company has adopted FASB Interpretation No. 46R "Consolidation of Variable Interest Entities" ("FIN 46R") (ASC 810), an Interpretation of Accounting Research Bulletin No. 51. FIN 46R (ASC 810) requires a Variable Interest Entity (VIE) to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE's residual returns. VIEs are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the company is the primary beneficiary of these entities. The results of subsidiaries or variable interest entities acquired during the year are included in the consolidated income statements from the effective date of acquisition.

Subsequent accounting for the assets, liabilities, and non-controlling interest of a consolidated variable interest entity are accounted for as if the entity were consolidated based on voting interests and the usual accounting rules for which the VIE operates are applied as they would to a consolidated subsidiary as follows: 1) carrying amounts of the VIE are consolidated into the financial statements of the Company as the primary beneficiary (referred as "Primary Beneficiary" or "PB"); 2) inter-company transactions and balances, such as revenues and costs, receivables and payables between or among the Primary Beneficiary and the VIE(s) are eliminated in their entirety.

The Company initially measures the assets, liabilities, and non-controlling interests of the VIEs at their fair values at the date of the acquisitions.

Cash and cash equivalents - The Company considers all highly liquid debt instruments purchased with maturity period of three months or less to be cash equivalents. The carrying amounts reported in the accompanying balance sheet for cash and cash equivalents approximate their fair value. Most of the Company’s cash is held in bank accounts in the PRC and is not protected by FDIC insurance or any other similar insurance. The Company’s bank account in the United States is protected by FDIC insurance.

Restricted cash - Restricted cash represents amounts held by a bank as security for bank acceptance notes and therefore is subject to withdrawal restrictions. As of June 30, 2011 and December 31, 2010, these amounts totaled $6,559,280 and $0, respectively. The restricted cash is expected to be released within the next twelve months after bank notes matured.

Accounts receivable - Accounts receivable are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. Accounts receivable are recorded at the invoiced amount and do not bear interest. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary.

Inventory - Inventory is stated at the lower of cost or market. Cost is determined using the weighted average method. Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale. The Company periodically reviews historical sales activity to determine excess, slow moving items and potentially obsolete items and also evaluates the impact of any anticipated changes in future demand. The Company provides inventory allowances based on excess and obsolete inventories determined principally by customer demand.

As of June 30, 2011 and December 31, 2010, the Company did not record an allowance for obsolete inventories, nor have there been any write-offs.

The cost of inventories comprises all costs of purchases, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The costs of conversion of inventories include fixed and variable production overhead, taking into account the stage of completion.

Property and equipment - Property and equipment is stated at the historical cost, less accumulated depreciation. Depreciation on property and equipment is provided using the straight-line method over the estimated useful lives of the assets for both financial and income tax reporting purposes as follows:

Buildings	25 - 40 years
Machinery and equipment	10 - 20 years
Motor vehicles	5 years

Expenditures for renewals and betterments were capitalized while repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Upon sale or disposal of an asset, the historical cost and related accumulated depreciation or amortization of such asset were removed from their respective accounts and any gain or loss is recorded in the statements of income.

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment recorded during the six months ended at June 30, 2011 and 2010.

Construction in progress - Construction in progress represents the costs incurred in connection with the construction of buildings or additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and placed into service. The Company has not capitalized any interest expenses for the six months ended June 30, 2011 and 2010.

Land use rights - There is no private ownership of land in the PRC. The Company has acquired land use rights to a total of 386,853 square meters. The land use rights have terms of 50 years, with the land use right relating to 130,220 square meters expiring in 2052 and the land use right with respect to 256,633 square meters expiring in 2053. In addition to the land use right mentioned above, China government has also issued the Company a land use certificate of 387,838 square meters land, for which the Company has not signed a land use right agreement and has not paid. This 387,838 square meters land use right was used as collateral by the Company for its short term bank loan. The land use right has a term of 50 years, with expiration date of January 2060. The cost of this 387,838 square meters land is approximately $14,000,000. The cost of the land use rights is amortized over the 50-year term of the land use right using the straight-line method. The Company evaluates the carrying value of intangible assets during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the intangible asset below its carrying amount. There were no impairments recorded during the six months ended at June 30, 2011 and 2010.

Stock-based compensation - Stock-based compensation includes 1) common stock awards granted to employees and directors for services, and are accounted for under FASB ASC 718 “Compensation - Stock Compensation”, and 2) common stock awards granted to consultants which are accounted for under FASB ASC 505-50 “Equity – Equity-Based Payments to Non-Employees”.

All grants of common stock awards and stock options to employees and directors are recognized in the financial statements based on their grant date fair values. The Company has elected to recognize compensation expense using the straight-line method for all common stock awards and stock options granted with service conditions that have a graded vesting schedule, with a corresponding charge to additional paid-in capital.

Common stock awards are granted to directors for services provided. The vested portions of common stock awards granted but not yet issued are recorded in Common Stock to be issued until issuance.

Common stock awards issued to consultants represent common stock granted to non-employees in exchange for services at fair value. The measurement dates for such awards are set at dates that the contracts are entered into as the awards are non-forfeitable and vest immediately. The measurement date fair value is then recognized over the service period as if the Company has paid cash for such service. The Company does not have significant grants to consultants for any of the period presented.

The Company estimates fair value of common stock awards based on the number of shares granted and the quoted price of the Company’s common stock on the date of grant .

Foreign currency translation - The reporting currency of the Company is the US dollar. The Company uses the Chinese Renminbi, "RMB,” as its functional currency. The results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rates at the balance sheet dates, and equity is translated at the historical exchange rates. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding accounts on the balance sheets. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statements of shareholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Assets and liabilities were translated at 6.53 RMB and 6.81 RMB to $1.00 at June 30, 2011 and June 30, 2010, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to income statement for the six months ended June 30, 2011 and 2010 were 6.46 RMB and 6.83 RMB to $1.00. Cash flows are also translated at average translation rates for the period; therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Revenue recognition - Revenue is recognized in accordance with ASC 605-25, Revenue Recognition of Financial Statements, formerly known as Staff Accounting Bulletin No. 104, Revenue Recognition, which states that revenue should be recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) goods are delivered ; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. The Company believes that these criteria are satisfied when the goods are shipped pursuant to a purchase order. The Company allows its customers to return products only if its products are later determined by the Company to be ineffective. Based on the Company’s historical experience, product returns have been insignificant throughout all of its product lines. Therefore, the Company does not estimate deductions or allowance for sales returns. Sales returns are taken against revenue when products are returned from customers. Sales are presented net of any discounts given to customers .

Interest income is recognized when earned.

Advertising costs - The Company expenses all advertising costs as incurred. There was no advertising expense for the six months ended at June 30, 2011 and 2010.

Cost of goods sold - Cost of goods sold consists primarily of the costs of the raw materials, freight charges, direct labor, depreciation of plant and machinery, warehousing cost and overhead associated with the manufacturing process and commission expenses .

Shipping and handling costs - The Company follows ASC 605-45, Handling Costs, Shipping Costs, formerly known as Emerging Issues Task Force (“EITF”) No. 00-10, Accounting for Shipping and Handling Fees and Costs.  The Company does not charge its customers for shipping and handling. The Company classifies shipping and handling costs as part of its selling expenses. For the three months ended June 30, 2011 and 2010, shipping and handling costs were $57,312 and $21,703, respectively. For the six months ended June 30, 2011 and 2010, shipping and handling costs were $107,175 and $45,641, respectively.

Segment reporting - ASC 280, “Segment Reporting”, formerly known as Statement of Financial Accounting Standards (“SFAS”) No 131, “Disclosure about Segments of an Enterprise and Related Information,” requires use of the “management approach” model for segment reporting. Under this model, segment reporting is consistent with the manner that the Company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

The Company only sells carbon graphite products and sells only to Chinese distributors and end users and is in only one business segment.

Taxation - Taxation on profits earned in the PRC has been calculated on the estimated assessable profits for the year at the rates of taxation prevailing in the PRC where the Company operates after taking into effect the benefits from any special tax credits or “tax holidays” allowed in the county of operations.

The Company does not accrue United States income tax since it has no operation in the United States. Its operating subsidiaries are organized and located in the PRC and do not conduct any business in the United States.

In 2006, the Financial Accounting Standards Board (FASB) issued ASC Topic 740 Income Taxes, formerly known as  FIN 48, which clarifies the application of SFAS 109 by defining a criterion that an individual income tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and provides guidance on measurement, recognition, classification, accounting for interest and penalties, accounting in interim periods, disclosure and transition. In accordance with the transition provisions, the Company adopted FIN 48 effective January 1, 2007.

The Company recognizes that virtually all tax positions in the PRC are not free of some degree of uncertainty due to tax law and policy changes by the state. The Company cannot reasonably quantify political risk factors and thus must depend on guidance issued by current government officials.

Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of June 30, 2011 is not material to its results of operations, financial condition or cash flows. The Company also believes that the total amount of unrecognized tax benefits as of June 30, 2011, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current Chinese tax law and policy, that the unrecognized tax benefits will significantly increase or decrease over the next twelve months producing, individually or in the aggregate, a material effect on the Company’s results of operations, financial condition or cash flows.

Enterprise income tax - Effective January 1, 2008, the new income tax law sets unified income tax rate for domestic and foreign companies at 25% except a 15% enterprise income tax rate for qualified high technology and science enterprises. In accordance with this new income tax law, low preferential tax rate in accordance with both the tax laws and administrative regulations prior to the promulgation of this Law shall gradually transit to the new tax rate within five years after the implementation of this law.

The Company has been recognized as a high technology and science company by the Ministry of Science and Technology of the PRC. And therefore, the Company is subject to a 15% enterprise income tax. In addition, Xing He District Local Tax Authority in the Nei Mongol province granted to the Company a tax holiday from 100% of enterprises income tax for 10 years from 2008 through 2018. Afterwards, based on the present tax law and the Company’s status as a high technology and science company, the Company will be subject to a corporation income tax rate of 15% effective in 2019.

The enterprise income tax is calculated on the basis of the statutory profit as defined in the PRC tax laws. This statutory profit computed differently from the Company’s net income under U.S. GAAP.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Value added tax - The Provisional Regulations of the PRC Concerning Value Added Tax promulgated by the State Council came into effect on January 1, 1994. Under these regulations and the Implementing Rules of the Provisional Regulations of the PRC Concerning Value Added Tax, value added tax (“VAT”) is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

VAT payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of VAT included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year. VAT payable (recoverable), which is included in other payables, was $201,293 and $(539,869) as of June 30, 2011 and 2010, respectively.

Contingent liabilities and contingent assets - A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Company. It can also be a present obligation arising from past events that is not recognized because it is not probable that the Company will incur a liability or obligations as a result. A contingent liability, which might occur but is not probable, is not recorded but is disclosed in the notes to the financial statements. The Company will recognize a liability or obligation when it is probable that the Company will incur it.

A contingent asset is an asset, which could possibly arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain events not wholly within the control of the Company. Contingent assets are not recorded but are disclosed in the notes to the financial statements when it is likely that the Company will recognize an economic benefit. When the benefit is virtually certain, the asset is recognized.

Retirement benefit costs - According to PRC regulations on pensions, the Company contributes to a defined contribution retirement program organized by the municipal government in the province in which the Company was registered and all qualified employees are eligible to participate in the program. Contributions to the program are calculated at 23.5% of the employees’ salaries above a fixed threshold amount and the employees contribute 2% to 8% while the Company contributes the remaining 15.5% to 21.5%. The Company has no other material obligation for the payment of retirement benefits beyond the annual contributions under this program.

In addition, the Company is required by Chinese laws to cover employees in China with various types of social insurance. The Company believes that it is in material compliance with the relevant PRC laws.

Fair value of financial instruments - On January 1, 2008, the Company began recording financial assets and liabilities subject to recurring fair value measurement at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. On January 1, 2009 the Company began recording non-recurring financial as well as all non-financial assets and liabilities subject to fair value measurement under the same principles. These fair value principles prioritize valuation inputs across three broad levels. The three levels are defined as follows:

▪	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

▪
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

▪	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, notes receivable, advance to suppliers, other receivables, short-term bank loans, notes payable, accounts payable, advance from customers, other payables approximate their fair values because of the short maturity of these instruments.

On January 13, 2010, the Company sold in a private placement a total of 320,000 shares of Series B Convertible Preferred Stock and five-year warrants to purchase 128,000 shares of common stock at an exercise price of $1.30 per share, for an aggregate purchase price of $384,000.   The Company also paid the private placement agent $38,400 and issued a five-year warrant expiring to purchase 16,000 shares of common stock at an exercise price of $1.32 per share.

On March 29, 2010 and April 1, 2010, 2010 Series B warrants to purchase 28,000 shares of common stock at $1.30 and 2009 series B warrants to purchase 100,000 shares of common stock at $1.30 were exercised.

On June 1, 2010, 100,000 shares of 2009 warrants changed the exercise price from $2.00 to $1.30 and 100,000 shares of 2009 warrants changed the exercise price from $3.00 to $1.30.

As of June 30, 2011 , the Company had the following warrants outstanding:

	Number of shares of common stock to purchase	Average exercise price
“2007 Warrants”	125,000	$2.00
“2009 Warrants”	200,000	$1.30
“2009 Series B Warrants”	804,200	$1.30
“2010 Series B Warrants”	100,000	$1.30

The fair value of the 2007 Warrants to purchase 125,000 shares of common stock was $0 and $54 at June 30, 2011 and December 31, 2010, respectively. The Company recognized a gain of $51 from the change in fair value of these warrants for the three months ended March 31, 2011 and a gain of $3 for the three months ended June 30, 2011 .

The fair value of the 2009 Warrants to purchase 200,000 shares of common stock was $448 and $8,357 at June 30, 2011 and December 31, 2010, respectively. The Company recognized a gain of $5,450 from the change in fair value of these warrants for the three months ended March 31, 2011 and a gain of $2,459 for the three months ended June 30, 2011 .

The fair value of the 2009 Series B Warrants to purchase 804,200 shares of common stock was $4,404 and $70,914 at June 30, 2011, and December 31, 2010, respectively. The Company recognized a gain of $45,131 from the change in fair value of these warrants for the three months ended March 31, 2011 and a gain of $21,378 for the three months ended June 30, 2011.

Warrants to purchase 28,000 shares of common stock was exercised on March 29, 2010, the fair value of these warrants was $42,039 at the exercise date and $12,468 at December 31, 2009, respectively. As a result, the Company recognized a loss of $29,571 on these warrants.

2009 Series B Warrants to purchase 100,000 shares of common stock was exercised on April 1, 2010. The fair value of these warrants was $124,140 at the exercise date and $44,530 at December 31, 2009, respectively. As a result, the Company recognized a loss of $79,610 on these warrants.

The fair value of 2010 Series B warrants to purchase 100,000 shares of common stock was $ 570 and $8,789 at June 30, 2011 and December 31, 2010, respectively. The Company recognized a loss of $5,519 from the change in fair value of these warrants for the three months ended March 31, 2011 and a gain of $2,700 for the three months ended June 30, 2011.

In summary, the Company recorded a total amount of $ 26,540 of changes in fair value of warrants in the Consolidate statement of income and comprehensive income for the six months ended June 30, 2011.

Warrants referred to in the preceding paragraphs do not trade in an active securities market, and as such, the Company estimates the fair value of these warrants using the Black-Scholes option pricing model using the following assumptions:

	June 30, 2011	December 31, 2010
2007 Warrants
Annual dividend yield	-	-
Expected life (years)	1.54	2.04
Risk-free interest rate	0.18%	0.18%
Expected volatility	12%	14%

	June 30, 2011	December 31, 2010
2009 Warrants
Annual dividend yield	-	-
Expected life (years)	3.21	3.71
Risk-free interest rate	0.18%	0.18%
Expected volatility	12%	14%

	June 30, 2011	December 31, 2010
2009 Series B Warrants
Annual dividend yield	-	-
Expected life (years)	3.48	3.98
Risk-free interest rate	0.18%	0.18%
Expected volatility	12%	14%

	June 30, 2011	December 31, 2010
2010 Series B Warrants
Annual dividend yield	-	-
Expected life (years)	3.53	4.03
Risk-free interest rate	0.18%	0.18%
Expected volatility	12%	14%

Expected volatility is based on the annualized daily historical volatility over a period of one year.  The Company believes this method produces an estimate that is representative of the Company’s expectations of future volatility over the expected term of these warrants. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on U.S. Treasury securities according to the remaining term of the warrants.

The following table sets forth by level within the fair value hierarchy of the Company’s financial assets and liabilities that was accounted for at fair value on a recurring basis as of June 30 , 2011.

	Carrying Value at June 30,	Fair Value Measurement at June 30, 2011
	2011	Level 1	Level 2	Level 3
Warrant liability	$5,422	-	-	$5,422

The Company did not identify any other non-recurring assets and liabilities that are required to be presented on the balance sheet at fair value.

The following table summarizes the movement of the warrants during the six months ended June 30, 2011:

	Warrants	Weighted Average of Exercise Price
Outstanding December 31, 2010	1,613,225	$1.46
Granted	-	-
Exercised	384,025	1.31
Cancelled	-	-

Outstanding as of June 30, 2011	1,229,200	$1.51

Earnings per share - Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Potentially dilutive shares of common stock consist of the common stock issuable upon the conversion of convertible debt, preferred stock and warrants. The Company has outstanding warrants to purchase 1,229,200 shares of common stock at an exercise price in the range of $1.3- $3.0 per share. The Company uses if-converted method to calculate the dilutive preferred stock and treasury stock method to calculate the dilutive shares issuable upon exercise of warrants.

The following table sets forth the computation of the number of net income (loss) per share for the six months ended June 30, 2011 and 2010.

	Six Months Ended June 30
	2011	2010
Weighted average shares of common stock outstanding (basic)	21,993,435	19,141,595
Shares issuable upon conversion of series A preferred stock	-	-
Shares issuable upon conversion of series B preferred stock	472,160	75,508
Shares issuable upon exercise of warrants	205,690	64,000
Weighted average shares of common stock outstanding (diluted)	22,671,285	19,281,103
Net income (loss) available to common shareholders	$1,200,237	$(313,345)
Earnings (loss) per shares of common stock (Basic)	$0.05	$(0.02)
Earnings (loss) per shares of common stock (diluted)	$0.05	$(0.02)

For the six months ended June 30, 2011, the Company included 677,850 shares of common stock issuable upon conversion of preferred stock and exercise of warrants, since such issuance would be anti dilutive.

Comprehensive income - The Company follows ASC 220 “Comprehensive Income”, formerly known as SFAS No. 130, “Reporting Comprehensive Income”, to recognize the elements of comprehensive income. Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive income for the six months ended June 30 , 2011 and 2010 included net income and foreign currency translation adjustments.

Related parties - Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. Transactions with related parties are disclosed in the financial statements.

Reclassification - Certain 2009 amounts have been reclassified to conform to the current year’s financial statements presentation. These reclassifications had no impact on previously reported financial position, results of operations or cash flows.

Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In May 2011, the Financial Accounting Standards Board ("FASB") issued a new accounting standard on fair value measurements that clarifies the application of existing guidance and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. The standard is effective for interim and annual periods beginning after December 15, 2011. Early adoption is not permitted. The Company does not expect the adoption of this accounting guidance to have a material impact on its consolidated financial statements and related disclosures.

In June 2011, the FASB issued new guidance on the presentation of comprehensive income. The new guidance allows an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in stockholders’ equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income from that of current accounting guidance. This new guidance is effective for fiscal years and interim periods beginning after December 15, 2011. Upon adoption, the Company will present its consolidated financial statements under this new guidance. The Company does not expect the adoption of this accounting guidance to have a material impact on its consolidated financial statements and related disclosures.

4.  Concentration of Business and Credit Risk

Most of the Company’s bank accounts are in banks located in the PRC and are not covered by any type of protection similar to that provided by the FDIC on funds held in U.S. banks. The Company’s bank account in the United States is covered by FDIC insurance.

The Company is operating in the PRC, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between U.S. dollars and the Chinese RMB.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash trade accounts receivables and inventories, the balances of which are stated on the balance sheet. The Company places its cash in banks located in China. Concentration of credit risk with respect to trade accounts receivables is limited due to the Company's large number of diverse customers in different locations in China. The Company does not require collateral or other security to support financial instruments subject to credit risk.

For the six months ended June 30, 2011, two customers accounted for 10% or more of sales revenues, representing 34%, and 24%, respectively of the total sales. For the six months ended June 30, 2010, two customers accounted for 10% or more of sales revenues, representing 30.1% and 17.9%, respectively of the total sales. As of June 30, 2011, there were two customers that constitute 34% and 22%, respectively of the accounts receivable. As of December 31, 2010, there were two customers that constitute 41.5% and 29.5% respectively of the accounts receivable.

For the six months ended June 30, 2011 and 2010, the Company had insurance expense of $32,442 and $24,810, respectively. For the three months ended June 30, 2011 and 2010, the Company had insurance expense of $32,442 and $24,810, respectively. Accrual for losses is not recognized until such time a loss has occurred .

5.  Income Taxes

Under the Provisional Regulations of The People’s Republic of China Concerning Income Tax on Enterprises promulgated by the PRC, which took effect on January 1, 2008, domestic and foreign companies pay a unified corporate income tax of 25% except a 15% corporation income tax rate for qualified high technology and science enterprises.

The Company has been granted a 100% tax holiday from enterprises income tax from the Xing He District Local Tax Authority for the ten years 2008 through 2018. This tax holiday could be challenged by higher taxing authorities in the PRC, which could result in taxes and penalties owed for those years. For the three months ended June 30, 2011 and 2010, without the consideration of adjustments on taxable income, the enterprise income tax at the statutory rates would have been approximately $232,435 and $0, respectively. For the six months ended June 30, 2011 and 2010, without the consideration of adjustments on taxable income, the enterprise income tax at the statutory rates would have been approximately $359,760 and $36,097, respectively. For the six months ended June 30, 2011 and 2010, without the consideration of adjustments on taxable income, the enterprise income tax at the statutory rates would have been approximately $0.02 and $0.00, earning per basic and diluted shares, respectively.

A reconciliation of the provision for income taxes with amounts determined by the PRC statutory income tax rate to income before income taxes is as follows:

	Six Months Ended June 30,
	2011	2010
Computed tax at the PRC statutory rate of 15%	$359,760	$36,097
Benefit of tax holiday	(359,760)	(36,097)
Income tax expenses	$-	$-

6.   Accounts Receivable - net

As of June 30, 2011 and December 31, 2010, accounts receivable consisted of the following:

	June 30, 2011	December 31, 2010
Amount outstanding	$14,586,883	$8,727,979
Less: Allowance for doubtful accounts	(2,555,423)	(2,505,867)
Net amount	$12,031,460	$6,222,112

	June 30, 2011	December 31, 2010

Beginning balance	$2,505,867	$997,683
Provision for doubtful accounts	-	1,508,184
Amounts written off	-	-
Effect of exchange rate	49,556	-
Ending balance	$2,555,423	$2,505,867

7.  Advance to Suppliers

As of June 30, 20 11 and December 31, 2010, advance to suppliers consisted of the following:

	June 30, 2011	December 31, 2010
Advance to suppliers	$11,298,587	$10,198,602

Advance to Suppliers represents interest-free cash paid in advance to suppliers for purchases of raw materials. The balance of advance to suppliers was $11,298,587 and $10,198,602 at June 30, 20110 and December 31, 2010, respectively. No allowance was provided for the prepayments balance at June 30, 2011.

8.   Inventories

As of June 30, 2011 and December 31, 2010, inventories consisted of the following:

	June 30, 2011	December 31, 2010
Raw materials	$2,068,535	$2,995,663
Work in process	27,185,135	22,247,789
Finished goods	1,866,169	1,188,765
	$31,119,839	$26,432,217

Raw materials consist primarily of asphalt, petroleum coke, needle coke and other materials used in production. Finished goods consist of graphite electrodes, fine grain graphite and high purity graphite. The costs of finished goods include direct costs of raw materials as well as direct labor used in production. Indirect production costs such as utilities and indirect labor related to production are also included in the cost of inventory.

As of June 30, 2011 and December 31, 2010, the Company did not have any provision for inventory in regards to slow moving or obsolete iterms.

9.  Property and Equipment, net

As of June 30, 2011 and December 31, 2010, property and equipment consist of the following:

	June 30, 2011	December 31, 2010
Building	$12,844,339	$12,595,257
Machinery and equipment	22,159,340	21,702,827
Motor vehicles	32,487	31,857
Constructions Progress	12,954,130	10,265,888
	47,990,346	44,595,829
Less: accumulated depreciation	(11,189,192)	10,202,752
	$36,801,154	$34,393,077

For the three months ended June 30, 2011 and 2010, depreciation expense amounted to $389,802 and $404,690 was charged to cost of goods sold, respectively. For the six months ended June 30, 2011 and 2010, depreciation expense amounted to $776,556 and $635,329 was charged to cost of goods sold, respectively. As of June 30, 2011 and December 31, 2010, approximately net book value of $19,138,000 and $18,432,000 of Property and Equipment were used as collateral for the Company’s short term loans, respectively.

In order to address the increasing demand, the Company has building new manufacturing facilities since 2010. In the six months ended June 30, 2011, the Company completed  testing 4200-ton compressor and 36 annular kilns. The new facilities are expected to begin production by end of August 2011, subject to potential further delays in the installation of equipment, the hiring of additional employees, orders from customers, or other delays involved in construction, installation or production in a new facility. The new plant is expected to be used to manufacture a new product, ultra high power graphite electrodes with a diameter ranging from 600 to 800mm, along with existing fine grain and high-purity graphite products.

10.  Land Use Right, net

As of June 30, 2011 and December 31, 2010, land use rights consist of the following:

	June 30, 2011	December 31, 2010
Land Use Right	$11,175,516	$10,956,654
Less: Accumulated amortization	565,734	459,724
	$10,609,782	$10,496,930

For the three months ended June 30, 2011 and 2010, amortization expenses were $47,153 and $10,887, respectively.  For the six months ended June 30, 2011 and 2010, amortization expenses were $93,754 and $38,227, respectively .

Future amortization of the land use rights is as follows:

12 -month period ending June 30,
2012	$187,508
2013	187,508
2014	187,508
2015	187,508
2016	187,508
2017 and thereafter	9,672,242
Total	$10,609,782

As of June 30, 2011, all land use right are pledged as collateral for bank short term bank loans.

11.   Stockholders’ equity

(a)	Restated Articles of Incorporation

On January 22, 2008, the Company changed its authorized capital stock to 120,000,000 shares of capital stock, of which 20,000,000 shares are shares of preferred stock, par value $0.001 per share, and 100,000,000 shares are shares of common stock, par value $0.001 per share. The restated articles of incorporation give the board of directors the authority to issue one or more series of preferred stock and to designate the rights, preferences, privileges and limitation of the holders of each set. The board of directors has designated the rights, preferences, privileges and limitation of two series of preferred stock -- the series A convertible preferred stock (“series A preferred stock”) and the the series B convertible preferred stock (“series B preferred stock”).

(b) Stock Issuances;

1)	Conversion of Series B Preferred Stock

On January 11, 2011, the Company issued 50,000 shares of common stock upon conversion of 50,000 shares of Series B preferred stock.

On January 21, 2011, the Company issued 100,000 shares of common stock upon conversion of 100,000 shares of Series B preferred stock.

On January 24, 2011, the Company issued 243,055 shares of common stock upon conversion of 291,667 shares of Series B preferred stock.

On January 25, 2011, the Company issued 69,444 shares of common stock upon conversion of 83,333 shares of Series B preferred stock.

On February 4, 2011, the Company issued 102,321 shares of common stock upon conversion of 102,321 shares of Series B preferred stock.

On March 4, 2011, the Company issued 2,500 shares of common stock upon conversion of 2,500 shares of Series B preferred stock.

On March 14, 2011, the Company issued 17,000 shares of common stock upon conversion of 17,000 shares of Series B preferred stock.

On March 17, 2011, the Company issued 50,000 shares of common stock upon conversion of 50,000 shares of Series B preferred stock.

On March 21, 2011, the Company issued 28,700 shares of common stock upon conversion of 28,700 shares of Series B preferred stock.

On April 20, 2011, the Company issued 15,000 shares of common stock upon conversion of 15,000 shares of Series B preferred stock.

On April 21, 2011, the Company issued 3,559 shares of common stock upon conversion of 3,559 shares of Series B preferred stock.

On May 11, 2011, the Company issued 5,522,shares of common stock upon conversion of 5,522 shares of Series B preferred stock.

On May 31, 2011, the Company issued 3,238 shares of common stock upon conversion of 3,238 shares of Series B preferred stock.

2)	Exercise of Warrants

On January 19, 2011, the Company issued 45,833 shares of common stock upon non cash exercise of 100,000 warrants.

On January 24, 2011 the Company issued 124,025 shares of common stock to upon exercise of warrants at $1.32.

On February 7, 2011, the Company issued 160,000 shares of common stock to upon exercise of warrants at $1.30.

3) Stock Issuance to Consultants ,

During the quarter ended March 31, 2011, the Company issued 620,000 shares of common stock pursuant to three consulting agreements for consulting and investor relation service. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation 506 of the SEC thereunder. The fair value of $1,240,100 was recorded for all three consulting agreements and are amortized over one year, one year, and one and a half years, respectively for three consulting agreements. $266,100 and $532,200 were amortized and recognized as G&A expenses  for the three and six months ended June 30, 2011, respectively. As of June 30, 2011, there was still $707,900 to be amortized and it is recorded in prepaid expenses.

During the quarter ended June 30, 2011, the Company issued 365,000 shares of common stock pursuant to a consulting agreement for consulting and investor relation service. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation 506 of the SEC thereunder. The fair value of $547,500 was recorded and is amortized over one and half year. $91,250 and $91,250 were amortized and recognized as G&A expenses in the consolidated statement of operations for the three and six months ended June 30, 2011, respectively. As of June 30, 2011, there was still $456,250 to be amortized and it is recorded in prepaid expenses.

On January 13, 2010, the Company sold in a private placement a total of 320,000 shares of Series B Convertible Preferred Stock and five-year warrants to purchase 128,000 shares of common stock at an exercise price of $1.30 per share, for an aggregate purchase price of $384,000. The Company also paid the private placement agent $38,400 and issued a five-year warrant expiring on January 13, 2015 to purchase 16,000 shares of common stock at an exercise price of $1.32 per share. In connection with the private placement and pursuant to the transaction agreements, the Company deposited into escrow 160,000 shares of common stock, which are to be held in escrow to be returned to the Company or delivered to the investors, depending on whether the Company meets certain financial performance targets for the years ending December 31, 2010 and December 31, 2011. The Company has met its targest for the year ended December 31, 2010.

In April 2010, the Company issued 420,000 shares of common stock pursuant to three consulting agreements for consulting and investor relation service. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation 506 of the SEC thereunder. The fair value of $659,400 was recorded. As of June 30, 2011, these consulting expenses were fully amortized. Amortization expenses of $0 and $57,500 were amortized and recognized as G&A expenses for the three and six months ended June 30, 2011, respectively.

(c) Dividend Distribution for Series B Preferred Stock

Pursuant to the terms of a private offering we consummated on December 22, 2009 and January 13, 2010, the Series B preferred stock offers a 6% dividend. The preferred stock dividend is payable quarterly commencing April 1, 2010. As a result, we declared dividend for the Series B preferred stock of $6,985 and $15,114 for the three and six months ended June 30, 2011. We declared dividend for the Series B preferred stock of $16,604 and $32,996 for the three and six months ended June 30, 2010. During the six months ended June 30, 2011 and during the twelve months ended December 31, 2010 we paid cash of $15,114 and $32,996 for dividend declared, respectively.

12.  Amount Due To A Related Party

Amount due to a related party was $6,171,562 and $4,744,634 at June 30, 2011 and December 31, 2010, respectively. It was payable to Mr. Dengyong Jin, who is general manager of China operations, former chief executive officer, chief executive officer and principal shareholder of Xingyong. The payable is interest free and is for the Company’s business operating purpose.

13.  Short-term Bank Loans

As of June 30, 2011 and December 31, 2010, short term loans consisted of the following:

	June 30, 2011	December 31, 2010

Bank loan from China Construction Bank, dated January 11, 2011, due January 11, 2012 with an annual interest rate of 6.06%, interest payable quarterly, secured by property and equipment and land use rights	$4,641,000	$-

Bank loan from China Construction Bank, dated September 6, 2010, due September 5, 2011 with an annual interest rate of 5.31%, interest payable quarterly, secured by land use rights	6,188,000	6,068,000

Bank loan from China Construction Bank, dated August 23, 2010, due August 22, 2011 with an annual interest rate of 5.31%, interest payable quarterly, secured by land use rights	6,188,000	6,068,000

Bank loan from China Construction Bank, dated August 6, 2010, due August 5, 2011 with an annual interest rate of 5.31%, interest payable quarterly, secured by land use rights.	6,188,000	6,068,000

Bank loan from China Construction Bank, dated September 16, 2010, due September 15, 2011 with an annual interest rate of 5.31%, interest payable quarterly, secured by land use rights	9,282,000	9,102,000

Bank loan from Huaxia Bank, dated June 14, 2011, due June 14, 2012 with an annual interest rate of 8.203%, interest payable quarterly, secured by equipment and land use rights	5,414,500	5,309,500

Bank loan from Credit Union, dated February 1, 2011, due February 1, 2012 with an annual interest rate of 13.66%, interest payable monthly, secured by property and equipment and land use rights	1,237,600	682,650

	$39,139,100	$33,298,150

We entered into four short-term bank loans with China Construction Bank for a total of $ 27.846 million between August 6 and September 16, 2010.    Each of these loans will be renewable at the lender’s discretion.  As of June 30, 2011, all land use rights and certain property and equipment are pledged as collateral for short term bank loans.

14. Other Payable

Other payable amounted to $3,846,388 and $2,584,589 as of June 30, 2011 and December 31, 2010. Other payable mainly includes value added tax of $201,293, stamp tax and other tax payable of $2,679, land use tax payable of $882,906, and payables for unrelated parties $2,759,510, as of June 30, 2011.

15. Subsequent Events

On July 14, 2011, the Company issued 250,000 shares for $0.64 per share to unrelated parties. The Company has booked the cash receipt against equity, net of any professional expenses.

In July, the Company issued 5,000 shares of common stock upon exercise of 5,000 shares of Series B preferred stock.

In July, the Company issued 7,000 shares of common stock upon exercise of 5,000 shares of Series B preferred stock.

Bank loan from China Construction Bank, dated August 6, 2010, due August 5, 2011 with an annual interest rate of 5.31%, interest payable quarterly, secured by land use right, is renewed at an interest rate of 9.184% and has a maturity date of August 5, 2012.

CHINA CARBON GRAPHITE GROUP, INC.

1,153,860 Shares of Common Stock

PROSPECTUS

September __, 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be
Paid
SEC Registration Fee	$360.07
Legal Fees and Expenses	82,000.00
Accounting Fees and Expenses	24,500.00
Total	$106,860.07

Item 14. Indemnification of Directors and Officers

Our articles of incorporation provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On December 17, 2007, we completed a share exchange agreement with Sincere.  Pursuant to the share exchange agreement, Sincere transferred to us all of the capital stock of Talent in exchange for 9,388,172 shares of our common stock, which were issued to Sincere.  As a result, Talent became our wholly-owned subsidiary and our business became the business of Sincere and its affiliated companies.

On February 9, 2009, we entered into a consulting agreement with Ventana Capital Partners, Inc., or Ventana.  Pursuant to the consulting agreement, we issued Ventana an aggregate of 750,000 shares of our common stock as consideration for Ventana’s public relations services.  The consulting agreement expired in August 9, 2009.  The issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. Ventana represented to us that it is an accredited investor.

In 2009, we retired outstanding warrants to purchase an aggregate of 5,875,000 shares of common stock through the issuance of 887,500 shares of common stock.  The issuance of these shares was exempt from registration pursuant to Rule 144 promulgated under the Securities Act. The shares were issued to persons who are not affiliates of ours upon cashless exercise of warrants that were issued in December 2007.

On December 22, 2009, we sold in a private placement to the selling stockholders a total of 2,160,500 shares of Series B Convertible Preferred Stock and five-year warrants to purchase an aggregate 864,000 shares of common stock at an exercise price of $1.30 per share, for an aggregate purchase price of $2,592,600.   The warrants have terms of five years and expire December 22, 2014.

We engaged Maxim Group LLC as exclusive placement agent for the private placement.  As consideration for Maxim’s services, we paid Maxim $259,260 and issued Maxim a five-year warrant to purchase 124,025 shares of common stock at an exercise price of $1.32 per share.

The warrants issued to the investors are immediately exercisable and have a term of five years.  We have the right to redeem the warrants, on 20 trading days’ notice, for $0.01 per share of common stock issuable upon exercise of the warrants if, for 20 trading days during any 30 trading day period, the price of the common stock is greater than $2.60 per share. To the extent that the warrants are not exercised by 5:30 PM, New York City time, on the date set for redemption, the holders of the warrants will have no right under the warrant other than to receive the $0.01 redemption price on presentation of his or her warrant.

The warrants issued to Maxim are the same as the warrants issued to the investors except that the Maxim warrants are not exercisable until six months after issuance, may be exercised on a cashless basis and are not subject to redemption, and the exercise price is $1.32.

In connection with the private placement and pursuant to the transaction agreements, we deposited into escrow 1,080,250 shares of common stock, which are to be held in escrow to be returned to us or delivered to the investors, depending on whether we meet certain financial performance targets for the years ending December 31, 2010 and December 31, 2011.  The performance target for 2010 is net income, as defined therein, of at least $5,100,000. The performance target for 2011 is net income of at least $10,000,000.  If we complete an underwritten equity financing with gross proceeds in excess of $15,000,000 prior to August 31, 2010, the performance target for 2011 is net income of at least $20,000,000.   In determining net income, to the extent that any excluded items are deducted in computing net income, there shall be added back the amount of such excluded items.  Excluded items means: (i) any income tax, enterprise tax or similar tax in excess of 25% of income before income taxes; and (ii) any items of expense or deduction arising directly or indirectly from the private placement and the transaction contemplated by the private placement.

In connection with the consent required from the Series A holders for the issuance of the Series B Preferred Stock, we issued to holders of the Series A Preferred Stock warrants to purchase an aggregate of 200,000 shares at an exercise price of $1.30 per share. These warrants bear the same terms and provisions as the warrants issued to the investors in the private placement.

On January 13, 2010, we issued and sold, pursuant to a second closing, a total of 320,000 shares of Series B Convertible Preferred Stock and five-year warrants to purchase an aggregate of 128,000 shares of common stock at an exercise price of $1.30 per share, for an aggregate purchase price of $384,000, bringing the total gross proceeds raised in the private placement to $2,976,600 for which the Company issued an aggregate of 2,480,500 shares of Series B Convertible Preferred Stock and warrants to purchase an aggregate of 992,200 shares of common stock.

               In connection with the second closing, we deposited into escrow an additional 160,000 shares of common stock, making a total of 1,240,250 shares of common stock that are to be held in escrow to be returned to the Company or delivered to the investors in the first and second closings of the private placement.

               Maxim Group LLC served as exclusive placement agent for the private placement.  At the second closing, the Company paid Maxim $38,400 and issued Maxim a five-year warrant expiring to purchase 16,000 shares of common stock at an exercise price of $1.32 per share, bringing total consideration to Maxim in the private placement to $298,000 and warrants to purchase an aggregate of 124,025 shares of common stock.

The issuance of the Series B Preferred Stock and warrants to the investors in the private placement and the issuance of the warrants to the holders of the Series A Preferred Stock was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of the SEC thereunder.  Each of the investors is an “accredited investor,” as defined in Rule 501 of SEC under the Securities Act, and acquired the Company’s common stock for investment purposes for its own accounts and not with a view to the resale or distribution thereof.  The certificates for the Series B Preferred Stock and the warrants bear a restricted stock legend.

We deposited into escrow 1,240,250 shares of common stock, which are to be held in escrow to be returned to us or delivered to the investors, depending on whether we meet certain financial performance targets for the years ending December 31, 2010 and December 31, 2011.  The performance target for 2010 is net income, as defined, of at least $5,100,000. The performance target for 2011 is net income of at least $10,000,000.  If we complete an underwritten equity financing with gross proceeds in excess of $15,000,000 prior to August 31, 2010, the performance target for 2011 is net income of at least $20,000,000.   In determining net income, to the extent that any excluded items are deducted in computing net income, there shall be added back the amount of such excluded items.  Excluded items means: (i) any income tax, enterprise tax or similar tax in excess of 25% of income before income taxes; and (ii) any items of expense or deduction arising directly or indirectly from the private placement and the transaction contemplated by the private placement.

On December 31, 2009, we issued 250,000 shares of common stock to investors at $1.20 per share.   This transaction was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of the SEC thereunder.  The investor is an “accredited investor,” as defined in Rule 501 of SEC under the Securities Act, and acquired the Company’s common stock for investment purposes for its own accounts and not with a view to the resale or distribution thereof.

On January 20, 2009, we issued 450,000 shares of common stock to consultants.  This transaction was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of the SEC thereunder.  The investor is an “accredited investor,” as defined in Rule 501 of SEC under the Securities Act, and acquired the Company’s common stock for investment purposes for its own accounts and not with a view to the resale or distribution thereof.

During the quarter ended March 31, 2011, the Company issued 620,000 shares of common stock pursuant to three consulting agreements for consulting and investor relation service. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act. The fair value of $1,240,100 was recorded. As of June 30, 2011, there was still $707,900 to be amortized and it is recorded in prepaid expenses.

During the quarter ended June 30, 2011, the Company issued 365,000 shares of common stock pursuant to a consulting agreement for consulting and investor relation service. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act. The fair value of $547,500 was recorded. As of June 30, 2011, there was still $456,250 to be amortized and it is recorded in prepaid expenses.

In July 2011, the Company issued 250,000 shares to an investor at a purchase price of $0.64 per share. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation S.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this registration statement.

Exhibit No.	Description
2.1	Exchange Agreement dated as of December 14, 2007, by and between the Company and Sincere Investment (PTC), Ltd.*
3.1	Amended and Restated Articles of Incorporation of the Company, including the Statement of Designation for Series A Convertible Preferred Stock, as filed with the State of Nevada**
3.2	Amended and Restated Articles of Incorporation of the Company, including the Statement of Designation for Series B Preferred Stock, as filed with the State of Nevada******
3.3	Amended and Restated Bylaws of the Company***
4.1	3% Convertible Promissory Note payable to the order of XingGuang Investment Corporation Limited*
4.2	Promissory note payable to Anna Krimshtein PLC, as escrow agent*
4.3	Form of Warrant issued to the investors******
4.4	Warrant issued to Maxim Group LLC******
5.1	Opinion of Holland & Hart LLP.++
10.1	Business Operations Agreement dated December 7, 2007, between Xinghe Xingyong Carbon Co., Ltd. and Xinghe Yongle Carbon Co., Ltd. (English Translation)*
10.2	Exclusive Technical and Consulting Services Agreement dated December 7, 2007, between Xinghe Xingyong Carbon Co., Ltd. and Xinghe Yongle Carbon Co., Ltd. (English Translation)*
10.3	Option Agreement dated December 7, 2007, between Xinghe Xingyong Carbon Co., Ltd. and Xinghe Yongle Carbon Co., Ltd. (English Translation)*
10.4	Equity Pledge Agreement dated December 7, 2007, among Xinghe Xingyong Carbon Co., Ltd., Xinghe Yongle Carbon Co., Ltd. and Dengyong Jin (English Translation)*
10.5	Consulting Agreement, dated February 9, 2009, between the Registrant and Ventanta Capital Partners****
10.6	Amendment to Securities Purchase Agreement, dated April 8, 2009, between the Registrant and XingGuang Investment Corporation, Limited*****
10.7	Form of Subscription Agreement, dated December 22, 2009, by and between the Registrant and the investors set forth therein******
10.8	Registration Rights Agreement, dated December 22, 2009, by and between the Registrant, Maxim Group LLC, and the investors set forth therein******
10.9	Securities Escrow Agreement, dated December 22, 2009, by and between the Registrant, Maxim Group LLC, and the investors set forth therein******
10.10	Loan Agreement, dated August 6, 2010, between China Carbon Graphite Group Inc. and China Construction Bank*******
10.11	Loan Agreement, dated August 23, 2010, between China Carbon Graphite Group Inc. and China Construction Bank*******
10.12	Loan Agreement, dated September 6, 2010, between China Carbon Graphite Group Inc. and China Construction Bank*******
10.13	Loan Agreement, dated September 16, 2010, between China Carbon Graphite Group Inc. and China Construction Bank*******
23.1	Consent of BDO China Li Xin Da Hua CPA Co., Ltd., an independent registered public accounting firm.+
23.2	Consent of Holland & Hart LLP, included in Exhibit 5.1.
24	Power of Attorney (set forth on the signature page of the original Form S-1)

+	Filed herewith.
++	Filed previously.

*	Incorporated by reference to the Form 8-K filed by the Registrant on December 31, 2007.
**	Incorporated by reference to the Form 8-K filed by the Registrant on January 29, 2008.

***	Incorporated by reference to the Form 8-K filed by the Registrant on November, 3 2009.
****	Incorporated by reference to the Form 8-K filed by the Registrant on February 13, 2009.

*****	Incorporated by reference to the Form 8-K filed by the Registrant on April 13, 2009.
******	Incorporated by reference to the Form 8-K filed by the Registrant on December 28, 2009.
*******                Incorporated by reference to the Form 10-Q filed by the Registrant on November 15, 2010.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)         Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(4)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wu Lan Cha Bu, Xinhe County, on the 19 th day of September, 2011 .

CHINA CARBON GRAPHITE GROUP, INC.

By:	/s/ Donghai Yu
Donghai Yu
Chief Executive Officer

Signature	Title	Date

/s/ Donghai Yu	Chief Executive Officer, President and Director	September 19, 2011
Donghai Yu	(Principal Executive Officer)

/s/ Zhenfang Yang	Chief Financial Officer	September 19, 2011
Zhenfang Yang	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Hongbo Liu*	Director	September 19, 2011
Hongbo Liu

/s/ Yizhao Zhang*	Director	September 19, 2011
Yizhao Zhang

/s/ John Chen*	Director	September 19, 2011
John Chen

*By: /s/ Donghai Yu		September 19, 2011
Donghai Yu
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Exchange Agreement dated as of December 14, 2007, by and between the Company and Sincere Investment (PTC), Ltd.*
3.1	Amended and Restated Articles of Incorporation of the Company, including the Statement of Designation for Series A Convertible Preferred Stock, as filed with the State of Nevada**
3.2	Amended and Restated Articles of Incorporation of the Company, including the Statement of Designation for Series B Preferred Stock, as filed with the State of Nevada******
3.3	Amended and Restated Bylaws of the Company***
4.1	3% Convertible Promissory Note payable to the order of XingGuang Investment Corporation Limited*
4.2	Promissory note payable to Anna Krimshtein PLC, as escrow agent*
4.3	Form of Warrant issued to the investors******
4.4	Warrant issued to Maxim Group LLC******
5.1	Opinion of Holland & Hart LLP.++
10.1	Business Operations Agreement dated December 7, 2007, between Xinghe Xingyong Carbon Co., Ltd. and Xinghe Yongle Carbon Co., Ltd. (English Translation)*
10.2	Exclusive Technical and Consulting Services Agreement dated December 7, 2007, between Xinghe Xingyong Carbon Co., Ltd. and Xinghe Yongle Carbon Co., Ltd. (English Translation)*
10.3	Option Agreement dated December 7, 2007, between Xinghe Xingyong Carbon Co., Ltd. and Xinghe Yongle Carbon Co., Ltd. (English Translation)*
10.4	Equity Pledge Agreement dated December 7, 2007, among Xinghe Xingyong Carbon Co., Ltd., Xinghe Yongle Carbon Co., Ltd. and Dengyong Jin (English Translation)*
10.5	Consulting Agreement, dated February 9, 2009, between the Registrant and Ventanta Capital Partners****
10.6	Amendment to Securities Purchase Agreement, dated April 8, 2009, between the Registrant and XingGuang Investment Corporation, Limited*****
10.7	Form of Subscription Agreement, dated December 22, 2009, by and between the Registrant and the investors set forth therein******
10.8	Registration Rights Agreement, dated December 22, 2009, by and between the Registrant, Maxim Group LLC, and the investors set forth therein******
10.9	Securities Escrow Agreement, dated December 22, 2009, by and between the Registrant, Maxim Group LLC, and the investors set forth therein******
10.10	Loan Agreement, dated August 6, 2010, between China Carbon Graphite Group Inc. and China Construction Bank*******
10.11	Loan Agreement, dated August 23, 2010, between China Carbon Graphite Group Inc. and China Construction Bank*******
10.12	Loan Agreement, dated September 6, 2010, between China Carbon Graphite Group Inc. and China Construction Bank*******
10.13	Loan Agreement, dated September 16, 2010, between China Carbon Graphite Group Inc. and China Construction Bank*******
23.1	Consent of BDO Guangdong Dahua Delu CPAs., an independent registered public accounting firm.+
23.2	Consent of Holland & Hart LLP, included in Exhibit 5.1.
24	Power of Attorney (set forth on the signature page of the original Form S-1)

+	Filed herewith.
++	Filed previously.

*	Incorporated by reference to the Form 8-K filed by the Registrant on December 31, 2007.
**	Incorporated by reference to the Form 8-K filed by the Registrant on January 29, 2008.

***	Incorporated by reference to the Form 8-K filed by the Registrant on November, 3 2009.
****	Incorporated by reference to the Form 8-K filed by the Registrant on February 13, 2009.

*****	Incorporated by reference to the Form 8-K filed by the Registrant on April 13, 2009.
******	Incorporated by reference to the Form 8-K filed by the Registrant on December 28, 2009.
*******                Incorporated by reference to the Form 10-Q filed by the Registrant on November 15, 2010.